Exhibit 10.3

Allen & Overy

EXECUTION COPY

CREDIT AGREEMENT

USD30,000,000

CREDIT FACILITIES

for

MERIX CAYMANS TRADING COMPANY LIMITED

with

STANDARD CHARTERED BANK (HONG KONG) LIMITED

as Facility Agent

and

STANDARD CHARTERED BANK (HONG KONG) LIMITED

as Security Agent

2005

Schedule

1.	Original Parties	100
	Part 1 Original Obligors	100
	Part 2 Original Lenders	101
2.	Conditions precedent documents	102
	Part 1 To be delivered before the first utilisation	102
	Part 2 To be delivered before second utilisation	105
	Part 3 To be delivered in respect of an Additional Guarantor	107
	Part 4 To be delivered in respect of additional security	109
	Part 5 Form of Closing Confirmation Notice	110
3.	Form of Request	112
4.	Form of Transfer Certificate	113
5.	Security Documents	116
6.	Form of Compliance Certificate	117
7.	Form of Margin Certificate	118
8.	Form of Accession Agreement	119
9.	Form of Merix Letter of Support	120
10.	Form of Seller Loan Note Instrument	121
11.	Structure Memorandum	125

Signatories		i

THIS AGREEMENT is dated September 27, 2005

BETWEEN:

(1)	MERIX CAYMANS HOLDING COMPANY LIMITED (registered number CT-153771) with its registered office at the offices of Codan Trust Company (Cayman) Limited, Century Yard, Cricket Square, Hutchins Drive, P.O. Box 2681 GT, George Town, Grand Cayman, Cayman Islands (the Company);

(2)	THE PERSON listed in Part 1 of Schedule 1 (Original Parties) as borrower (in this capacity the Borrower);

(3)	THE PERSONS listed in Part 1 of Schedule 1 (Original Parties) as original guarantors (in this capacity the Original Guarantors);

(4)	THE PERSONS listed in Part 2 of Schedule 1 (Original Parties) as original lenders (the Original Lenders);

(5)	STANDARD CHARTERED BANK (HONG KONG) LIMITED as facility agent (in this capacity the Facility Agent);

(6)	STANDARD CHARTERED BANK (HONG KONG) LIMITED as security agent and trustee (in this capacity the Security Agent); and

(7)	STANDARD CHARTERED BANK (HONG KONG) LIMITED in its capacity as the administrative agent under the Capex Facility Agreement (as defined below) (in this capacity the Administrative Agent).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

Accession Agreement means an agreement substantially in the form of Schedule 8 (Form of Accession Agreement), with such amendments as the Facility Agent and the Company may agree.

Accounting Date means any one of the following dates: 22 April 2006, 22 July 2006, 21 October 2006, 20 January 2007, 21 April 2007, 21 July 2007, 20 October 2007, 26 January 2008, 26 April 2008, 26 July 2008, 25 October 2008 and 24 January 2009, or otherwise as may be agreed between the Company and the Facility Agent.

Accounting Period means a period of approximately one year or three months (as the case may be) ending on an Accounting Date for which Accounts are required to be prepared under this Agreement.

Accounting Month means a period of four or five weeks determined as follows:

(a)	each three month Accounting Period has three Accounting Months;

(b)	the first and second Accounting Months in each three month Accounting Period shall be four week periods; and

(c)	the third Accounting Month in a three month Accounting Period shall be a five week Period.

Accounting Standards means accounting standards which are generally accepted in the United States of America and approved by the relevant regulatory or other accounting bodies in that jurisdiction.

Accounts means each set of financial statements required to be prepared by a member of the Group and supplied to the Facility Agent under this Agreement.

Acquisition means the acquisition by the Borrower of the Target Group and the acquisition by the Borrower and certain of its Subsidiaries of the Target Assets pursuant to the Acquisition Documents.

Acquisition Costs means all fees, costs, expenses and stamp, registration or transfer Taxes incurred by (or otherwise required to be paid by) members of the Merix Group in connection with the Acquisition, the Transaction Documents and the Wachovia Facility up to the date six months after Closing.

Acquisition Documents means:

(a)	the sale and purchase agreement dated 14 April 2005 between the Seller and Merix Corporation;

(b)	letter from Merix Corporation to the Seller dated 28 July 2005;

(c)	letter from Merix Corporation to the Seller dated 16 September 2005; and

(d)	the amended and restated sale and purchase agreement dated on or about 27 September 2005 between the Seller and Merix Corporation,

and all transfers and other instruments made pursuant to any of them.

Additional Guarantor means a member of the Group which becomes a Guarantor after the date of this Agreement under Clause 28.6 (Additional Guarantors).

Affiliate means a Subsidiary or a Holding Company of a person or any other Subsidiary of that Holding Company.

Agent means the Facility Agent or the Security Agent, as appropriate.

Approved Bank means

(a)	a bank or financial institution which has a rating for its long-term unsecured and non-credit enhanced debt obligations of AA or higher by S&P or Fitch or Aa2 or higher by Moody’s or a comparable rating from an internationally recognised credit rating agency; or

(b)	any other bank or financial institution approved by the Facility Agent.

Auditors means PricewaterhouseCoopers or such other independent public accountants of international standing which may be appointed by Merix Corporation and the Company as their auditors.

Availability Period means the period from and including the date of this Agreement to and including:

(a)	for the Term Loan Facility, the 90th day after Eastern Pacific Circuits Investments (Singapore) Pte. Ltd.(to be renamed Merix Holding (Singapore) Pte. Ltd.) has completed the whitewash procedure under section 76 of the Corporation Act of Singapore for the purposes of providing a guarantee and security in connection with the Finance Documents; and

(b)	for the Revolving Credit Facility, one month prior to the Final Maturity Date,

Book-to-Bill Ratio means, in relation to the Group, the ratio of the aggregate amount of all confirmed orders received in an Accounting Month to the aggregate amount of all invoices issued in that Accounting Month.

Break Costs means the amount (if any) which a Lender is entitled to receive under Clause 25.4 (Break Costs).

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in Hong Kong and New York and if on that day a payment in or a purchase of a currency is to be made, the principal financial centre of the country of that currency.

Capex Facility Agreement means the credit agreement dated 28 April 2004 and made between the Eastern Pacific Circuits Investments (Singapore) Pte. Ltd. and the Lenders, as amended by an amendment agreement dated 5 July 2005 and an amendment agreement to be executed on the Closing Date.

Capex Loan means the USD5,100,000 facility made available by the Lenders to Eastern Pacific Circuits Investments (Singapore) Pte. Ltd. pursuant to the Capex Facility Agreement.

Capital Expenditure means any expenditure which is treated as capital expenditure in accordance with the Accounting Standards.

Cash means cash in hand or credit balances or amounts on deposit with any Approved Bank which is:

(a)	accessible by a member of the Group within 30 days; and

(b)	not subject to any Security Interest (other than one existing under the Security Documents).

Cash Equivalent means at any time:

(a)	certificates of deposit maturing within one year after the relevant date of calculation, issued by an Approved Bank;

(b)	any investment in marketable obligations issued or guaranteed by the government of the United States of America or by an instrumentality or agency of any of them having an equivalent credit rating which:

(i)	matures within one year after the relevant date of calculation; and

(ii)	is not convertible to any other security;

(c)	open market commercial paper (including variable rate demand notes and taxable auction variable rate notes) not convertible to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued in the United States of America;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 or higher by S&P or Fitch or P-1 or higher by Moody’s, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)	investments accessible within 30 days in money market funds which:

(i)	have a credit rating of either A-1 or higher by S&P or Fitch or P-1 or higher by Moody’s; and

(ii)	invest substantially all their assets in securities of the types described in paragraphs (a) to (c) above; or

(e)	any other debt security or investment approved by the Majority Lenders,

in each case, to which any member of the Group is beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security Interest (other than one arising under the Security Documents).

Chief Executive Officer means:

(a)	Daniel Olson as chief executive officer of the Company or his replacement; or

(b)	any director of the Company acting as that officer’s deputy in that capacity or performing those functions.

Chief Financial Officer means:

(a)	Amy Y.S. Chan as finance director of the Company or her replacement; or

(b)	any director of the Company acting as that officer’s deputy in that capacity or performing those functions.

Closing means execution of the Closing Confirmation Notice by all parties to it.

Closing Confirmation Notice means the notice substantially in the form of Part 5 (Form of Closing Confirmation Notice) of Schedule 2 (Condition precedent documents).

Closing Date means the date on which Closing occurs.

Commitment means a Term Loan Commitment or a Revolving Credit Commitment.

Compliance Certificate means a certificate, substantially in the form of Schedule 6 (Form of Compliance Certificate).

Consolidated Cashflow, Consolidated EBITDA, Consolidated Net Working Capital, Consolidated Total Debt Service, Consolidated Total Interest Payable, Consolidated Total Borrowings and Consolidated Total Interest Payable each has the meaning given to it in Clause 18 (Financial covenants).

Default means:

(a)	an Event of Default; or

(b)	an event or circumstance which would be (with the expiry of a grace period, the giving of notice, the making of any determination or the satisfaction of any other applicable condition under the Finance Documents or any combination of them) an Event of Default.

EPC Credit Agreement means the credit agreement dated 10 August 2000 and made between, among others, Eastern Pacific Circuits Limited and Eastern Pacific Circuits (HK) Limited and the Lenders, as amended by the First Amendment Agreement dated 12 June 2002 and the Second Amendment Agreement dated 12 August 2003.

EPC Dongguan means Eastern Pacific Circuits (Dongguan) Limited .

EPC Facilities means the USD150,000,000 facilities made available by the Lenders to Eastern Pacific Circuits Limited and Eastern Pacific Circuits (HK) Limited pursuant to the EPC Credit Agreement.

EPC Lomber means Lomber (Huizhou) Limited .

EPCHY means Eastern Pacific Circuits (Huiyang) Limited .

EPCHZ means Eastern Pacific Circuits (Huizhou) Limited .

Environmental Approval means any authorisation required by Environmental Law.

Environmental Claim means any claim by any person in connection with:

(a)	a breach, or alleged breach, of Environmental Law;

(b)	any accident, fire, explosion or other event of any type involving an emission or substance which is capable of causing harm to any living organism or the environment; or

(c)	any other environmental contamination.

Environmental Law means any law or regulation concerning:

(a)	the protection of health;

(b)	the environment;

(c)	the conditions of the workplace; or

(d)	any emission or substance which is capable of causing harm to any living organism or the environment.

Event of Default means an event specified as such in Clause 20 (Default).

Excess Cashflow means, for any annual Accounting Period of the Company, Consolidated Cashflow for that period minus Consolidated Total Debt Service for that period.

Executive Officer means the Chief Executive Officer or the Chief Financial Officer.

Facility means a Term Loan Facility or a Revolving Credit Facility.

Facility Office means the office(s) notified by a Lender to the Facility Agent:

(a)	on or before the date it becomes a Lender; or

(b)	by not less than five Business Days’ notice,

as the office(s) through which it will perform its obligations under this Agreement.

Fee Letter means the letter entered into by reference to this Agreement between one or more Agents and the Borrower setting out the amount of certain fees referred to in this Agreement.

Final Maturity Date means 15 March 2009.

Finance Document means:

(a)	this Agreement;

(b)	a Fee Letter;

(c)	an Accession Agreement;

(d)	a Transfer Certificate;

(e)	a Security Document;

(f)	a Subordination Agreement;

(g)	a Compliance Certificate;

(h)	a Margin Certificate;

(i)	a Request;

(j)	the Merix Letter of Support;

(k)	any other document designated as such by the Facility Agent and the Company.

Finance Party means a Lender or an Agent.

Financial Indebtedness means any indebtedness for or in respect of the following (without double counting):

(a)	moneys borrowed;

(b)	debit balances at a financial institution (net of credit balances at that financial institution);

(c)	any acceptance credit or bill discounting facility (including any dematerialised equivalent);

(d)	any bond, note, debenture, loan stock or other similar instrument;

(e)	any share in any member of the Group which is not held by another member of the Group and which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in each case at the option of the holder of that security) is capable of maturing or being mandatorily redeemable or redeemable at the option of its holder in whole or in part on or before the Senior Discharge Date;

(f)	any agreement treated as a finance or capital lease in accordance with the Accounting Standards;

(g)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and any receivables sold to Merix Corporation in connection with the Acquisition) ;

(h)	the acquisition cost of any asset or service from a person other than a member of the Group to the extent payable before or after its acquisition or possession by the party liable where the advance or deferred payment:

(i)	is arranged primarily as a method of raising finance or financing the acquisition or construction of that asset or the acquisition of that service (but excluding trade credit on customary commercial terms); or

(ii)	involves a period of more than three months before or after the date of acquisition or supply;

(i)	any Treasury Transaction (and, except for non-payment of an amount, the mark to market value of a Treasury Transaction will be used to calculate its amount);

(j)	any other transaction (including any forward sale or purchase agreement and any sale and sale back, sale and lease back or deferred purchase arrangement) which has the commercial effect of a borrowing;

(k)	any counter-indemnity obligation in respect of any guarantee, indemnity, bond, letter of credit or other instrument issued by a bank or financial institution; or

(l)	any guarantee in respect of an underlying liability of any person which is of the nature referred to in the above paragraphs.

Fitch means Fitch Ratings Limited or any successor to its rating business.

Group means the Company and its Subsidiaries.

Group Subordination Agreement means the subordination agreement dated on or about the date of this Agreement between, among others, members of the Merix Group, members of the Group and the Lenders.

Guarantor means an Original Guarantor or an Additional Guarantor.

Holding Company of any other person means a person in respect of which that other person is a Subsidiary.

Increased Cost means:

(a)	an additional or increased cost;

(b)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital; or

(c)	a reduction of an amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates but only to the extent attributable to that Finance Party having entered into any Finance Document or funding or performing its obligations under any Finance Document.

Information means all information delivered by or on behalf of an Obligor or the Investor to a Finance Party, in relation to the Acquisition, the Target Group, the Obligors, and the Facilities on or before the Closing Date.

Insurance means any contract of insurance taken out by or on behalf of a member of the Group or under which it has a right to claim.

Intellectual Property Rights means:

(a)	any know-how, patent, trade mark, service mark, design, business name, domain name, topographical or similar right;

(b)	any copyright, data base or other intellectual property right; or

(c)	any interest (including by way of licence) in the above,

in each case whether registered or not, and includes any related application.

Interest means:

(a)	interest and amounts in the nature of interest accrued;

(b)	prepayment penalties or premiums incurred in repaying or prepaying any Financial Indebtedness;

(c)	discount fees and acceptance fees payable or deducted in respect of any Financial Indebtedness, including fees payable in respect of any letters of credit and guarantees;

(d)	any net payment (or, if appropriate in the context, receipt) under hedging agreement or instrument, taking into account any premiums payable; and

(e)	any other payments and deductions of similar effect (including the interest element of finance leases),

and Interest includes commitment and non-utilisation fees (including those payable under the Finance Documents), but excludes agent’s and front-end, management, arrangement and participation fees with respect to any Financial Indebtedness (including those payable under the Finance Documents).

Investor means Merix Asia, Inc., a company incorporated in Oregon, the United States of America.

Joint Venture means any joint venture entity, partnership or similar person, the ownership of or other interest in which does not require any member of the Group to consolidate the results of that person with its own as a Subsidiary.

Lender means:

(a)	an Original Lender; or

(b)	any person which becomes a Lender after the date of this Agreement under Clause 28.2 (Assignments and transfers by Lenders).

Leverage Ratio means the ratio of Consolidated Total Borrowings at a quarterly Accounting Date to Consolidated EBITDA for the four quarterly Account Periods immediately preceding that Accounting Date.

LIBOR means for a Term of any Loan or overdue amount:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for that Term of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Facility Agent at its request, quoted by the Reference Banks, as of 11.00 a.m. London time on the Rate Fixing Day for the offering of deposits in the currency of that Loan or overdue amount for a period comparable to that Term.

Loan means the principal amount of each borrowing under a Facility or the principal amount outstanding of that borrowing.

Majority Lenders means, at any time, Lenders:

(a)	whose shares in the outstanding Loans and undrawn Commitments then aggregate 66 2/3 per cent. or more of the aggregate of all the outstanding Loans and undrawn Commitments of all the Lenders;

(b)	if there is no Loan then outstanding, whose undrawn Commitments then aggregate 66 2/3 per cent. or more of the Total Commitments; or

(c)	if there is no Loan then outstanding and the Total Commitments have been reduced to zero, whose Commitments aggregated 66 2/3 per cent. or more of the Total Commitments immediately before the reduction.

A Lender may by notice to the Facility Agent divide its Loans or Commitments into separate amounts to reflect participation or similar arrangements and require the separate amounts to be counted separately for the purpose of this definition.

Margin means, at any time, the rate per annum determined in accordance with Clause 8.3 (Margin adjustments).

Margin Certificate means a certificate, substantially in the form of Schedule 7 (Form of Margin Certificate).

Material Adverse Effect means any effect which, in the opinion of the Majority Lenders, is or is reasonably likely to be materially adverse to:

(a)	the ability of any Obligor to perform any of its payment obligations under any of the Finance Documents (taking into account resources available to it without breaching the terms of this Agreement from other members of the Group);

(b)	the ability of the Company to comply with its obligations under Clause 18 (Financial covenants);

(c)	the assets, prospects or financial condition of the Group taken as a whole;

(d)	any right or remedy of a Finance Party in respect of a Finance Document; or

(e)	the validity or enforceability of, or effectiveness or ranking of any security granted or purported to be granted pursuant to, any Finance Document.

Maturity Date means, for a Revolving Credit Loan, the last day of its Term.

Merix Corporation means Merix Corporation, a company incorporated in the State of Oregon, whose registered office is at 1521 Popular Lane, P.O. Box 3000, F4-234, Forest Grove, OR 97116, United States of America.

Merix Group means Merix Corporation and its Subsidiaries.

Merix Letter of Support means a letter from Merix Corporation to the Facility Agent and the Lenders in the agreed form as set out in Schedule 9 (Form of the Merix Letter of Support).

MOFCOM means the PRC foreign trade and economic authority that originally approved the establishment of the relevant PRC Subsidiary and that is authorised under PRC laws to approve the pledge provided by that Subsidiary.

Moody’s means Moody’s Investors Service Limited or any successor to its ratings business.

Net Proceeds has the meaning given to it in Clause 7.4 (Mandatory prepayment - disposals).

Non-Core Subsidiary means Eastern Pacific Circuits Investments Limited, EPC Lomber, EPC Dongguan, Merix Singapore Sales Pte. Ltd., Merix UK Limited and Merix Circuits Corp.

Non-Obligor means a member of the Group which is not an Obligor.

Obligor means the Company, the Borrower or a Guarantor.

Original Obligor means the Company, the Borrower or an Original Guarantor.

Party means a party to this Agreement.

Permitted Joint Venture means each of EPCHZ, EPCHY, EPC Lomber or EPC Dongguan.

Permitted Reorganisation means:

(a)	a reorganisation on a solvent basis of a member of the Group (other than the Company or the Borrower) where:

(i)	no Default is then outstanding;

(ii)	all of the assets of that member remain within the Group and the value or percentage of any minority interest in any member of the Group held by any person which is not a member of the Group is not increased; and

(iii)	the Lenders will enjoy (in the opinion of the Facility Agent (acting reasonably) and supported by any professional opinions and reports requested by it) at least the same or equivalent guarantees from it (or its successor) and at least the same or equivalent security over the same assets and over the shares in it (or in each case its successor) after the reorganisation as the Lenders enjoyed before the reorganisation; or

(b)	any other reorganisation of one or more members of the Group approved by the Majority Lenders.

PRC means the People’s Republic of China.

Pro Rata Share means the proportion which a Lender’s Commitment under a Facility bears to all the Commitments under that Facility.

Rate Fixing Day means the second London Business Day before the first day of a Term for a Loan, or such other day as the Facility Agent determines is generally treated as the rate fixing day in the relevant currency by market practice in the relevant interbank market.

Recovery Event has the meaning given to it in Clause 7.4 (Mandatory prepayment - disposals).

Reference Banks means, in relation to LIBOR, the principal offices of Standard Chartered Bank (Hong Kong) Limited, JPMorgan Chase Bank N.A. and Commerzbank and any other bank or financial institution appointed as such by the Facility Agent under this Agreement.

Repayment Instalment means each scheduled instalment for repayment of a Term Loan identified in Clause 6.1(a) of this Agreement.

Repeating Representations means at any time the representations and warranties which are then made or deemed to be repeated under Clause 16.24 (Times for making representations and warranties).

Request means a request for a Loan, substantially in the form of Schedule 3 (Form of Request).

Reservations means:

(a)	the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under applicable limitation laws (including the Limitation Acts), the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of stamp duty may be void, defences of set-off or counterclaim; and

(c)	any other general principles which are set out as qualifications as to matters of law in the legal opinions delivered to the Facility Agent under Schedule 2 (Conditions precedent).

Revolving Credit Commitment means:

(a)	for an Original Lender, the amount set opposite its name in Part 2 of Schedule 1 (Original Parties) under the heading Revolving Credit Commitments and the amount of any other Revolving Credit Commitment it acquires; and

(b)	for any other Lender, the amount of any Revolving Credit Commitment it acquires,

to the extent not cancelled, transferred or reduced under this Agreement.

Revolving Credit Facility means the revolving credit facility referred to in Clause 2.2 (Revolving Credit Facility).

Revolving Credit Loan means a Loan under the Revolving Credit Facility.

Rollover Credit means one or more Loans under the Revolving Credit Facility:

(a)	to be made on the same day that a maturing Loan under that Facility is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Loan;

(c)	in the same currency as the maturing Loan; and

(d)	to be made to the Borrower for the purpose of refinancing the maturing Loan.

S&P means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. or any successor to its rating business.

SAIC means the PRC industry and commerce authority with which the relevant PRC Subsidiary is registered and which is the authority with which the relevant pledge is to be registered.

Screen Rate means for LIBOR, the rate for USD displayed on page 3750 of the Moneyline Telerate. If the relevant page is replaced or the service ceases to be available, the Facility Agent (after consultation with the Company and the Lenders) may specify another page or service displaying the appropriate rate.

Security Document means:

(a)	each document referred to in Schedule 5 (Security Documents) or entered or required to be entered into under Clause 19.30 (Security); and

(b)	any other document evidencing or creating any guarantee or security over any asset of any Obligor to secure any obligation of any Obligor to a Finance Party under the Finance Documents.

Security Interest means any mortgage, pledge, lien, charge (fixed or floating), assignment, hypothecation, set-off or trust arrangement for the purpose of creating security, reservation of title or security interest or any other agreement or arrangement having a substantially similar effect.

Seller means Eastern Pacific Circuits Holdings Limited.

Seller Loan Note Instrument means the unsecured subordinated loan stock instrument executed by the Borrower on or before Closing together with any loan notes or loan stock issued under the instrument, in the agreed form as set out in Schedule 10 (Form of Seller Loan Note Instrument).

Seller Subordination Agreement means the subordination agreement dated on or about the date of this Agreement between, among others, the Borrower, the Lenders and the Seller.

Senior Discharge Date means the date on which the Senior Debt (as defined in the Group Subordination Agreement) has been unconditionally and irrevocably paid and discharged in full.

Structure Memorandum means the memorandum and chart in the agreed form as set out in Schedule 11 (Structure Memorandum).

Subordination Agreement means the Seller Subordination Agreement or the Group Subordination Agreement.

Subsidiary means:

(a)	an entity of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent. of the voting capital or similar right of ownership and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise; or

(b)	an entity treated as a subsidiary in the financial statements of any person pursuant to the Accounting Standards.

Target Assets means the assets that the Borrower and its Subsidiaries have agreed to purchase from the Seller and its Subsidiaries pursuant to the Acquisition Documents.

Targets means:

(a)	Eastern Pacific Circuits Investments Limited, to be renamed as Merix Holding (Hong Kong) Limited; and

(b)	Eastern Pacific Circuits Investments (Singapore) Pte Ltd., to be renamed as Merix Holding (Singapore) Pte. Ltd.

Target Group means the Targets and their Subsidiaries at Closing.

Target Shares means all the shares (of whatever class) in the capital of Targets, together with all related rights.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).

Tax Credit means a credit against any Tax or any relief or remission for or rebate of Tax (or its repayment).

Tax Deduction means a deduction or withholding for or on account of Tax other than a Tax described in Subclause 11.2(b) from a payment under any Finance Document.

Tax Payment means a payment made by an Obligor to a Finance Party in any way relating to a Tax Deduction or under any indemnity given by that Obligor in respect of Tax under any Finance Document.

Term means each period determined under this Agreement by reference to which interest on a Loan or an overdue amount is calculated.

Term Loan means a Loan under a Term Loan Facility.

Term Loan Commitment means:

(a)	for an Original Lender, the amount set opposite its name in Part 2 of Schedule 1 (Original Parties) under the heading Term Loan Commitments and the amount of any other Term Loan Commitment which it acquires; and

(b)	for any other Lender, the amount of any other Term Loan Commitment so designated which it acquires,

in each case to the extent not cancelled, transferred or reduced under this Agreement.

Term Loan Facility means the term loan facility referred to in Clause 2.1 (Term Loan Facility).

Test Period has the meaning given to it in Clause18 (Financial covenants).

Total Commitments means the aggregate of the Commitments of all the Lenders.

Total Revolving Credit Commitments means the aggregate of the Revolving Credit Commitments of all the Lenders.

Total Term Loan Commitments means the aggregate of the Term Loan Commitments of all the Lenders.

Transaction Documents means:

(a)	the Finance Documents;

(b)	the Seller Loan Note Instrument; and

(c)	the Acquisition Documents.

Transfer Certificate means a certificate substantially in the form of Schedule 4 (Form of Transfer Certificates) with such amendments as the Facility Agent may approve or reasonably require or any other form agreed between the Facility Agent and the Company.

Treasury Transaction means any derivative transaction entered into in connection with protection against or to benefit from fluctuations in any rate, price, index or credit rating.

U.S. Dollars and USD means the lawful currency for the time being of the United States of America.

Utilisation Date means each date on which a Facility is utilised by the drawing of a Loan.

Wachovia Facility means the USD65,000,000 senior secured credit facility made available to the Merix Group by Wachovia Bank, National Association.

1.2	Construction

(a)	In this Agreement, unless the contrary intention appears, a reference to:

(i)	a document being in the agreed form means that the document is in a form previously agreed in writing by or on behalf of the Company and the Facility Agent or if not so agreed is in the form specified by the Facility Agent;

(ii)	an amendment includes an amendment, supplement, novation, re-enactment, replacement, restatement or variation and amend will be construed accordingly;

(iii)	assets includes businesses, undertakings, securities, properties, revenues or rights of every description and whether present or future, actual or contingent;

(iv)	an authorisation includes an authorisation, consent, approval, resolution, permit, licence, exemption, filing, registration or notarisation;

(v)	a communication includes any notice, order, letter or other communication;

(vi)	a constitutional document includes, in relation to an entity, any bylaw, memorandum, article of association, certificate of incorporation or other document concerning the constitution of that entity;

(vii)	a contract or document includes any instrument, agreement, side letter, deed, indenture, note, mortgage, charge, hypothecation, assignment pledge, lien, transfer, conveyance, assurance, bill of exchange, letter of credit, deed of trust, guarantee, indemnity, bond, insurance contract or policy or other document, instrument or obligation (including any leasing or hire-purchase agreement);

(viii)	a cost includes any cost (including any enforcement cost), expense or fee (including any legal fee);

(ix)	a discharge includes any intermediate payment, discharge, arrangement, waiver, granting of time, composition, renewal, reduction, compromise, postponement, release, indulgence, settlement, arrangement, failure to perfect, take up, exercise or enforce, non-presentation, non-provability or non-observance or failure to realise full value;

(x)	disposal means a sale, transfer, assignment, grant, lease, licence, declaration of trust or other disposal, whether voluntary or involuntary and whether pursuant to a single transaction or a series of transactions, and dispose will be construed accordingly;

(xi)	an entity includes any individual, corporation, partnership, firm, limited liability company, association (whether or not having separate legal personality), business, trust, undertaking (within the meaning of section 259(1) of the Companies Act 1985) or other joint venture or any other entity or organisation (including any government authority or political subdivision, agency or instrumentality thereof) together with any permitted successor or transferee of any of the same and includes, where relevant, any party hereto;

(xii)	guarantee means any guarantee, bond, letter of credit, indemnity or similar assurance against financial loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person, where, in each case, that obligation is assumed in order to maintain or assist the ability of that person to meet any of its indebtedness;

(xiii)	incorporation includes the formation or establishment of a partnership or any other person and incorporate will be construed accordingly;

(xiv)	indebtedness includes any obligation (whether incurred as principal or as surety and whether present or future, actual or contingent) for the payment or repayment of money;

(xv)	information includes any form of information, whether stored electronically or otherwise, (including any letter, record, report, budget, list, drawing, specification, extract, analysis, document, notice or contract);

(xvi)	an invalidity includes any invalidity, illegality, irregularity, unenforceability, incapacity (whether by virtue of an Insolvency Event or otherwise), lack of power, authority or legal personality or dissolution and the term invalid shall be construed accordingly;

(xvii)	jurisdiction of incorporation includes any jurisdiction under the laws of which a person is incorporated;

(xviii)	know your customer requirements are the identification checks that a Finance Party requests in order to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer;

(xix)	a law includes any statute, law, rule, regulation, directive, statutory instrument, decree, guideline, ordinance, code, code of practice, article, order, court order, concession (including any practice or concession of any taxing authority), restriction or other rule whether imposed by any jurisdiction, government (or political sub-division or agency thereof), supranational body or other authority or supervisory organisation (whether local, national, European or international) and includes any of the same not having the force of law but which are customarily complied with by financial institutions generally;

(xx)	a liability includes any loss, cost, claim, damage, expense, fine, penalty or other liability (including any liability to pay taxes) and liable shall be construed accordingly;

(xxi)	an officer includes any agent, director, employee, manager, adviser, trustee, lawyer, nominee, delegate, sub-delegate, representative or officer;

(xxii)	perfection of rights in relation to any asset includes the creation, maintenance, protection, improvement, enforcement, realisation or extension of such rights or any facilitation of or assistance with regard to the same and perfect or perfected shall be construed accordingly;

(xxiii)	proceedings includes any claim, suit, demand, arbitration, dispute, or other action, process or proceeding whether actual or threatened and whether or not in connection with any judgment, decree, order or other judicial determination (whether granted by a court, tribunal, pursuant to arbitration or otherwise) or any execution or enforcement of any of the same (including any action connected with any injunction, specific performance, attachment, damages or otherwise);

(xxiv)	a provision includes any covenant, term, condition, stipulation, clause, schedule, section, proviso, paragraph, representation, warranty or other provision;

(xxv)	a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, fund, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

(xxvi)	a regulation includes any regulation, rule, order, official directive, request or guideline (in each case, whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xxvii)	a right includes any power, entitlement, benefit, interest, title, licence, remedy, option, privilege, reservation, easement, discretion, leasehold interest, tracing right, voting right or right to any proceeds of sale (whether actual or contingent, present or future) or any claim, whether for damages or otherwise, relating to any of the same and the proceeds of any disposition of any of the same;

(xxviii)	a currency is a reference to the lawful currency for the time being of the relevant country;

(xxix)	a Default being outstanding means that it has not been remedied or expressly waived in writing in accordance with Clause 27.4 (Waivers and remedies cumulative);

(xxx)	a provision of law is a reference to that provision as extended, applied, amended or re enacted and includes any subordinate legislation;

(xxxi)	a Clause, a Subclause or a Schedule is a reference to a clause or subclause of, or a schedule to, this Agreement;

(xxxii)	a Party or any other person includes its successors in title, permitted assigns and permitted transferees;

(xxxiii)	a Finance Document or other document includes (without prejudice to any prohibition on amendments) all amendments (however fundamental) to that Finance Document or other document, including any amendment providing for any increase in the amount of a facility or any additional facility; and

(xxxiv)	a time of day is a reference to Hong Kong time.

(b)	Unless the contrary intention appears, a reference to a month or months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)	if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

(ii)	if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(iii)	notwithstanding subparagraph (i) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

(c)	Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 and, notwithstanding any term of any Finance Document, no consent of any third party is required for any amendment (including any release or compromise of any liability) or termination of that Finance Document.

(d)	Unless the contrary intention appears:

(i)	a reference to a Party will not include that party if it has ceased to be a party under this Agreement;

(ii)	a word or expression used in any other Finance Document or in any notice given in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement;

(iii)	if there is an inconsistency between this Agreement and another Finance Document, this Agreement will prevail unless that other Finance Document is a Subordination Agreement, in which case that Subordination Agreement will prevail;

(iv)	any obligation of an Obligor under the Finance Documents which is not a payment obligation remains in force for so long as any payment obligation of an Obligor is or may be or is capable of becoming outstanding under the Finance Documents;

(v)	any obligation of an Obligor under the Finance Documents includes an obligation on that Obligor not to contract or agree to do something or not to do something which would breach that first obligation unless performance of such contract or agreement is conditional on the occurrence of the Senior Discharge Date or on the approval of the Lenders or the Majority Lenders (as required under this Agreement);

(vi)	references to the singular shall include the plural and vice versa;

(vii)	the words “without limitation” shall be deemed to follow the words “include”, “includes”, or “including” wherever the same appear herein; and

(viii)	the words “hereby”, “hereunder”, “herein”, “herewith”, “hereby” or “hereof” are references to the entire Agreement.

(e)	No part of this Agreement is intended to or shall create a registrable Security Interest.

(f)	The index to and headings in this Agreement do not affect its interpretation.

2.	FACILITIES

2.1	Term Loan Facility

(a)	Subject to the terms of this Agreement, the Lenders make available to the Borrower a term loan facility in an aggregate amount equal to the Total Term Loan Commitments.

(b)	The Term Loan Facility shall be made available in two parts, the first in the amount of USD21,332,681.00 on Closing and the second in the amount of USD3,667,319.00 within Availability Period of the Term Loan Facility.

2.2	Revolving Credit Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a revolving credit facility in an aggregate amount equal to the Total Revolving Credit Commitments.

2.3	Nature of a Finance Party’s rights and obligations

Unless all the Finance Parties agree otherwise:

(a)	the obligations of a Finance Party under the Finance Documents are several;

(b)	failure by a Finance Party to perform its obligations does not affect the obligations of any other Party under the Finance Documents;

(c)	no Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents;

(d)	the rights of a Finance Party under the Finance Documents are separate and independent rights;

(e)	a Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights; and

(f)	a debt arising under the Finance Documents to a Finance Party is a separate and independent debt.

3.	PURPOSE

3.1	Term Loan

Each Term Loan may only be used in or towards the repayment of the EPC Facilities and, in the case of the second Term Loan, the repayment of the Capex Loan as agreed.

3.2	Revolving Credit Loans

(a)	Each Revolving Credit Loan may only be used in or towards:

(i)	in the case of the first Revolving Credit Loan, the repayment of the EPC Facilities as agreed; or

(ii)	in the case of any subsequent Revolving Credit Loan, the working capital requirements of the Group.

(b)	No Revolving Credit Loan may be used for payment of interest on Term Loans or repayment or prepayment of Term Loans.

3.3	No obligation to monitor

No Finance Party is bound to monitor or verify the utilisation of a Facility and no Finance Party will be responsible for, or for the consequences of, such utilisation.

4.	CONDITIONS PRECEDENT

4.1	Conditions precedent documents

(a)	The first Term Loan and the first Revolving Credit Loan will not be made available until the Facility Agent has received all of the documents and evidence set out in Part 1 of Schedule 2 (Conditions Precedent Documents) in form and substance satisfactory to the Facility Agent.

(b)	The second Term Loan will not be made available until the Facility Agent has notified the Company and the Lenders that it has received all of the documents and evidence set out in Part 2 of Schedule 2 (Conditions Precedent Documents) in form and substance satisfactory to the Facility Agent.

(c)	The Facility Agent shall give notice to the Company and the Lenders promptly upon receipt of the necessary documents and evidence, and that the conditions referred to in (a) and (b) above have been satisfied.

4.2	Further conditions precedent

The obligations of each Lender to participate in any Revolving Credit Loan subsequent to the drawdown referred to in Clause 5.1(a) are subject to the further conditions precedent that on both the date of the Request and the Utilisation Date for that Loan:

(a)	the Repeating Representations are correct in all respects; and

(b)	no Default is outstanding or would result from the Loan.

4.3	Maximum number

Unless the Facility Agent agrees, a Request may not be given if, as a result of making the utilisation requested, there would be more than five Revolving Credit Loans outstanding.

4.4	Target Group

For the purposes of determining whether or not the conditions precedent in Clause 4.2 (Further conditions precedent) have been met on the Utilisation Date (or requested Utilisation Date) for the first Loan, references in Clauses 16 (Representations and warranties), 17 (Information covenants), 18 (Financial covenants), 19 (General covenants) and 20 (Default) to the Group and to members of the Group shall be construed so as to include references to the Target Group and members of the Target Group.

5.	UTILISATION - LOANS

5.1	Drawdown

(a)	Upon the Facility Agent giving notice of satisfaction of the conditions precedent referred to in Clause 4.1(a) the Borrower shall be deemed to request drawdown of the amount of USD21,332,681.00 under the Term Loan Facility and the amount of USD5,000,000 under the Revolving Credit Loan Facility, to be paid in accordance with Clause 5.3(a).

(b)	Upon the Facility Agent giving notice of satisfaction of the conditions precedent referred to in Clause 4.1(b) the Borrower shall be deemed to request drawdown of the amount of USD3,667,319.00 under the Term Loan Facility, to be paid in accordance with Clause 5.3(b).

(c)	The Borrower may borrow a Revolving Credit Loan after repayment of the initial Revolving Credit Loan by delivering to the Facility Agent a duly completed Request.

(d)	Unless the Facility Agent otherwise agrees, the latest time for receipt by the Facility Agent of a duly completed Request is 11.00 a.m. (Hong Kong time) one Business Day before the Rate Fixing Day for the proposed borrowing or, in respect of a Loan to be made at Closing, by such time as the Original Lenders and the Facility Agent may agree with the Company.

(e)	Each Request is irrevocable.

5.2	Requests for subsequent Revolving Credit Loans

A Request for a Revolving Credit Loan will not be regarded as having been duly completed unless:

(a)	the Utilisation Date is a Business Day falling within the relevant Availability Period;

(b)	the amount of Revolving Credit Loan requested is:

(i)	a minimum of USD1,000,000 and an integral multiple of USD100,000; or

(ii)	the maximum undrawn amount available under the relevant Facility on the proposed Utilisation Date; and

(c)	the proposed Term complies with this Agreement.

5.3	Advance of Loan

(a)	The amounts drawn down under Clause 5.1(a) shall be paid to Standard Chartered Bank (Hong Kong) Limited in its capacity as administrative agent for the Lenders under the EPC Credit Agreement in repayment of the EPC Facilities.

(b)	The amount drawn down under Clause 5.1(b) shall be paid to Standard Chartered Bank (Hong Kong) Limited in its capacity as administrative agent under Capex Facility Agreement in repayment of the Capex Loan.

(c)	The Facility Agent must promptly notify each Lender of the details of any Request for a Revolving Credit Loan and the amount of its share in that Loan.

(d)	The amount of each Lender’s share of each Loan will be equal to its Pro Rata Share on the proposed Utilisation Date.

(e)	No Lender is obliged to participate in a Revolving Credit Loan if as a result:

(i)	its share in the outstanding Loans under the Revolving Credit Facility would exceed its Commitment for that Facility; or

(ii)	the outstanding Loans under the Revolving Credit Facility would exceed the Total Commitments for that Facility.

(f)	If the conditions set out in this Agreement have been met, each Lender must make its share in the Loan available to the Facility Agent for the Borrower on the Utilisation Date.

6.	REPAYMENT

6.1	Repayment of Term Loans

(a)	The Borrower must repay the Term Loans made to it in full by one or more instalments on the dates and in the amounts specified below (or, if the actual outstanding amount of the Term Loans is less than the amounts specified below, in that amount).

Repayment Date	Term Loan
(USD)
1 December 2006	7,500,000
1 December 2007	7,500,000
1 December 2008	7,500,000
15 March 2009	2,500,000

25,000,000

(b)	Any amounts repaid under paragraph (a) above may not be re-borrowed.

6.2	Repayment of Revolving Credit Loans

(a)	The Borrower must repay each Revolving Credit Loan made to it in full on its Maturity Date.

(b)	Subject to the other terms of this Agreement, any amounts repaid under paragraph (a) above may be re-borrowed.

(c)	Without prejudice to the Borrower’s obligation to repay the full amount of each Revolving Credit Loan on its Maturity Date, on the date of any Rollover Credit drawn by the Borrower, the amount of the Revolving Credit Loan to be repaid and the amount to be drawn down by the Borrower on such date in the same currency shall be netted off against each other so that the amount of cash which the Borrower is actually required to pay or, as the case may be, the amount of cash which the Lenders are actually required to pay to the Borrower, shall be the net amount.

(d)	Any amount of any Revolving Credit Loan still outstanding on the Final Maturity Date shall be repaid on that Final Maturity Date.

7.	PREPAYMENT AND CANCELLATION

7.1	Mandatory prepayment - illegality

(a)	A Lender must promptly notify the Facility Agent and the Company if it becomes aware that it is unlawful in any applicable jurisdiction for that Lender to perform any of its obligations under a Finance Document or to fund or maintain its share in any Loan, and its efforts to mitigate the effect of such illegality have not been successful.

(b)	After notification under paragraph (a) above the Facility Agent must notify the Company and:

(i)	the Borrower must repay or prepay the share of that Lender in each Loan utilised by it on the date specified in paragraph (c) below; and

(ii)	the Commitments of that Lender will be immediately cancelled.

(c)	The date for repayment or prepayment of a Lender’s share in a Loan pursuant to this Subclause will be:

(i)	the last day of the current Term of that Loan; or

(ii)	if earlier, the date specified by the Lender in the notification under paragraph (a) above and which must not be earlier than the last day of any applicable grace period allowed by law.

7.2	Mandatory prepayment - change of control or sale of business

(a)	For the purposes of this Clause:

a change of control occurs if:

(i)	the Investor ceases to be a direct or indirect wholly-owned Subsidiary of Merix Corporation or of a company that wholly-owns Merix Corporation.

(ii)	the Investor does not or ceases to hold legally and beneficially, and have the right to vote as they see fit one hundred per cent. of the issued share capital of the Company.

(iii)	the Investor does not or ceases to hold the right or ability (directly or indirectly) to direct management of the Company to comply with the type of material restrictions and obligations imposed in this Agreement or to determine directly or indirectly the composition of a majority of the board of directors (or like board) of the Company;

(iv)	the Company ceases to own all the shares in the Borrower;

(v)	the Investor does not or ceases to have the largest economic interest in the Company (excluding for this purpose the liability of the Company under the Finance Documents; or

(vi)	any person or a group of persons acting in concert (other than the Investor) gains control of the Company;

acting in concert means acting together pursuant to an agreement or understanding (whether formal or informal); and

control means the power to direct the management and policies of the Company whether by virtue of ownership of share capital, contract or otherwise.

(b)	If:

(i)	any of the shares in any member of the Group are sold or issued by way of flotation, rights issue, public placing, listing or other public offering;

(ii)	there is a sale of all or substantially all of the assets of the Group; or

(iii)	a change of control occurs,

then

(A)	the Total Commitments shall be cancelled; and

(B)	all outstanding Loans, together with accrued and unpaid interest and all other amounts accrued and outstanding under the Finance Documents, shall become immediately due and payable.

7.3	Mandatory prepayment - Equity Issuance or Shareholder Loan

(a)	In this Subclause:

Equity Issuance means any sale or issuance of capital stock or shares or any Equity Rights of any member of the Group.

Equity Rights means, with respect to any person, any subscriptions, options, warrants, commitments, pre-emptive rights or agreements of any kind (including any shareholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional shares of capital stock or shares of any class, or partnership or other ownership interests of any type in, such person.

Shareholder Loan means any advance to a member of the Group by a member of the Merix Group which is not a member of the Group.

(b)	Upon any Equity Issuance or Shareholder Loan, the Company must apply and the Company must procure the application of an amount equal to the aggregate amount of the proceeds of the Equity Issuance or Shareholder Loan in or towards prepaying the Loans, except to the extent that such proceeds are to pay Capital Expenditure permitted under Clause 18.1(b) or to fund the Group’s working capital.

(c)	Any prepayment of a Loan under this Subclause must be made within three Business Days after receipt of the proceeds of the Equity Issuance.

7.4	Mandatory prepayment - disposals

(a)	In this Subclause:

(i)	Net Proceeds in relation to any disposal of an asset or any claim under any Acquisition Document by a member of the Merix Group or any claim under any contract of insurance by a member of the Group, means the amount received in Cash or Cash Equivalents (or other instruments which upon receipt are readily convertible into Cash on reasonable commercial terms) by a member of the Group in respect of such disposal or claim:

(A)	including the amount of any intercompany loan repaid to continuing members of the Group;

(B)	treating any amount owing to and set off by any purchaser of assets as consideration received in Cash;

(C)	treating consideration initially received in a form other than Cash, Cash Equivalents or such other instruments as being received when and if that consideration is converted into Cash or Cash Equivalents or becomes readily so convertible on reasonable commercial terms;

(D)	after deducting Taxes (and amounts reasonably reserved in respect of Taxes) payable by members of the Group in respect of that disposal or claim; and

(E)	after deducting proper costs and reasonable expenses incurred by members of the Group directly in connection with that disposal or claim.

(ii)	Recovery Event means:

(A)	the disposal of an asset to a person who is not a member of the Group, other than:

I.	where an asset (not being shares or any other ownership interest in a person) is to be (and is) replaced by another asset of a substantially similar type for use in the Group’s business (being a fixed asset in the case of a disposal of a fixed asset) within 180 days of the date of disposal and pending such replacement the Net Proceeds of that disposal are deposited in a holding account;

II.	any disposal referred to in Clause 19.6(b)(i), (iv), (vii), (viii), (ix) or (xi) (Disposals); or

III.	where the Net Proceeds of the disposal are in an amount (when taken together with the Net Proceeds of any related disposal) which (calculated on the date of receipt) is less than USD50,000;

(B)	a claim by a member of the Merix Group under any of the Acquisition Documents, other than where the Net Proceeds of that claim are:

I.	to be (and are) applied within 180 days of receipt in meeting or rectifying the liability, loss or defect in respect of which they are recovered and pending such application the Net Proceeds are deposited in a holding account;

II.	recovered on account of a working capital deficit as compared to a level agreed in the Acquisition Documents; or

III.	in an amount (when taken together with the Net Proceeds derived from any related claim) which (calculated on the date of receipt) is less than USD50,000;

(C)	a claim by a member of the Group under any contract of insurance (other than in respect of third party liability policies), other than where the Net Proceeds are:

I.	to be (and are) applied within 180 days of the occurrence of the event giving rise to such claim in reinstating or replacing (on a like for like basis) any asset, or applied in defraying the loss or liability, to which the claim relates and pending such application the Net Proceeds are deposited in a holding account; or

II.	in an amount (when taken together with the value of any related claims) which (calculated on the date of receipt) is less thanUSD50,000.

(b)	Subject to Clause 7.7(e) (Payment into a holding account or a mandatory prepayment account), if the aggregate amount of Net Proceeds from Recovery Events is equal to or exceeds USD100,000 (the Threshold Amount) during any annual Accounting Period of the Company, the Borrower must immediately apply and the Company must procure the application of an amount equal to the aggregate amount of such Net Proceeds, including the Threshold Amount, in or towards prepaying the Loans.

(c)	Any prepayment of a Loan under this Subclause must be made:

(i)	on or before the last day of the Term of that Loan in which the relevant Net Proceeds were received or recovered; or

(ii)	(in the case of Net Proceeds already deposited in a holding account under subparagraph (a)(ii) above) on or before the last day of the Term of that Loan in which the relevant time limit expired.

7.5	Mandatory prepayment - Excess Cashflow

(a)	If the annual audited consolidated Accounts of the Company demonstrate that the Group has Excess Cashflow during the annual Accounting Period to which such Accounts relate, the Borrower must apply and the Company must procure the application of an amount equal to thirty six point five-nine per cent. (36.59%) of that Excess Cashflow towards prepaying the Loans.

(b)	An amount equal to any prepayment under this Subclause must be paid to the Facility Agent within seven months after the relevant Accounting Date and the prepayment must be made on or before the last day of the Term(s) of the Loans current when such payment is made, pending which an amount equal to the amount to be prepaid must be deposited in a mandatory prepayment account.

7.6	Mandatory prepayment - Acquisition Costs

(a)	The Company must supply to the Facility Agent, or procure its Affiliate to supply to the Facility Agent, a statement of all amounts and payees of Acquisition Costs on or before the last Business Day of the seventh month after Closing.

(b)	If the Acquisition Costs due and payable within six months after the Closing Date are less than USD4,750,000, the Company must pay, or procure its Affiliate to pay, the amount by which the Acquisition Costs are less than USD5,000,000 to be applied by the Company towards prepaying the Loans. The statement of Merix Corporation of the elements included in calculating the Acquisition Costs and the amount thereof shall be final, binding and conclusive on all Parties.

(c)	An amount equal to any prepayment under this Subclause must be paid to the Facility Agent on or before the last day of the Term(s) of the Loans first ending on or after the seventh month after the Closing Date, to be deposited pending prepayment in a mandatory prepayment account, if appropriate in accordance with Clause 7.7(b).

7.7	Payment into a holding account or a mandatory prepayment account

(a)	In this Clause:

(i)	holding account means an interest bearing account in the name of the Borrower with the Facility Agent held in Hong Kong, governed by Hong Kong law and subject to a first-ranking floating Security Interest in favour of the Finance Parties; and

(ii)	mandatory prepayment account means an interest bearing account in the name of the Borrower with the Facility Agent held in Hong Kong, governed by Hong Kong law and subject to a first-ranking fixed Security Interest in favour of the Finance Parties.

(b)	Subject to paragraph (e) below, when it is established that the Borrower will be required to prepay Loans on the last day of the then current Term(s) for those Loans, the Borrower must and the Company must procure that the Borrower does (unless the relevant Net Proceeds are already deposited in a holding account under Clause 7.4(a)(ii) (Mandatory prepayment—disposals)) promptly deposit in a mandatory prepayment account an amount equal to the amounts to be prepaid unless the Company, on giving not less than five Business Days’ notice to the Facility Agent (which notice the Facility Agent shall promptly give to the Lenders), specifies that the Borrower intends to prepay the relevant amount within five Business Days in which case the prepayment shall (subject to the other provisions of this Agreement) be made on the date specified in such notice.

(c)	The Borrower irrevocably authorises the Facility Agent to apply any amount deposited with it under paragraph (b) towards prepayment of the Loans on the last day of the relevant Term(s) or earlier if the Company so directs.

(d)	Amounts standing to the credit of a holding account may only be:

(i)	used to prepay Loans;

(ii)	(at the discretion of the Majority Lenders) used to pay any other amounts due and payable (but unpaid) under the Finance Documents; or

(iii)	withdrawn to fund the replacement or application envisaged in Clause 7.4(a)(ii) (Mandatory prepayment—disposals).

(e)	Amounts standing to the credit of a mandatory prepayment account may only be:

(i)	used to prepay Loans; or

(ii)	(at the discretion of the Majority Lenders) used to pay any other amounts due and payable (but unpaid) under the Finance Documents.

(f)	The Borrower shall not be obliged to (and the Company shall not be obliged to ensure that the Borrower does) prepay any Loan pursuant to Clause 7.4 (Mandatory prepayment—disposals) if and to the extent that (but only for so long as) it is illegal to do so and the relevant Obligors, having used all reasonable endeavours to overcome such illegality, have been unable to remove such illegality. If the illegality relates only to the prepayment of certain Loans then such amount shall be applied pro rata in prepayment of the other Loans and otherwise in accordance with Clause 7.11 (Application between Term Loan Facilities and Revolving Credit Facility).

7.8	Voluntary prepayment

The Borrower may, by giving not less than five Business Days’ prior notice to the Facility Agent, prepay (or procure prepayment of) any Loan at any time in whole or in part.

7.9	Automatic cancellation

The Commitments of each Lender under each Facility will be automatically cancelled at the close of business in Hong Kong on the last day of the Availability Period for that Facility to the extent undrawn at that date.

7.10	Voluntary cancellation

(a)	The Company may, by giving not less than three Business Days’ prior notice to the Facility Agent, cancel the unutilised amount of the Total Revolving Credit Commitments in whole or in part.

(b)	Partial cancellation of the Commitments under any Facility pursuant to this Subclause must be in a minimum amount of USD500,000 and an integral multiple of USD100,000 or such lesser amount as may be undrawn and uncancelled or such other amount as may be agreed by the Facility Agent (acting on the instructions of the Majority Lenders).

(c)	Any cancellation in part of the Commitments under any Facility pursuant to this Subclause will be applied against the Commitment of each Lender in that Facility pro rata.

7.11	Application between Term Loan Facilities and Revolving Credit Facility

(a)	Any amount to be applied in prepayment of Loans must be applied:

(i)	first, in prepayment of Term Loans; and

(ii)	second, in prepayment of Revolving Credit Loans.

(b)	Where a mandatory or involuntary prepayment of a Revolving Credit Loan is required but there is no Revolving Credit Loan to be prepaid, the Revolving Credit Commitment will be reduced by the amount which would have been required to be applied in prepayment of the Revolving Credit Loans had they been outstanding at that time.

7.12	Partial prepayment of Term Loans

(a)	Any prepayment of a Term Loan under this Clause 7 will be applied against the remaining Repayment Instalments in inverse order of maturity.

(b)	No amount of a Term Loan prepaid under this Agreement may subsequently be re-borrowed.

7.13	Re-borrowing of Revolving Credit Loans

Any voluntary prepayment of a Revolving Credit Loan under Clause 7.8 (Voluntary prepayment) may be re-borrowed on the terms of this Agreement, unless the Company has elected to cancel the Revolving Credit Commitments in accordance with Clause 7.10 (Voluntary cancellation). Any other prepayment of a Revolving Credit Loan may not be re-borrowed.

7.14	Miscellaneous provisions

(a)	Any notice of prepayment and/or cancellation under this Agreement is irrevocable and must specify the relevant date(s) and the affected Loans and Commitments. The Facility Agent must notify the Lenders promptly of receipt of any such notice.

(b)	All prepayments under this Agreement must be made with accrued interest on the amount prepaid. No premium or penalty is payable in respect of any prepayment except for Break Costs.

(c)	The Majority Lenders may agree a shorter notice period for a voluntary prepayment or a voluntary cancellation.

(d)	No prepayment or cancellation is allowed except in accordance with the express terms of this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may subsequently be reinstated.

8.	INTEREST

8.1	Calculation of interest

The rate of interest on each Loan for each Term is the percentage rate per annum equal to the aggregate of:

(a)	the Margin applicable as at the first day of the relevant Term; and

(b)	LIBOR.

8.2	Payment of interest

Except where it is provided to the contrary in this Agreement, the Borrower must pay accrued interest on each Loan made to it on the last day of each Term and, if the Term is longer than three months, on the date falling at each three-monthly interval after the first day of that Term.

8.3	Margin adjustments

(a)	The Margin for the first twelve months commencing on Closing Date will be 2.500 per cent. per annum.

(b)	The Company must supply to the Facility Agent a Margin Certificate within 45 days of the end of each quarterly Accounting Period, beginning with the Accounting Period ending on the July 2006 Accounting Date.

(c)	A Margin Certificate must specify the Leverage Ratio for the four quarterly Accounting Periods ending on the most recent Accounting Date and be signed by the Chief Financial Officer.

(d)	Subject to paragraphs (e), (f), (g) below, the Margin will be determined by reference to the table below and the information set out in the relevant Margin Certificate with effect from the commencement of each Term starting after the date of delivery of that Margin Certificate.

Column 1 Leverage Ratio	Column 2 Margin
(per cent. per annum)
Less than 2.00	2.125%
2.00 or greater and less than 2.50	2.375%
2.50 or greater and less than 3.00	2.625%
3.00 or greater	2.875%

(e)	For so long as:

(i)	the Company is in default of its obligation under this Agreement to provide a Margin Certificate; or

(ii)	an Event of Default is outstanding,

the applicable Margin for each Loan will be 2.875%.

(f)	If the applicable Margin has been determined under this Subclause in reliance on a Margin Certificate (or unaudited Accounts) but the Accounts supplied under Clause 17.1(a)((i), (iii) and (iv) for the period covered by the relevant Margin Certificate show that a higher or lower Margin applies, the applicable Margin will instead be that calculated by reference to such Accounts. If, in this event, any amount of interest has been paid by the Borrower on the basis of the relevant Margin Certificate:

(i)	the Borrower must immediately pay to the Facility Agent any shortfall in that amount as compared to that which would have been paid to the Lenders if the applicable Margin for the relevant Facilities had been calculated by reference to the relevant Accounts; and

(ii)	any overpayment in that amount as compared to that which would have been paid to the Lenders if the applicable Margin for the relevant Facilities had been calculated by reference to the relevant Accounts may be deducted from the next payment of interest due.

(g)	Any moneys received or recovered as a result of an adjustment to the Margin pursuant to this Subclause shall be reimbursed on a pro rata basis amongst the Lenders participating in the relevant Loans as at the date of such receipt or recovery.

8.4	Interest on overdue amounts

(a)	If an Obligor fails to pay any amount payable by it under the Finance Documents, it must immediately on demand by the Facility Agent pay interest on the overdue amount from its due date up to the date of actual payment, both before, on and after judgment.

(b)	Interest on an overdue amount is payable at a rate determined by the Facility Agent to be two per cent. per annum above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan and in the same currency as the overdue amount. For this purpose, the Facility Agent may (acting reasonably):

(i)	select successive Terms for the overdue amount of any duration up to three months; and

(ii)	determine the appropriate Rate Fixing Day for that Term.

(c)	Notwithstanding paragraph (b) above, if the overdue amount is a principal amount of a Loan and becomes due and payable prior to the last day of its current Term, then:

(i)	the first Term for that overdue amount will be the unexpired portion of that Term; and

(ii)	the rate of interest on the overdue amount for that first Term will be two per cent. per annum above the rate then payable on that Loan.

After the expiry of the first Term for that overdue amount, the rate on the overdue amount will be calculated in accordance with paragraph (b) above.

(d)	Interest (if unpaid) on an overdue amount will be compounded with that overdue amount at the end of each of its Terms but will remain immediately due and payable.

8.5	Notification of rates of interest

The Facility Agent must promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

9.	TERMS

9.1	Selection - Term Loans

(a)	Each Term Loan has successive Terms.

(b)	The Term Loan to be drawn down in accordance with Clause 5.1(a) shall have a Term of two months.

(c)	The Borrower must select any subsequent Term(s) in an irrevocable notice received by the Facility Agent not later than 11.00 a.m. (Hong Kong time) one Business Day before the Rate Fixing Day for that Term. Each Term for a Term Loan will start on its Utilisation Date or on the expiry of its preceding Term.

(d)	If the Borrower fails to select a Term for an outstanding Term Loan under paragraph (c) above, that Term will, subject to the other provisions of this Clause, be three months.

(e)	Subject to the following provisions of this Clause, each Term for a Term Loan will be one, two, three or six months or any other period agreed by the Company and the Lenders.

9.2	Selection - Revolving Credit Loans

(a)	Each Revolving Credit Loan has one Term only.

(b)	The Revolving Credit Loan to be drawn down in accordance with Clause 5.1(a) shall have a Term of two months.

(c)	The Borrower must select each subsequent Term for a Revolving Credit Loan in the relevant Request.

(d)	Subject to the following provisions of this Clause, each Term for a Revolving Credit Loan will be one, two, three or six months or any other period agreed by the Company and the Lenders.

9.3	No overrunning

(a)	If a Term for any Term Loan would otherwise overrun the date for payment of a Repayment Instalment for that Term Loan, it will be shortened so that it ends on that date.

(b)	If a Term for any Revolving Credit Loan would otherwise overrun the Final Maturity Date, it will be shortened so that it ends on that date.

9.4	Other adjustments

The Facility Agent and the Company may enter into such other arrangements as they may agree for the adjustment of Terms and the consolidation and/or splitting of Loans, but no Term in excess of six months may be agreed by the Facility Agent without the prior consent of all the Lenders.

9.5	Notification

The Facility Agent must notify each relevant Party of the duration of each Term promptly after ascertaining its duration.

9.6	Limitation of Terms

The number of Terms for Term Loans and Revolving Credit Loans at any one time may not exceed six in total.

10.	MARKET DISRUPTION

10.1	Failure of a Reference Bank to supply a rate

If LIBOR is to be calculated by reference to the Reference Banks but a Reference Bank does not supply a rate by 12.00 noon (London time) on a Rate Fixing Day, the applicable LIBOR will, subject as provided below, be calculated on the basis of the rates of the remaining Reference Banks.

10.2	Market disruption

(a)	In this Clause, each of the following events is a market disruption event:

(i)	LIBOR is to be calculated by reference to the Reference Banks but no, or (where there is more than one Reference Bank) only one, Reference Bank supplies a rate by 12.00 noon (London time) on the Rate Fixing Day; or

(ii)	the Facility Agent receives by close of business (London time) on the Rate Fixing Day notification from Lenders whose shares in the relevant Loan exceed 30 per cent. of that Loan that the cost to them of obtaining matching deposits in the relevant interbank market is in excess of LIBOR for the relevant currency and Term.

(b)	The Facility Agent must promptly notify the Company and the Lenders of a market disruption event.

(c)	After notification under paragraph (b) above, the rate of interest on each Lender’s share in the affected Loan for the relevant Term will, subject to Clause 10.3, be the aggregate of the applicable:

(i)	Margin; and

(ii)	rate notified to the Facility Agent by that Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Term, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its share in that Loan from whatever source it may reasonably select.

10.3	Alternative basis of interest or funding

(a)	If a market disruption event occurs and the Facility Agent or the Company so requires, the Company and the Facility Agent must enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining the rate of interest and/or funding for the affected Loan which alternative basis may (without limitation) include alternative interest periods or alternative rates of interest but shall include a margin above the cost of funds to the Finance Parties equivalent to the applicable Margin.

(b)	Any alternative basis agreed will be, with the prior consent of all the Lenders, binding on all the Parties.

11.	TAXES

11.1	Tax gross-up

(a)	Each Obligor must make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	If an Obligor is aware that an Obligor must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction), it must promptly notify the Facility Agent. The Facility Agent must then promptly notify the affected Parties.

(c)	Except as provided below, if a Tax Deduction is required by law to be made by an Obligor or the Facility Agent, the amount of the payment due from the Obligor will be increased to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If an Obligor is required to make a Tax Deduction, that Obligor must make the minimum Tax Deduction allowed by law and must make any payment required in connection with that Tax Deduction within the time allowed by law.

(e)	Within 30 days of making either a Tax Deduction or a payment required in connection with a Tax Deduction, the Obligor making that Tax Deduction or payment must deliver to the Facility Agent for the relevant Finance Party evidence satisfactory to that Finance Party (acting reasonably) that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

11.2	Tax indemnity

(a)	Except as provided below, each Obligor must indemnify a Finance Party against any loss or liability which that Finance Party (in its absolute discretion) determines will be or has been suffered (directly or indirectly) by that Finance Party for or on account of Tax in relation to a payment received or receivable (or any payment deemed to be received or receivable) from that Obligor under a Finance Document.

(b)	Paragraph (a) above does not apply to any Tax assessed on a Finance Party under the laws of the jurisdiction in which:

(i)	that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party has a Facility Office and is treated as resident for tax purposes; or

(ii)	that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable by that Finance Party. However, any payment deemed to be received or receivable, including any amount treated as income but not actually received by the Finance Party, such as a Tax Deduction, will not be treated as net income received or receivable for this purpose.

(c)	A Finance Party making, or intending to make, a claim under paragraph (a) above must promptly notify the Company of the event which will give, or has given, rise to the claim.

11.3	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party (in its absolute discretion) determines that:

(a)	a Tax Credit is attributable to that Tax Payment; and

(b)	it has used and retained that Tax Credit,

the Finance Party must pay an amount to the Obligor which that Finance Party determines (in its absolute discretion) will leave it (after that payment) in the same after-tax position as it would have been if the Tax Payment had not been required to be made by the Obligor.

11.4	Stamp taxes

The Company must pay and indemnify each Finance Party against any stamp duty, stamp duty land tax, registration or other similar Tax payable in connection with the entry into, performance or enforcement of any Finance Document.

11.5	Value added taxes

(a)	Any amount (including costs and expenses) payable under a Finance Document by an Obligor is exclusive of any value added tax or any other Tax of a similar nature which might be chargeable in connection with that amount. If any such Tax is chargeable, the Obligor must pay to the Finance Party (in addition to and at the same time as paying that amount) an amount equal to the amount of that Tax.

(b)	The obligation of any Obligor under paragraph (a) above will be reduced to the extent that the Finance Party determines (acting reasonably) that it is entitled to repayment or a credit in respect of the Tax.

12.	INCREASED COSTS

12.1	Increased costs

Except as provided below in this Clause, the Company must pay to a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates as a result of:

(a)	the introduction of, or any change in, or any change in the interpretation, administration or application of, any law or regulation; or

(b)	compliance with any law or regulation that comes into effect after the date of this Agreement.

12.2	Exceptions

The Company need not make any payment for an Increased Cost to the extent that the Increased Cost is:

(a)	compensated for under another Clause or would have been but for an exception to that Clause; or

(b)	attributable to a Finance Party or its Affiliate wilfully failing to comply with any law or regulation.

12.3	Claims

(a)	A Finance Party intending to make a claim for an Increased Cost must notify the Facility Agent of the circumstances giving rise to, and the amount of, the claim, following which the Facility Agent will promptly notify the Company.

(b)	Each Finance Party must, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Cost.

13.	MITIGATION

13.1	Mitigation

(a)	Subject to paragraph (e) below, each Finance Party must, in consultation with the Company, mitigate any circumstances which arise and which result or would result in:

(i)	any Tax Payment or Increased Cost being payable to that Finance Party; or

(ii)	that Finance Party being able to exercise any right of prepayment and/or cancellation under this Agreement by reason of any illegality,

by using reasonable endeavours to change its Facility Office, if such costs could be mitigated by so doing.

(b)	If in the opinion of such Finance Party, the cost referred in paragraph (a) above could not be mitigated by changing its Facility Office, then the Borrower may, at its sole expense and effort, upon notice to such Finance Party and the Facility Agent, require such Finance Party to transfer, without recourse (in accordance with and subject to the restrictions contained in Clause 28), all its interests, rights and obligations under the Finance Documents to a transferee that shall assume such obligations (which transferee may be another Finance Party, if a Finance Party accepts such transfer), provided that:

(i)	the Borrower shall have received the prior written consent of the Facility Agent, which consent shall not unreasonably be withheld;

(ii)	such Finance Party shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it thereunder, from the transferee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts); and

(iii)	such transfer will result in a reduction in the costs referred to in Subclause (a) above.

A Finance Party shall not be required to make any such transfer if, prior thereto, as a result of a waiver by such Finance Party or otherwise, the circumstances entitling the Borrower to require such transfer cease to apply.

(c)	Paragraphs (a) and (b) above do not in any way limit the obligations of any Obligor under the Finance Documents.

(d)	The Company must indemnify each Finance Party for all proper costs and expenses reasonably incurred by that Finance Party as a result of any step taken by it under this Subclause.

(e)	A Finance Party is not obliged to take any step under this Subclause if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

13.2	Conduct of business by a Finance Party

No term of the Finance Documents will:

(a)	interfere with the right of any Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it in respect of Tax or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (Tax or otherwise) or any computation in respect of Tax.

14.	PAYMENTS

14.1	Place

Unless a Finance Document specifies that payments under it are to be made in another manner, all payments by a Party (other than the Facility Agent) under the Finance Documents must be made to the Facility Agent to its account at such office or bank in New York.

14.2	Funds

Payments under the Finance Documents must (unless otherwise expressly provided) be made to the Facility Agent for value on the due date at such times and in such funds as the Facility Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

14.3	Distribution

(a)	Each payment received by the Facility Agent under the Finance Documents for another Party must, except as provided below, be made available by the Facility Agent to that Party by payment (as soon as practicable after receipt) to its account with such office or bank in the principal financial centre of the country of the relevant currency as it may notify to the Facility Agent for this purpose by not less than five Business Days’ prior notice.

(b)	The Facility Agent may apply any amount received by it for an Obligor in or towards payment (as soon as practicable after receipt) of any amount due from that Obligor under the Finance Documents or in or towards the purchase of any amount of any currency to be so applied.

(c)	Where a sum is paid to the Facility Agent under this Agreement for another Party, the Facility Agent is not obliged to pay that sum to that Party until it has established that it has actually received it. However, the Facility Agent may assume that the sum has been paid to it, and, in reliance on that assumption, make available to that Party a corresponding amount. If it transpires that the sum has not been received by the Facility Agent, that Party must immediately on demand by the Facility Agent refund any corresponding amount made available to it together with interest on that amount from the date of payment to the date of receipt by the Facility Agent at a rate calculated by the Facility Agent, acting reasonably, to reflect its cost of funds.

14.4	Currency

(a)	Unless a Finance Document specifies that payments under it are to be made in a different manner, the currency of each amount payable under the Finance Documents is determined under this Subclause.

(b)	Interest is payable in the currency in which the principal amount in respect of which it is payable is denominated.

(c)	Amounts payable in respect of Taxes, fees, costs and expenses are payable in the currency in which they are incurred.

(d)	Each other amount payable under the Finance Documents is payable in U.S. Dollars.

14.5	No set-off or counterclaim

All payments made by an Obligor under the Finance Documents must be calculated and made without (and free and clear of any deduction for) set off or counterclaim.

14.6	Business Days

(a)	If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not) or whatever day the Facility Agent determines is market practice.

(b)	During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

14.7	Partial payments

(a)	If the Facility Agent receives a payment insufficient to discharge all the amounts then due and payable by the Obligors under the Finance Documents, the Facility Agent must apply that payment towards the obligations of the Obligors under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agents under the Finance Documents;

(ii)	second, in or towards payment pro rata of any accrued interest or fees due but unpaid under this Agreement;

(iii)	third, in or towards payment pro rata of any principal amount due but unpaid under this Agreement; and

(iv)	fourth, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent must, if so directed by the Majority Lenders, vary the order set out in subparagraphs (a)(ii) to (iv) above.

(c)	This Subclause will override any appropriation made by an Obligor.

14.8	Timing of payments

If a Finance Document does not provide for when a particular payment is due, that payment will be due within three Business Days of demand by the relevant Finance Party.

15.	GUARANTEE AND INDEMNITY

15.1	Guarantee and indemnity

Each Guarantor jointly and severally and irrevocably and unconditionally:

(a)	guarantees to each Finance Party due and punctual performance by each Obligor of all its obligations under the Finance Documents;

(b)	undertakes with each Finance Party that, whenever an Obligor does not pay any amount when due under or in connection with any Finance Document, it must immediately on demand by the Facility Agent pay that amount as if it were the principal obligor in respect of that amount;

(c)	guarantees to the Administrative Agent (on behalf of the Finance Parties under the Capex Facility Agreement) due and punctual performance by Eastern Pacific Circuits Investments (Singapore) Pte. Ltd. (to be renamed Merix Holding (Singapore) Pte. Ltd.) of all its obligations under the Capex Facility Agreement;

(d)	undertakes with the Administrative Agent (on behalf of the Finance Parties under the Capex Facility Agreement) that, whenever Eastern Pacific Circuits Investments (Singapore) Pte. Ltd. (to be renamed Merix Holding (Singapore) Pte. Ltd.) does not pay any amount when due under or in connection with the Capex Facility Agreement, it must immediately on demand by the Administrative Agent pay that amount as if it were the principal obligor in respect of that amount; and

(e)	indemnifies each Finance Party and the Administrative Agent (on behalf of the Finance Parties under the Capex Facility Agreement) immediately on demand against any loss or liability suffered by that Finance Party or Finance Parties under the Capex Facility Agreement if any obligation expressed to be guaranteed by it is or becomes unenforceable, invalid or illegal; the amount of the loss or liability under this indemnity will be equal to the amount the party would otherwise have been entitled to recover.

15.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable by any Obligor under the Finance Documents or by Eastern Pacific Circuits Investments (Singapore) Pte. Ltd. (to be renamed Merix Holding (Singapore) Pte. Ltd.) under the Capex Facility Agreement, regardless of any intermediate payment or discharge in whole or in part.

15.3	Reinstatement

(a)	If any discharge (whether in respect of the obligations of any Obligor or Eastern Pacific Circuits Investments (Singapore) Pte. Ltd. (to be renamed Merix Holding (Singapore) Pte. Ltd.) or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation, administration or otherwise without limitation, the liability of each Guarantor under this Clause will continue or be reinstated as if the discharge or arrangement had not occurred.

(b)	Each Finance Party or the Administrative Agent (on behalf of the Finance Parties under the Capex Facility Agreement) may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

15.4	Waiver of defences

The obligations of each Guarantor under this Clause will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause (whether or not known to it or any Finance Party or any Finance Party under the Capex Facility Agreement). This includes:

(a)	any time or waiver granted to, or composition with, any person;

(b)	any release of any person under the terms of any composition or arrangement;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(f)	any amendment (however fundamental) of a Finance Document, the Capex Facility Agreement or any other document or security;

(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Finance Document, the Capex Facility Agreement or any other document or security or the failure by any member of the Group to enter into or be bound by any Finance Document; or

(h)	any insolvency or similar proceedings.

15.5	Immediate recourse

(a)	Each Guarantor waives any right it may have of first requiring any Finance Party or Finance Party under the Capex Facility Agreement (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person or file any proof or claim in any insolvency, administration, winding-up or liquidation proceedings relative to any other Obligor or any other person before claiming from that Guarantor under this Clause.

(b)	This waiver applies irrespective of any law or any provision of a Finance Document or the Capex Facility Agreement to the contrary.

15.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents or by Eastern Pacific Circuits Investments (Singapore) Pte. Ltd. (to be renamed Merix Holding (Singapore) Pte. Ltd.) under or in connection with the Capex Facility Agreement have been irrevocably paid in full, each Finance Party or Finance Party under the Capex Facility Agreement (or any trustee or agent on its behalf) may with respect to any Guarantor and without affecting the liability of any Guarantor under this Clause:

(a)	(i)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party or Finance Party under the Capex Facility Agreement (or any trustee or agent on its behalf) against those amounts; or

(ii)	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise); and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of that Guarantor’s liability under this Clause.

15.7	Non-competition

Unless and until:

(a)	all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents or by Eastern Pacific Circuits Investments (Singapore) Pte. Ltd. (to be renamed Merix Holding (Singapore) Pte. Ltd.) under or in connection with the Capex Facility Agreement have been irrevocably paid in full; or

(b)	the Facility Agent otherwise directs prior to such payment in full,

no Guarantor shall exercise any right or remedy arising, after a claim has been made or by virtue of any payment or performance by it under this Clause, by reason of:

(i)	any subrogation to any rights, security or moneys held, received or receivable by any Finance Party or Finance Party under the Capex Facility Agreement (or any trustee or agent on its behalf);

(ii)	any right of contribution or indemnity in respect of any payment made or moneys received on account of that Guarantor’s liability under this Clause;

(iii)	any right to claim, rank, prove or vote as a creditor of any Obligor or its estate in competition with any Finance Party or Finance Party under the Capex Facility Agreement (or any trustee or agent on its behalf); or

(iv)	any right to receive, claim or have the benefit of any payment, distribution or security from or on account of any Obligor, or exercise any right of set-off as against any Obligor.

Each Guarantor must hold in trust for and must immediately pay or transfer to the Facility Agent or the Administrative Agent (as the Facility Agent may direct) for the Finance Parties or the Finance Parties under the Capex Facility Agreement any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by the Facility Agent under this Clause provided that it is not intended by such obligations to create a security interest which requires registration.

15.8	Release of Guarantors’ right of contribution

If any Guarantor ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Guarantor:

(a)	that Guarantor will be released by each other Guarantor from any liability whatsoever to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor will waive any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any right of any Finance Party under any Finance Document or of any other security taken under, or in connection with, any Finance Document where the rights or security are granted by or in relation to the aspects of the retiring Guarantor.

15.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other security now or subsequently held by any Finance Party or the Administrative Agent (on behalf of the Finance Parties under the Capex Facility Agreement).

15.10	Limitations

(a)	This guarantee does not apply to any liability to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of Section 76 of the Companies Act of Singapore or Section 47A of the Companies Ordinance of Hong Kong or any equivalent and applicable provisions under the laws of the jurisdiction of incorporation of the relevant Guarantor.

(b)	The obligations of any Additional Guarantor are subject to the limitations (if any) set out in the Accession Agreement executed by that Additional Guarantor.

15.11	Application

Until all amounts which may be or become payable by Eastern Pacific Circuits Investments (Singapore) Pte. Ltd. (to be renamed Merix Holding (Singapore) Pte. Ltd.) under or in connection with the Capex Facility Agreement have been irrevocably paid in full, any amount payable by a Guarantor under this Clause must be paid to the Facility Agent to be applied in the manner as agreed from time to time between the Administrative Agent and the Facility Agent.

16.	REPRESENTATIONS AND WARRANTIES

16.1	Representations and warranties

Save where otherwise provided, the representations and warranties set out in this Clause are made to each Finance Party by each Obligor for itself and on behalf of each Subsidiary of that Obligor. References in this Clause to it or its include, unless the context otherwise requires, each Obligor and each Subsidiary of that Obligor.

16.2	Status

(a)	It is a limited liability company, duly incorporated and validly existing and (if applicable in its jurisdiction) in good standing under the laws of its jurisdiction of incorporation.

(b)	It has the power to own its assets and carry on its business as it is being and will be conducted.

16.3	Powers and authority

It has the power to enter into and perform, and has taken all necessary action to authorise the entry into and performance of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

16.4	Legal validity

(a)	Each Transaction Document to which it is a party is legally binding, valid and, subject to the Reservations, enforceable obligation.

(b)	Each Security Document to which it is a party creates the Security Interests which that Security Document purports to create and such Security Interests are valid and effective.

(c)	Each Finance Document to which it is a party is in the proper form for its enforcement in the jurisdiction of its incorporation.

16.5	Non-conflict

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents to which it is or will be party do not and will not:

(a)	conflict with any law or regulation applicable to it;

(b)	conflict with its constitutional documents; or

(c)	conflict with any document which is binding upon it or any of its assets or constitute a default or termination event (however described) under any such document, in each case to an extent or in a manner which has a Material Adverse Effect or could result in any liability on the part of any Finance Party to any third party or require the creation of any Security Interest over any asset in favour of a third party.

16.6	No default

(a)	No Default is outstanding or is reasonably likely to result from the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)	No other event or circumstance is outstanding which constitutes (or with the expiry of a grace period, the giving of notice, the making of any determination or the satisfaction of any other applicable condition will constitute) a default or termination event (however described) or an event resulting in an obligation to create security under any document which is binding on it or any of its assets to an extent or in a manner which has a Material Adverse Effect.

16.7	Authorisations

Except for registration where required of each Security Document, all authorisations required by it:

(a)	in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Transaction Documents have been (or will at Closing be) obtained or effected (as appropriate) and are (or will at Closing be) in full force and effect; and

(b)	to carry on its business in the ordinary course and in all material respects as it is being conducted have been obtained or effected (as appropriate) and are in full force and effect.

16.8	Information

(a)	In the case of the Company and the Borrower only, as at the date of this Agreement and at Closing, in respect of the Information:

(i)	all expressions of opinion, expectation, intention or policy were made after careful consideration and were fair and reasonable as at the date at which they are stated to be given and can be properly supported;

(ii)	all forecasts and projections were prepared on the basis of recent historical information and assumptions which were fair and reasonable at that date and were not misleading in any material respect (it being recognised that projections and forecasts are not to be viewed as facts and that actual results may differ from projected or forecasted results);

(iii)	all other information was true and accurate in all material respects as at its date or (if appropriate) as at the date (if any) at which it is stated to be given;

(iv)	there is no omission of any information the omission of which would make the Information untrue or misleading in any material respect;

(v)	except to the extent indicated otherwise in the Information, nothing has occurred since the date the Information was provided which renders any of the material information, expressions of opinion or intention, projections or conclusions contained in the Information inaccurate or misleading (or in the case of expressions of opinion, conclusions or projections, other than fair and reasonable) in any material respect in the context of the transactions contemplated by the Acquisition Documents and the Finance Documents;

(b) (i)	all material information provided to a Finance Party by or on behalf of the Investor, the Company or the Borrower in connection with the Acquisition and/or the Target Group on or before the date of this Agreement and not superseded before that date (whether or not contained in the Information) is accurate and not misleading in any material respect;

(ii)	all projections provided to any Finance Party on or before the date of this Agreement have been prepared in good faith on the basis of assumptions which were reasonable at the time at which they were prepared and supplied and were not misleading in any material respect; and

(iii)	none of the Investor, the Company or the Borrower omitted to disclose any information which would make any of the information or projections referred to in subparagraphs (i) and (ii) above misleading in any material respect.

The Company and the Borrower may make specific written disclosures in reasonable detail to the Facility Agent (to be received by the Facility Agent at least five Business Days prior to the date of this Agreement) against paragraphs (a) and (b) above for the purpose of their repetition as at the date of this Agreement and paragraphs (a) and (b) will be deemed to be qualified by those written disclosures.

16.9	Financial statements

(a)	Its latest Accounts supplied under this Agreement:

(i)	have been prepared in accordance with the Accounting Standards consistently applied; and

(ii)	fairly present in all material respects (if unaudited) its consolidated financial condition as at the Accounting Date to which they were drawn up, and the consolidated results of operations for the Accounting Period for which they were drawn up.

(b)	The budgets and forecasts supplied under this Agreement were arrived at after careful consideration, have been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were reasonable as at the date they were prepared and supplied and were not misleading in any material respect.

(c)	Since the date of the latest Accounts delivered to the Facility Agent there has been no material adverse change in the assets or financial condition of the Group.

16.10	Litigation etc.

(a)	No litigation, arbitration, expert determination, alternative dispute resolution or administrative proceedings are current or, to its knowledge, pending or threatened, which have or, if adversely determined, would have a Material Adverse Effect or result in an uninsured liability against members of the Group in an amount which exceeds USD500,000.

(b)	It has not breached any law or regulation which breach would have a Material Adverse Effect.

(c)	No labour disputes are current or, to its knowledge, threatened which have or would have a Material Adverse Effect.

16.11	Intellectual Property Rights

Except where the failure to do so does not have a Material Adverse Effect, it:

(a)	is (or after Closing will be) the sole legal and beneficial owner of or has licensed to it on normal commercial terms all the Intellectual Property Rights which are material in the context of its business and which are required by it in order to carry on its business in all material respects as it is being conducted;

(b)	has taken all formal or procedural actions (including payment of fees) required to maintain those Intellectual Property Rights;

(c)	none of those Intellectual Property Rights is being infringed, nor (to its knowledge) is there any threatened infringement of any of those Intellectual Property Rights, in any material respect; and

(d)	does not, in carrying on its business, infringe any Intellectual Property Rights of any third party in any respect which has a Material Adverse Effect.

16.12	Environment

(a)	It has obtained all Environmental Approvals required for the carrying on of its business as currently conducted and has at all times complied with:

(i)	the terms and conditions of such Environmental Approvals; and

(ii)	all other applicable Environmental Laws,

where, in each case, if not obtained or complied with the failure or its consequences would have a Material Adverse Effect. There are to its knowledge no circumstances that may prevent or interfere with such compliance in the future.

(b)	There is no Environmental Claim pending or formally threatened and there are no past or present acts, omissions, events or circumstances that would form, or are reasonably likely to form, the basis of any Environmental Claim (including any arising out of the generation, storage, transport, disposal or release of any dangerous substance) against any member of the Group which, if adversely determined, would have a Material Adverse Effect.

16.13	Structure Memorandum

In the case of the Company and the Borrower only and as at the date of this Agreement and Closing, the Structure Memorandum:

(a)	shows all members of the Group (and all Joint Ventures and minority interests held by any member of the Group);

(b)	contains descriptions which in all material respects are true, complete and correct of the corporate ownership structure of the Group (including all minority interests in any member of the Group), as it will be immediately after Closing; and

(c)	shows all loans (of USD100,000 or more) between members of the Group and between any member of the Group and a member of the Merix Group as they will be immediately after Closing.

16.14	Representations and warranties on the Acquisition Documents

(a)	To the best of its knowledge, as at the date of this Agreement and Closing, no representation or warranty (as qualified by any related disclosure letter or schedule to the Acquisition Documents) given by any party in the Acquisition Documents is untrue or misleading in any material respect.

(b)	The Acquisition Documents contain all the terms of the Acquisition and the transactions referred to in the Acquisition Documents.

(c)	The Seller is not receiving any payment or other consideration in connection with the Acquisition from any member of the Merix Group other than as provided in the Acquisition Documents.

16.15	The Borrower

In the case of the Company and Borrower only:

(a)	except as may arise under the Transaction Documents and for Acquisition Costs, before Closing none of the Company, the Borrower or their Subsidiaries (other than the Target Group) has traded or incurred any material liabilities or commitments (actual or contingent, present or future);

(b)	the Company is the legal and beneficial owner of all of the shares in the Borrower and the Borrower is the legal and beneficial owner of all the shares in its Subsidiaries (other than the Target Group); and

(c)	at Closing, the Borrower will become the beneficial owner and be unconditionally entitled to become the legal and beneficial owner of all of the Target Shares.

16.16	Assets

(a)	After Closing it will be the sole legal and beneficial owner of the material assets which are to be transferred to it under the Acquisition Documents.

(b)	It is (or after Closing will be) the sole legal and beneficial owner of the shares and other material assets which it charges or purports to charge under any Security Document.

(c)	It owns or has leased or licensed to it all material assets necessary to conduct its business as it is being or will be conducted.

16.17	Financial Indebtedness and Security Interests

(a)	No member of the Group has any Financial Indebtedness outstanding which is not permitted by the terms of this Agreement.

(b)	No Security Interest exists over the whole or any part of the assets of any member of the Group except for those permitted under Clause 19.5 (Negative pledge).

16.18	Insurance

(a)	There is no outstanding insured loss or liability incurred by it in an amount which is USD500,000 or more which is not expected to be covered to the full extent of that loss or liability.

(b)	There has been no non-disclosure, misrepresentation or breach of any term of any material Insurance which would entitle any insurer of that Insurance to repudiate, rescind or cancel it or to treat it as avoided in whole or in part or otherwise decline any valid claim under it by or on behalf of any member of the Group.

(c)	No insurer of any material Insurance is in run-off or has entered into any insolvency proceedings.

16.19	Taxes on payments

(a)	It is not overdue in the filing of any Tax returns or filings relating to any material amount of Tax and it is not overdue in the payment of any material amount of, or in respect of, Tax.

(b)	No claims or investigations by any Tax authority are being or are reasonably likely to be made or conducted against it which are reasonably likely to result in a liability of or claim against any member of the Group to pay any material amount of, or in respect of, Tax.

(c)	For Tax purposes, it is resident only in the jurisdiction of its incorporation.

(d)	As at the date of this Agreement, all amounts payable by it under the Finance Documents may be made without any Tax Deduction.

16.20	Stamp duties

No stamp or registration duty or similar Tax or charge is payable in its jurisdiction of incorporation in respect of any Finance Document.

16.21	Immunity

(a)	The entry into by it of each Finance Document constitutes, and the exercise by it of its rights and performance of its obligations under each Finance Document will constitute private and commercial acts performed for private and commercial purposes; and

(b)	it will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in its jurisdiction of incorporation in relation to any Finance Document.

16.22	No adverse consequences

(a)	It is not necessary under the laws of its jurisdiction of incorporation:

(i)	in order to enable any Finance Party to enforce its rights under any Finance Document; or

(ii)	by reason of the entry into any Finance Document or the performance by it of its obligations under any Finance Document,

that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in its jurisdiction of incorporation; and

(b)	no Finance Party is or will be deemed to be resident, domiciled or carrying on business in its jurisdiction of incorporation by reason only of the entry into, performance and/or enforcement of any Finance Document.

16.23	Jurisdiction/governing law

(a)	Its:

(i)	irrevocable submission under this Agreement to the jurisdiction of the courts of England;

(ii)	agreement that this Agreement is governed by English law; and

(iii)	agreement not to claim any immunity to which it or its assets may be entitled,

are legal, valid and binding under the laws of its jurisdiction of incorporation; and

(b)	any judgment obtained in England will be recognised and be enforceable by the courts of its jurisdiction of incorporation.

16.24	Times for making representations and warranties

(a)	Unless otherwise specified, the representations and warranties set out in this Clause are made by each Original Obligor on the date of this Agreement.

(b)	Unless a representation and warranty is expressed to be given at or as of a specific date or dates only, each representation and warranty is deemed to be repeated by:

(i)	each Additional Guarantor and the Company on the date on which that Additional Guarantor becomes an Obligor; and

(ii)	each Obligor on the date of each Request, on each Utilisation Date and on the last day of each Term.

(c)	When a representation and warranty is deemed to be repeated, it is deemed to be made by reference to the circumstances existing at the time of repetition.

17.	INFORMATION COVENANTS

17.1	Financial statements

(a)	The Company must supply to the Facility Agent in sufficient copies for all the Lenders:

(i)	the audited consolidated financial statements of the Merix Group for each annual Accounting Period (Form 10-K) filed with the U.S. Securities and Exchange Commission by the Merix Group;

(ii)	the unaudited consolidated financial statements of the Merix Group for each quarterly Accounting Period (Form 10-Q) filed with the U.S. Securities and Exchange Commission by the Merix Group;

(iii)	audited consolidated financial statements of the Company for each annual Accounting Period;

(iv)	such audited financial statements of each other Obligor for each annual Accounting Period as are required to be prepared under the law of the jurisdiction in which that Obligor is incorporated;

(v)	its unaudited consolidated financial statements and related statements of operations, stockholders’ equity and cash flows for each quarterly Accounting Period; and

(vi)	the Book-to-Bill Ratio of the Group for Accounting Month,

provided that where the financial statements referred to in (i) and (ii) above have been posted on a publicly accessible electronic website, they may be supplied by the Company notifying the Facility Agent of such posting and details of the website.

(b)	The following Accounts and other financial information must be supplied as soon as they are available and:

(i)	in the case of the Merix Group’s annual audited consolidated Accounts, and the annual audited Accounts of each Obligor, within 120 days;

(ii)	in the case of Merix Group’s unaudited consolidated quarterly Accounts and the Company’s unaudited consolidated quarterly Accounts, within 45 days; and

(iii)	in the case of the Company’s monthly Book-to-Bill Ratio of the Group information, within 30 days,

of the end of the relevant Accounting Period or Accounting Month.

17.2	Form and scope of financial statements

(a)	The Company must ensure that all Accounts supplied under this Agreement:

(i)	fairly present in all material respects the financial condition (consolidated if it has Subsidiaries) of the relevant person as at the date to which those Accounts were drawn up and the results of operations for the Accounting Period then ended; and

(ii)	comprise at least a balance sheet, profit and loss account and cashflow statement for the Accounting Period then ended and (in the case of quarterly Accounts) the annual Accounting Period to date and the last 52/53 weeks (or less, taking into account Clause 18.4 (Initial periods)) consecutive quarterly Accounting Periods.

(b)	The Company must ensure that all annual audited consolidated Accounts of the Company are prepared in accordance with the Accounting Standards.

(c)	The Company must ensure that all unaudited Accounts are prepared in accordance with or on a basis consistent in all material respects with the Accounting Standards.

(d)	The Company must ensure that each set of Accounts for a quarterly Accounting Period is accompanied by a report of the Chief Financial Officer:

(i)	explaining the main financial issues arising during that period; and

(ii)	comparing the financial performance for such period against the equivalent period in the previous financial year.

(e)	The Company must ensure that each set of Accounts for an annual Accounting Period is accompanied by any letter addressed to the management of the Company (or Merix Corporation) by the Auditors and accompanying those Accounts.

(f)	The Company must notify the Facility Agent of any intended material change to the manner in which any Accounts are prepared.

17.3	Compliance Certificate

The Company must supply to the Facility Agent with each set of its annual and quarterly Accounts a Compliance Certificate which must be signed by the Chief Financial Officer.

17.4	Budget

(a)	The Company must supply to the Facility Agent as soon as they are available and in any event not later than 30 days before the beginning of each annual Accounting Period a budget for the Group for that Accounting Period.

(b)	The budget must be:

(i)	prepared on a basis consistent with the Accounting Standards ; and

(ii)	approved by the board of directors of the Company.

(c)	If the Company updates or changes the budget referred to above, it must within not more than 30 days of the update or change being made deliver to the Facility Agent in sufficient copies for all the Lenders:

(i)	an updated or changed budget; and

(ii)	a written explanation of the main changes in that budget.

17.5	Auditors

The Company will retain one of the firms named or described in the definition of “Auditors” in Clause 1.1 (Definitions) to audit its consolidated annual financial statements.

17.6	Information – miscellaneous

The Company must supply to the Facility Agent, in sufficient copies for all the Lenders if the Facility Agent so requests:

(a)	at the same time as they are despatched, copies of all documents despatched by the Company to its shareholders generally (or any class of them) or despatched by any member of the Group to its creditors generally (or any class of them);

(b)	promptly upon becoming aware of them, details of any circumstances which have or might have a Material Adverse Effect;

(c)	promptly upon becoming aware of them, details of any claim or potential claim in an amount of USD500,000 or more made by or against a member of the Group under the Acquisition Documents and any allegation of breach of any Acquisition Document by any party to that Acquisition Document;

(d)	promptly on receipt, copies of any financial statements or accounts of the Target Group not previously delivered under the EPC Facilities and copies of any completion accounts delivered under the Acquisition Documents;

(e)	promptly on request, an up to date copy of its shareholders’ register (or the equivalent under the law of its jurisdiction of incorporation);

(f)	promptly after the same become publicly available (and only if and to the extent applicable), copies of all periodic and other reports, proxy statements and other materials filed by the Company or any of its Subsidiaries with any governmental authority regulating reporting by issuers of publicly held securities or with any national securities exchange; and

(g)	promptly on request, such further information regarding the financial condition, assets and operations of the Group and/or any member of the Group (including any requested amplification or explanation of any item in the Accounts, budgets or other material provided by any Obligor under this Agreement) as any Finance Party through the Facility Agent may reasonably request.

17.7	Notification of Default

(a)	Unless the Facility Agent has already been so notified by another Obligor, each Obligor must notify the Facility Agent of any Default (and the steps, if any, being or proposed to be taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly on request by the Facility Agent, the Company must supply to the Facility Agent a certificate, signed by two of its authorised signatories on its behalf, certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being or proposed to be taken to remedy it.

17.8	Year end

The Company must as promptly as reasonably possible:

(a)	procure that each annual Accounting Period, and each financial year-end of each member of the Group, falls on the Accounting Date falling on or nearest to 30 April;

(b)	procure that its first annual Accounting Period falls on 22 April 2006 (being five weeks prior to the last Saturday in May 2006); and

(c)	procure that each quarterly Accounting Period and each financial quarter of each member of the Group ends on an Accounting Date.

17.9	Know your customer requirements

(a)	Each Obligor must promptly on the request of any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of all applicable know your customer requirements.

(b)	Each Lender must promptly on the request of the Facility Agent or the Security Agent supply to that Agent any documentation or other evidence which is reasonably required by that Agent to carry out and be satisfied with the results of all applicable know your customer requirements.

18.	FINANCIAL COVENANTS

18.1	Financial undertakings

(a)	The Company must ensure that:

(i)	Fixed Charges Coverage Ratio: Consolidated EBITDA, less Tax paid in cash and less Capital Expenditure made to the extent not financed with other permitted indebtedness or with cash proceeds from the sale of capital assets, during any Test Period ending on any quarterly Accounting Date on or after July 2006, shall not be less than 1.10 times Consolidated Total Debt Service for such Test Period;

(ii)	Leverage Ratio: Consolidated Total Borrowings as at the last day of each Test Period set forth below shall not be more than the multiple of Consolidated EBITDA for such Test Period shown in the table below:

Test Period to:	Leverage Ratio
22 July 2006	4.75

21 October 2006	4.25

20 January 2007	3.25

21 April 2007	2.75

21 July 2007	2.75

20 October 2007	2.75

26 January 2008	2.00

26 April 2008	2.00

26 July 2008	2.00

25 October 2008	2.00

24 January 2009	2.00

(iii)	Interest Coverage Ratio: Consolidated EBITDA for each of the Test Periods ending on the dates in the table below, shall not be less than the multiple of Consolidated Total Interest Payable shown in the table for that Test Period:

Test Period to:	Interest Coverage Ratio
22 July 2006	3.00

21 October 2006	3.50

20 January 2007	4.00

21 April 2007	4.50

21 July 2007	4.50

20 October 2007	4.50

26 January 2008	4.50

26 April 2008	4.50

26 July 2008	4.50

25 October 2008	4.50

24 January 2009	4.50

(b)	Maximum Capital Expenditure. In respect of each period set out in column (1) below (each an Expenditure Period), the Company will procure that the Group taken as a whole will not make Capital Expenditure in excess of the amount (each a Capital Expenditure Limit) set out in column (2) below opposite the relevant period:

(1) Expenditure Period	(2) Capital Expenditure Limit
(USD)
Closing Date to 22 April 2006	8,500,000
23 April 2006 to 21 April 2007	13,000,000
22 April 2007 to 26 April 2008	12,000,000
27 April 2008 to 31 May 2009	7,000,000

provided that:

(i)	for the purposes of this Subclause, Capital Expenditure funded by cash contributed by the Investor will be excluded in determining whether or not a Capital Expenditure Limit has been exceeded;

(ii)	up to fifty per cent. (50 per cent.) of any such Capital Expenditure Limit not utilised in any Expenditure Period may be carried forward for one Expenditure Period only and added (otherwise than for the purposes of the further application of this proviso) to the Capital Expenditure Limit for the next Expenditure Period. Any amount carried forward from one Expenditure Period to the next shall only be utilised after the original Capital Expenditure Limit for such next Expenditure Period has been utilised in full and if not utilised within such next Expenditure Period shall lapse; and

(iii)	the Company shall procure that the Group will not make Capital Expenditure if doing so would result in a breach of the Fixed Charges Coverage Ratio.

(c)	Minimum Consolidated EBITDA. In respect of each period set out in column (1) below, the Company will procure that the Consolidated EBITDA will not be less than the amount set out in column (2) below opposite the relevant period:

(1) Test Period	(2) Minimum Consolidated EBITDA
(USD)
Closing Date to 22 April 2006	7,500,000
23 April 2006 to 21 April 2007	20,000,000
22 April 2007 to 26 April 2008	23,000,000
27 April 2008 to 30 April 2009	25,000,000

18.2	Financial covenant definitions

Subject to Clause 18.4 (Initial periods), in this Agreement the following terms have the meanings set out below:

(a)	Consolidated Cashflow for any Test Period means Consolidated EBITDA for such period:

plus the amount of any rebate or credit in respect of any Tax on profits, gains or income actually received in cash by any member of the Group during such period;

plus the amount (net of any applicable withholding tax) of any dividends or other profit distributions received in cash by any member of the Group during such period from any entity which is not itself a member of the Group;

minus all prepayments of the Loans made during the Test Period.

minus all Capital Expenditure actually paid or contractually falling due for payment by members of the Group during such period except to the extent funded out of Net Proceeds or (for the purposes of calculating Excess Cashflow only) if greater, the amount of the Capital Expenditure Limit (as defined in Clause 18.1 (Financial undertakings) and ignoring any amount carried forward from a previous period) for that period;

minus all amounts of Tax on profits, gains or income actually paid and/or which fell due for immediate payment during such period and minus the amount of any withholding tax withheld from any amount paid to any member of the Group which has been taken into account in calculating Consolidated EBITDA for such period;

minus any increase or plus any decrease in Consolidated Net Working Capital between the Accounting Dates at the beginning and end of such Test Period (for which purpose the Closing Date shall be deemed to be an Accounting Date);

minus the amount of all dividends or other distributions in respect of its shares or other ownership interests paid by any member of the Group in that period to any person who is not a member of the Group;

minus all non-cash credits and plus all non-cash debits and other non-cash charges included in establishing Consolidated EBITDA for such period (to the extent not included in calculating Consolidated Net Working Capital as at the Accounting Date on which such period ends);

plus any positive and minus any negative extraordinary or exceptional items received or which are paid or fall due for payment by any member of the Group in cash during such period to the extent not already taken into account in calculating Consolidated EBITDA for such period;

minus payments to be paid to the other equity holders of the Permitted Joint Ventures permitted under Clause 19.16 (Dividends).

(b)	Consolidated EBITDA for any Test Period means the operating income of the Group for such period:

before deducting any depreciation or amortisation whatsoever;

before taking into account all extraordinary items (whether positive or negative) and all exceptional items (whether positive or negative);

before deducting any amount of Tax on profits, gains or income paid or payable by the Group and any amount of any rebate or credit in respect of Tax on profits, gains or income received or receivable by the Group;

before taking into account any Interest accrued as an obligation of any member of the Group whether or not paid, deferred or capitalised during such period;

before taking into account (to the extent otherwise included) any unrealised gains or losses due to exchange rate movements;

after adding back (to the extent otherwise deducted) any loss against book value incurred by the Group on the disposal of any asset (other than the sale of trading stock) during such period;

after adding back an amount equal to the purchase accounting inventory mark-up multiplied by a fraction, the denominator of which is the book value of the inventory subject to such adjustment (“Adjustment Inventory”) and the numerator of which is the book value of Adjustment Inventory consumed in the relevant Test Period;

after adding back (to the extent otherwise deducted) non-cash charges including deferred compensation and charges for the grant of options for the purchase of shares in Merix Corporation;

after deducting (to the extent otherwise included) any gain over book value arising in favour of the Group on the disposal of any asset (other than the sale of trading stock) during such period and any gain arising on any revaluation of any asset during such period; and

after deducting the amount of profit of any entity (which is not a member of the Group) in which any member of the Group has an ownership interest to the extent that the amount of such profit included in the Accounts of the Group exceeds the amount (net of any applicable withholding tax) received in cash by members of the Group through distributions by that entity.

(c)	Consolidated Net Working Capital as at any Accounting Date (for which purpose the Closing Date shall be deemed to be an Accounting Date) means Consolidated Current Commercial Assets minus Consolidated Current Commercial Liabilities, all as at such Accounting Date. For this purpose:

(i)	Consolidated Current Commercial Assets as at any Accounting Date means all of the current assets (other than Cash, Cash Equivalents, any credit receivable for Tax on profits, gains or income suffered, Interest receivable and repayments of Financial Indebtedness (within paragraph (a) and/or (c) of the definition of that term in Clause 1.1 (Definitions)) receivable) of the Group as at such Accounting Date;

(ii)	Consolidated Current Commercial Liabilities as at any Accounting Date means all of the current liabilities (excluding any Financial Indebtedness within paragraphs (a), (c), (d), (e), (f), (g), (i), (j), (k) and/or (l) of the definition of that term in Clause 1.1 (Definitions) (unless consisting of a liability in relation to items falling within paragraph (h) of that definition) and any accrued or unpaid Interest and any liabilities in respect of Tax on profits, gains or income and dividends, redemptions and other distributions payable to shareholders of the Company (whether or not declared)) of the Group as at such Accounting Date.

(d)	Consolidated Total Debt Service for the Group for any Test Period means Consolidated Total Interest Payable for such period:

plus all scheduled principal amounts of Financial Indebtedness (excluding any prepayments) of members of the Group (including, for the avoidance of doubt, the Loans and Financial Indebtedness under the Seller Loan Note Instrument but excluding Financial Indebtedness to any member of the Merix Group) which fell due for repayment or prepayment whether or not paid during or deferred for payment after such period, but excluding any principal amount which fell due under any overdraft or revolving credit facility and which was available for simultaneous redrawing according to the terms of such facility; and

(e)	Consolidated Total Interest Payable for the Group for any Test Period means the Interest accrued during such period as an obligation of any member of the Group to persons other than members of the Merix Group (whether or not paid or capitalised during or deferred for payment after such period).

(f)	Consolidated Total Borrowings in respect of the Group at any time means the aggregate at that time of the Financial Indebtedness of the members of the Group from sources external to the Merix Group (including, without limitation, the Loans and Financial Indebtedness under the Seller Loan Note Instrument).

(g)	Test Period means the period from the Closing Date to 22 April 2006 and thereafter the annual Accounting Period commencing on the Accounting Date approximately one year before the relevant measurement date and ending on the relevant measurement date.

18.3	Basis of Calculations

(a)	All the terms defined in Clause 18.2 (Financial covenant definitions) are to be determined on a consolidated basis and (except as expressly included or excluded in the relevant definition) in accordance with the Accounting Standards. The financial covenants in Clause 18.1 (Financial undertakings) shall apply as of the Accounting Date at the end of each Test Period and compliance (or otherwise) shall be verified by reference to the consolidated Accounts of the Group for the relevant Test Periods).

(b)	No item shall be deducted or credited more than once in any calculation.

18.4	Initial periods

(a)	Where any of the Test Periods would otherwise commence before the Closing Date, such Test Period shall, instead, commence on the Closing Date (the part of such period falling before the Closing Date being ignored).

(b)	Consolidated Cashflow, Consolidated EBITDA, Consolidated Total Debt Service and Consolidated Total Interest Payable shall for any Test Period ending less than 12 months after Closing be determined on an annualised basis by dividing each such amount by the number of days from Closing to the Accounting Date at the end of such Test Period and multiplying by 365.

(c)	For the purposes of making calculations under this Clause 18 (Financial covenants) only, the Target Group shall be deemed to have become wholly-owned subsidiaries of the Company on the Closing Date.

19.	GENERAL COVENANTS

19.1	General

Each Obligor agrees to be bound by the covenants set out in this Clause relating to it and, where the covenant is expressed to apply to a member or members of the Group, each Obligor must ensure that any member of the Group which is its Subsidiary also performs that covenant.

19.2	Authorisations

(a)	Each member of the Group must promptly:

(i)	obtain, maintain and comply with the terms; and

(ii)	supply certified copies to the Facility Agent,

of any authorisation required to enable it to perform its obligations under, or for the validity or enforceability of, any Transaction Document and the transactions contemplated by it.

(b)	Each member of the Group must promptly:

(i)	obtain, maintain and comply with the terms; and

(ii)	supply certified copies to the Facility Agent,

of any authorisation required to enable it to carry on its business in the ordinary course where failure to do so has a Material Adverse Effect.

19.3	Compliance with laws

Each member of the Group must comply in all respects with all laws and regulations to which it is subject where failure to do so has a Material Adverse Effect.

19.4	Pari passu ranking

Each Obligor must ensure that its payment obligations under the Finance Documents at all times rank at least pari passu with all its present and future unsecured unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally in its jurisdiction of incorporation or any other jurisdiction where it carries on business.

19.5	Negative pledge

(a)	Except as provided in paragraph (c) below, no member of the Group may create or allow to exist any Security Interest on any of its assets.

(b)	No member of the Group may:

(i)	dispose of any of its assets on terms where it is or may be or may be required to be leased to or re-acquired or acquired by a member of the Group or any of its related entities; or

(ii)	dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to:

(i)	any Security Interest created or evidenced by the Finance Documents;

(ii)	any Security Interest (existing as at the date of this Agreement) over assets of any member of the Target Group, but only if that Security Interest is irrevocably released and discharged on Closing;

(iii)	any Security Interest comprising a netting or set-off arrangement entered into by a member of the Group with an Approved Bank in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances provided that the aggregate of all obligations owing by the Group (other than under the Finance Documents) to all the Approved Banks entitled to such rights of netting or set-off shall not exceed USD10,000.

(iv)	any lien arising by operation of law or any lien or retention of title arrangement arising by agreement to substantially the same effect and in the ordinary course of trading and not as a result of any default or omission by any member of the Group;

(v)	any Security Interest on an asset acquired by a member of the Group after the Closing Date or on an asset (as at the date of a person’s acquisition by a member of the Group) of that person, but only for the period of three months from the date of acquisition and to the extent that:

(A)	that Security Interest was not created in contemplation of that acquisition; and

(B)	the principal amount secured by that Security Interest is permitted by Clause 19.7(b)(ii) (Financial Indebtedness) and has not been incurred or increased or its maturity date extended in contemplation of, or since, that acquisition;

(vi)	any Security Interest over goods and documents of title to such goods arising under documentary credit transactions entered into in the ordinary course of trade and on terms customary in that trade;

(vii)	any Security Interest expressly permitted in writing by the Majority Lenders (but only if the amount secured by that Security Interest is not increased above the permitted amount); and

(viii)	any Security Interest (not being over any asset subject to any Security Interest under the Security Documents and not being over any asset of any of the Obligors) securing that member of the Group’s own indebtedness which (when taken together with any other indebtedness which has the benefit of a Security Interest not permitted under the preceding subparagraphs) does not exceed USD500,000 at any time.

(ix)	any Security Interest provided in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(x)	cash deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(xi)	cash deposits or guarantees provided to PRC or Hong Kong public utilities, in each case in the ordinary course of business;

(xii)	judgment liens in respect of judgments that do not constitute an Event of Default under Subclause 20.8 (Judgments); and

(xiii)	easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any of the Obligors.

19.6	Disposals

(a)	Except as provided in paragraph (b) below, no member of the Group may, either in a single transaction or in a series of transactions and whether related or not and whether voluntarily or involuntarily, dispose of all or any part of its assets.

(b)	Paragraph (a) does not apply to any disposal:

(i)	of trading stock to a member of the Merix Group in accordance with any reasonable transfer pricing scheme which protects the commercial interests and maximises the Consolidated EBITDA of the Group to the extent permitted by law;

(ii)	on or about Closing of accounts receivable to Merix Corporation (for United States of America customers), Merix UK Limited (for United Kingdom customers), Merix Circuits Corporation (for Canadian customers) or Merix Singapore Sales Pte. Ltd. (for Singapore customers) for fair value on terms which protect the commercial interests and maximise the Consolidated EBITDA of the Group to the extent permitted by law;

(iii)	of trading stock outside the Merix Group made on arm’s length terms in the ordinary course of trading;

(iv)	of any asset (not being a business and not being shares, securities, interests in real property or rights under any Transaction Document) on arm’s length terms in exchange for any other asset comparable or superior as to type, value, quality and title (but only if the Obligor grants security in favour of the Finance Parties (in form and substance satisfactory to the Security Agent) over any asset replacing one which was subject to a Security Interest created under a Security Document);

(v)	of obsolete or redundant vehicles, plant and equipment, for cash on arm’s length terms provided that the fair market value of such assets does not exceed USD500,000 in any fiscal year;

(vi)	of any asset (not being shares):

(A)	to an Obligor incorporated in the same jurisdiction as the disposer (but only if the recipient grants security in favour of the Finance Parties (in form and substance satisfactory to the Security Agent) over any asset which was subject to a Security Interest created under a Security Document); or

(B)	by a Non-Obligor to any member of the Group;

(vii)	of Cash Equivalents:

(A)	for cash; or

(B)	in exchange for other Cash Equivalents;

(viii)	of cash where such disposal does not breach the other terms of the Finance Documents;

(ix)	pursuant to any Permitted Reorganisation;

(x)	constituted by a licence in respect of Intellectual Property Rights which is permitted pursuant to Clause 19.18(b) (Intellectual property rights);

(xi)	constituted by a Security Interest permitted under Clause 19.5(b) (Negative pledge);

(xii)	of any asset (not being a business and not being shares, securities, interests in real property or rights under any Transaction Document) to a Permitted Joint Venture on arm’s length terms; or

(xiii)	for cash on arm’s length terms where the higher of the market value and consideration receivable (when taken together with the higher of the market value and consideration receivable for any other disposal not allowed under the preceding subparagraphs) does not exceed USD500,000 in any annual Accounting Period of the Company.

(c)	The disposals referred to in paragraphs (b)(v),(b)(vii)(A) and (b)(xiii) above shall be for cash payable in full at or before the time of disposal.

19.7	Financial Indebtedness

(a)	Except as provided in paragraph (b) below, no member of the Group may incur or permit to be outstanding any Financial Indebtedness or enter into any off-balance sheet financing arrangement.

(b)	Paragraph (a) does not apply to:

(i)	Financial Indebtedness incurred under the Finance Documents, the Seller Loan Note Instrument or the Capex Loan as in force at the date of this Agreement;

(ii)	any Financial Indebtedness of any person acquired by a member of the Group after Closing which is incurred under arrangements in existence at the date of acquisition, but not incurred or increased or its maturity date extended in contemplation of, or since, that acquisition, and outstanding only for a period of three months following the date of acquisition;

(iii)	any Financial Indebtedness under finance or capital leases entered into before Closing provided that the terms of all such leases are disclosed to the Facility Agent before the date 30 days after Closing and that the terms which apply to such leases after Closing remain those in existence before Closing, unless changed with the consent of the Majority Lenders and provided also that the aggregate capital value of all items so leased under all such leases entered into before Closing does not exceed $5,000,000;

(iv)	any Financial Indebtedness under finance or capital leases entered into after Closing, provided that the aggregate capital value of all such items so leased under outstanding leases by members of the Group does not exceed USD500,000 at any time;

(v)	any Treasury Transaction permitted under Clause 19.13 (Treasury transactions);

(vi)	any Financial Indebtedness permitted under Clause 19.12 (Third party guarantees) or Clause 19.14 (Loans out);

(vii)	any Financial Indebtedness expressly permitted in writing by the Majority Lenders;

(viii)	any Financial Indebtedness of any member or members of the Group not otherwise permitted by this paragraph (b) which in aggregate (when taken together with the amount of any other indebtedness which has the benefit of a Security Interest permitted under Clause19.5(c)(viii) (Negative pledge)) does not exceed USD500,000 at any time; or

(ix)	any Financial Indebtedness incurred by a member of the Group in the ordinary course of business and owed to another member of the Merix Group which is a party to the Group Subordination Agreement.

(c)	This Subclause 19.7 shall not prohibit any member of the Group from incurring Financial Indebtedness the proceeds of which are at the same time used to pay in full all amounts owing to the Finance Parties and the Agents by the Obligors under the Finance Documents.

19.8	Change of business

The Company must ensure that no substantial change is made to the general nature of the business of the Group taken as a whole from that carried on by the Seller and its Subsidiaries at the Closing Date.

19.9	Mergers

No member of the Group may enter into any amalgamation, demerger, merger, consolidation or reconstruction other than a Permitted Reorganisation.

19.10	Acquisitions

(a)	Except as provided in paragraph (b) below, no member of the Group may:

(i)	acquire or subscribe for shares or other ownership interests in or securities of any company or other person;

(ii)	acquire any business; or

(iii)	incorporate any company or other person.

(b)	Paragraph (a) does not apply to:

(i)	any acquisition or subscription for shares or other ownership interests in any person referred to in the Structure Memorandum;

(ii)	the Acquisition;

(iii)	the subscription for or acquisition of shares in its direct Subsidiary, or the acquisition of the assets of an existing member of the Group, provided that:

(A)	the relevant shares and/or assets are upon acquisition effectively charged under the Security Documents; and

(B)	the aggregate of the amounts so applied does not exceed USD500,000 at any time;

(iv)	any Permitted Reorganisation; or

(v)	the acquisition or subscription for shares or ownership interests in (or the incorporation of a special purpose company to acquire an interest in) a Permitted Joint Venture on arm’s length terms.

19.11	Environmental matters

(a)	Each member of the Group must ensure that:

(i)	it is, and has been, in compliance with all Environmental Laws and Environmental Approvals applicable to it, where failure to do so has a Material Adverse Effect or is reasonably likely to result in any liability for a Finance Party;

(ii)	it obtains all requisite Environmental Approvals where failure to obtain would have a Material Adverse Effect or is reasonably likely to result in any liability for a Finance Party; and

(iii)	it implements procedures to monitor compliance with and to prevent liability under any Environmental Law.

(b)	Each Obligor must, promptly upon becoming aware, notify the Facility Agent of:

(i)	any Environmental Claim current, or to its knowledge, pending or threatened; or

(ii)	any circumstances reasonably likely to result in an Environmental Claim,

which has or, if substantiated, would have a Material Adverse Effect or is reasonably likely to result in any liability for a Finance Party.

(c)	The Company agrees to indemnify each Finance Party, each receiver appointed under any Security Document and their respective officers (together the Indemnified Parties) against any loss or liability suffered or incurred by that Indemnified Party (except to the extent caused by such Indemnified Party’s own negligence or wilful default) which:

(i)	arises by virtue of any actual or alleged breach of any Environmental Law (whether by any Obligor, an Indemnified Party or any other person); or

(ii)	arises in connection with an Environmental Claim,

which relates to the Group, any assets of the Group or the operation of all or part of the business of the Group (or in each case any member of the Group) and which would not have arisen if the Finance Documents or any of them had not been executed by that Finance Party.

19.12	Third party guarantees

(a)	Except as provided in paragraph (b) below, no member of the Group may incur or allow to be outstanding any guarantee by such member of the Group or any of its Subsidiaries in respect of any person.

(b)	Paragraph (a) does not apply to:

(i)	any guarantee arising under the Transaction Documents;

(ii)	the endorsement of negotiable instruments in the ordinary course of trade;

(iii)	performance bonds guaranteeing performance by an Obligor (not being the Company or the Borrower) under any contract (not being in respect of Financial Indebtedness) entered into in the ordinary course of trade;

(iv)	guarantees by other Obligors in respect of the Financial Indebtedness of Obligors (not being the Company or the Borrower) where such Financial Indebtedness is permitted by the terms of this Agreement; or

(v)	guarantees (not being in respect of any obligation or liability of the Company or the Borrower) not otherwise allowed under the preceding subparagraphs under which the aggregate liability (actual or contingent) of members of the Group (when taken together with the amount of any Financial Indebtedness permitted under Clause 19.14(b)(v) (Loans out)) does not exceed USD500,000.

19.13	Treasury transactions

No member of the Group may enter into any Treasury Transaction, other than

(a)	contracts entered into in the ordinary course of business with an Approved Bank for a term of no more than one year which are not for speculative purposes.

(b)	any Treasury Transaction expressly permitted in writing by the Majority Lenders.

19.14	Loans out

(a)	Except as provided in paragraph (b) below, no member of the Group may be the creditor in respect of any Financial Indebtedness or of any trade credit extended to any of its customers.

(b)	Paragraph (a) does not apply to:

(i)	trade credit extended by any member of the Group to its customers on normal commercial terms and in the ordinary course of its trading activities;

(ii)	any loan by one Obligor to another Obligor or by a member of the Group to a Non-Obligor provided that the terms of paragraph (c) below are complied with.

(iii)	loans made to directors and employees of members of the Group in order to purchase shares in the Company to the extent permitted by Clause 19.15 (Share capital);

(iv)	loans to Joint Ventures to the extent permitted by Clause19.27 (Joint Ventures); or

(v)	Financial Indebtedness not otherwise allowed under the preceding subparagraphs which (when taken together with the aggregate actual or contingent liability under any guarantees permitted under Clause 19.12(b)(v) (Third party guarantees)) does not exceed USD500,000.

(c)	Any loan made between members of the Group must be on terms that:

(i)	the creditor of that loan (if an Obligor) shall grant security over its rights in respect of that loan in favour of the Lenders on terms acceptable to the Facility Agent (acting on the instructions of the Majority Lenders) and in accordance with Clause 19.30 (Security);

(ii)	each of the creditor and the debtor of that loan shall be party to the Group Subordination Agreement as an Obligor under and as defined in the Group Subordination Agreement; and

(iii)	the creditor in respect of that loan may not take any action to cause that loan (or any related interest, fees or other amounts) to become due or to be paid:

(A)	in breach of the terms of the Group Subordination Agreement; or

(B)	if not already prohibited by paragraph (A), unless the other member of the Group has sufficient readily available cash to pay the sum which is due or demanded.

19.15	Share capital

(a)	Except as provided in paragraph (b) below, no member of the Group may:

(i)	redeem, purchase, defease, retire or repay any of its shares or share capital (or any instrument convertible into shares or share capital) or resolve to do so;

(ii)	issue any shares (or any instrument convertible into shares) which by their terms are redeemable or carry any right to a return prior to the Senior Discharge Date; or

(iii)	issue any shares or share capital (or any instrument convertible into shares or share capital) to any person other than its Holding Company.

(b)	Paragraph (a) does not apply to:

(i)	any transaction expressly allowed under the Finance Documents;

(ii)	the issue of shares by a member of the Group to another member of the Group which is a shareholder in it prior to that issue where, if any shares in the company issuing such shares are the subject of a Security Interest pursuant to the Security Documents, such shares become the subject of an equivalent Security Interest in favour of the Finance Parties on the same terms;

(iii)	any transaction which is a Permitted Reorganisation; or

(iv)	the issue of shares by the Company to one or more employees as compensation provided that the aggregate amount of ordinary shares allotted to them does not exceed USD500,000 at any time, with each share valued at its book value at the time it was allotted to an employee.

19.16	Dividends

(a)	Except as provided below, the Company may not and will procure that its Subsidiaries do not:

(i)	declare, make or pay, or pay interest on any unpaid amount of, any dividend, charge, fee or other distribution (whether in cash or in kind) on or in respect of its shares or share capital (or any class of its share capital);

(ii)	repay or distribute any share premium account; or

(iii)	except as required by law, pay or allow any member of the Group to pay any management, advisory or other fee to or to the order of the shareholders of the Company (or any of their respective Affiliates which is not a member of the Group).

(b)	Paragraph (a) does not apply to:

(i)	payment of dividends by any Subsidiary of the Borrower to the Borrower;

(ii)	payment of dividends by any Subsidiary of the Borrower to any other wholly-owned Subsidiary of the Borrower; or

(iii)	payment of dividends by EPCHY, EPCHZ, EPC Lomber and EPC Dongguan provided that such dividends (or profit distribution) are paid to all shareholders of such Subsidiary pro rata according to their respective equity interests in such Subsidiary.

19.17	Loan Notes

The Company may not (and will ensure that no other member of the Group will):

(a)	except as allowed by the terms of the Seller Subordination Agreement, repay or prepay any amount (whether of principal, fee, interest, premium or other charge) outstanding under the Seller Loan Note Instrument; or

(b)	purchase, redeem, defease or discharge or provide any guarantee or security for or sub participation in the Seller Loan Note Instrument or any amount outstanding under the Seller Loan Note Instrument.

19.18	Intellectual property rights

(a)	Except as provided below, each member of the Group must, except where the failure to do so would not have a Material Adverse Effect:

(i)	make any registration and pay any fee or other amount which is necessary to retain and protect the Intellectual Property Rights which are material to the business of a member of the Group;

(ii)	record its interest in those Intellectual Property Rights;

(iii)	take such steps as are necessary and commercially reasonable (including the institution of legal proceedings) to prevent third parties infringing those Intellectual Property Rights;

(iv)	not use or permit any such Intellectual Property Right to be used in a way which may, or take or omit to take any action which may, adversely affect the existence or value of such Intellectual Property Right; and

(v)	not grant any licence in respect of those Intellectual Property Rights to anyone not a member of the Group.

(b)	Paragraph (a)(v) above does not apply to:

(i)	licence arrangements entered into between members of the Group for so long as they remain members of the Group; or

(ii)	licence arrangements entered into on normal commercial terms and in the ordinary course of its business.

19.19	Insurances

(a)	In this Clause a prudent owner means a prudent owner and operator of any business, and of assets of a type and size, similar in all cases to those owned and operated by the relevant member of the Group in a similar location.

(b)	Each member of the Group must ensure that its Insurances insure it for its insurable interest in respect of all risks:

(i)	which are required to be insured against under any applicable law or regulation;

(ii)	which a prudent owner would insure against.

(c)	Each member of the Group must ensure that the Insurances are with an insurance company or underwriter which is of international standing and is not a captive insurer which is a member of the Group.

(e)	Each member of the Group must ensure that its Insurances comply with the following requirements:

(i)	each member of the Group must be insured for its own insurable interest, and separately from any other insured party, on a basis that:

(A)	any non-disclosure, misrepresentation or breach by or on behalf of any one insured party will not prejudice the cover of any other insured party; and

(B)	insurers waive any right of subrogation against any member of the Group or any Finance Party;

(ii)	each member of the Group must be entitled to claim directly for any insured loss suffered by it;

(iii)	the insurers must give at least 30 days’ notice to the Facility Agent if any insurer proposes to repudiate, rescind or cancel any Insurance or to treat it as avoided in whole or in part or otherwise decline any valid claim under it by or on behalf of that member of the Group;

(iv)	each member of the Group must be free to assign all amounts payable to it under each of its Insurances and all its rights in connection with those amounts in favour of the Security Agent as agent and trustee for the Finance Parties; and

(v)	no limits of cover purchased under any Insurance are to be capable of being eroded below the limits which a prudent owner would maintain by reason of claims from persons who are not members of the Group.

(f)	Each member of the Group must:

(i)	promptly pay (or procure payment of) all premiums and do anything which is necessary to keep each of its Insurances in full force and effect; and

(ii)	not do or allow anything to be done which may (and promptly notify the Facility Agent of any event or circumstance which does or is reasonably likely to) entitle any insurer of any of its Insurances to repudiate, rescind or cancel it or to treat it as avoided in whole or in part or otherwise decline any valid claim under it by or on behalf of that member of the Group.

(g)	Each member of the Group must:

(i)	promptly notify the Facility Agent of any event or occurrence giving rise to any aggregate loss or liability in excess of USD500,000 in respect of which any member of the Group is entitled to make one or more claim under any Insurance; and

(ii)	keep the Facility Agent advised of the progress of the claim(s).

(h)	If any member of the Group fails to maintain any contract of insurance which it is required to maintain under this Agreement, that member of the Group will allow the Facility Agent to purchase the requisite insurance on its behalf if the Facility Agent so elects. That member of the Group must immediately on request by the Facility Agent pay the reasonable costs and expenses of the Facility Agent or any of its agents incurred in the purchase of that insurance.

(i)	Each member of the Group must keep all assets material to the conduct of its business in good order and condition, ordinary wear and tear excepted.

19.20	Lines of Business

The Company must not carry on any business or own any assets, other than:

(a)	the ownership of shares of the Borrower;

(b)	the ownership of Cash and the provision of administrative services (excluding treasury services) to other members of the Group of a type customarily provided by a Holding Company to its Subsidiaries;

(c)	incurring Financial Indebtedness under the Transaction Documents provided that the same is permitted by the Finance Documents; or

(d)	rights arising under the Transaction Documents.

19.21	Arm’s-length terms

No member of the Group may enter into any material transaction with any person otherwise than on arm’s-length terms and for full market value, save for:

(a)	loans between members of the Group; or

(b)	other transactions between members of the Group,

which are permitted by other terms of this Agreement provided that the terms of those loans or transactions do not result in a transfer of value from an Obligor to a Non-Obligor.

19.22	Amendments to documents

No member of the Group may:

(a)	amend its memorandum or articles of association, joint venture contracts or other constitutional documents;

(b)	amend or waive any term of the Transaction Documents or any of the other documents delivered to the Facility Agent pursuant to Clause 4.1 (Conditions precedent documents),

without the prior written consent of the Original Lenders if prior to Closing, and thereafter in a manner or to an extent which is reasonably likely in any way to affect materially and adversely the interests of the Finance Parties under the Finance Documents.

19.23	Bank Accounts

(a)	As soon as practicable after Closing the Borrower shall open such operating accounts as it requires with the Security Agents.

(b)	The Company shall procure that all sales by the Group outside the People’s Republic of China shall be made by the Borrower to the Group’s customers or, to the extent that it is in the commercial interests of the Group for tax or other reasons or required by law, to Merix Corporation (for sales to United States of America customers), Merix UK Limited (for United Kingdom customers), Merix Circuits Corporation (for Canadian customers) or Merix Singapore Sales Pte. Ltd. (for Singapore customers).

(c)	The Company shall procure that any member of the Merix Group which purchases from Borrower shall pay for all such purchases on reasonable arm’s length commercial terms.

(d)	The Borrower shall pay (or procure the payment of) the proceeds of all receivables from all sales into the Borrower’s operating account(s) with the Security Agent.

(e)	After the opening of the account(s) referred to in paragraph (a) above, the Borrower may not open or maintain any account or enter into any banking relationship with any bank other than the Security Agent.

19.24	Access

Upon reasonable notice being given by the Facility Agent, each Obligor must, and will cause each other member of the Group to, allow any one or more representatives of the Facility Agent and/or accountants or other professional advisers appointed by the Facility Agent (at the Company’s risk and expense) to have access during normal business hours to the premises, assets, books and records of that member of the Group to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants.

19.25	Pension schemes

(a)	Each member of the Group must be:

(i)	in compliance with all laws and contracts relating to any of its pension schemes; and

(ii)	maintain and fund its pension schemes to at least the extent required by local law and practice.

(b)	The Company must supply the Facility Agent with a copy of any report in respect of any pension scheme operated by a member of the Group which the Facility Agent may reasonably request.

19.26	Taxes

Each member of the Group must pay all Taxes due and payable (or, where payments of Tax must be made by reference to estimated amounts, such estimated Tax (calculated in good faith) as due and payable for the relevant period) by it prior to the accrual of any fine or penalty for late payment, unless (and only to the extent that):

(a)	payment of those Taxes is being contested in good faith;

(b)	adequate reserves are being maintained for those Taxes and the costs required to contest them; and

(c)	failure to pay those Taxes does not have a Material Adverse Effect.

19.27	Joint Ventures

No member of the Group may:

(a)	enter into, invest in, acquire any interest in, transfer any asset to, lend to, be the creditor of any Financial Indebtedness of or give any guarantee in respect of the obligations of any Joint Venture; or

(b)	trade with or sell to or acquire assets or services from any Joint Venture otherwise than on arm’s length terms,

other than in respect of a Permitted Joint Venture.

19.28	Executive Officers

(a)	The Company must ensure that there is in place in respect of each Obligor and each Subsidiary qualified management with appropriate skills.

(b)	If any of the Executive Officers ceases (whether by reason of death, retirement at normal retiring age or through ill health or otherwise) to perform his or her duties (as required under the service contracts delivered to the Facility Agent pursuant to under paragraph 18 of Schedule 2 (Conditions precedent documents)), the Company must promptly notify the Facility Agent.

19.29	Guarantees

(a)	The Company must ensure that each of the Targets will comply with section 76 of the Companies Act of Singapore or section 47A of the Companies Ordinance of Hong Kong (if applicable) at or before the time it is required to execute the Finance Documents provided for in Schedule 5 (Security Documents).

(b)	The Company must ensure that:

(i)	each of the Targets becomes an Additional Guarantor at or before the time provided for in Schedule 5 (Security Documents);

(ii)	each person that becomes a Subsidiary of the Company becomes an Additional Guarantor as soon as such person becomes a Subsidiary.

(c)	The Company is not required to perform its obligations under paragraph (a) or (b) above if:

(i)	it is unlawful for the relevant person to become a Guarantor; and

(ii)	that person becoming a Guarantor would result in personal liability for that person’s directors or other management.

(d)	Each Obligor must use, and must procure that the relevant person uses, all reasonable endeavours (including compliance with sections section 76 of the Companies Act of Singapore or section 47A of the Companies Ordinance of Hong Kong or the equivalent in that relevant person’s jurisdiction of incorporation) lawfully to avoid any such unlawfulness or personal liability. This includes agreeing to a limit on the amount guaranteed. The Facility Agent may agree to such a limit if, in its opinion, to do so might avoid the relevant unlawfulness or personal liability.

19.30	Security

(a)	Each Obligor shall ensure that the persons identified in Schedule 5 (Security Documents) will execute and deliver to the Security Agent the intended Security Documents identified against their name in that Schedule at or before the time provided for in that Schedule.

(b)	Each Obligor must, and shall procure that each Subsidiary, on acquiring any asset which:

(i)	would not be immediately and effectively charged by the then existing Security Documents; and

(ii)	(A) is of a type which is charged by the then existing Security Documents; or

(B)	is otherwise material to the business of that member of the Group,

executes and delivers to the Security Agent such further or additional Security Documents in relation to such assets as the Majority Lenders may reasonably require and in form and substance satisfactory to them.

(c)	Each Obligor shall execute and deliver to the Security Agent such further or additional Security Documents in such form as the Majority Lenders shall require creating an effective first ranking fixed Security Interest over the shares in any entity which becomes a member of the Group after Closing.

(d)	Eastern Pacific Circuits Investments Limited (to be renamed as Merix Holding (Hong Kong) Limited) shall procure the registration of the EPC Lomber and EPC Dongguan Equity Pledges with the SAIC and MOFCOM by not later than 90 days after the date of execution of these Equity Pledges.

(e)	Eastern Pacific Circuits Investments (Singapore) Pte. Ltd. (to be renamed as Merix Holding (Singapore) Pte. Ltd.) shall procure the registration of the MHY, MHZ and Merix Distribution Equity Pledges with the SAIC and MOFCOM by not later than 90 days after the date of execution of these Equity Pledges.

(f)	Each Obligor shall, and shall procure that each other relevant member of the Group which is its Subsidiary shall, at its own expense, execute and do all such assurances, acts and things as the Security Agent may reasonably require:

(i)	for registering any Security Documents in any required register and for perfecting or protecting the security intended to be afforded by the Security Documents; and

(ii)	if the Security Documents have become enforceable, for facilitating the realisation of all or any part of the assets which are subject to the Security Documents and the exercise of all powers, authorities and discretions vested in the Security Agent or in any receiver of all or any part of those assets, and in particular shall execute all transfers, conveyances, assignments and releases of that property whether to the Security Agent or to its nominees and give all notices, orders and directions which the Security Agent may reasonably think expedient.

(g)	On each date that a Security Document is entered into after Closing, each Obligor shall procure that the documents listed in Part 4 (To be delivered in respect of additional security) of Schedule 2 (Conditions Precedent Documents) in respect of the Obligor entering into such Security Document are delivered to the Facility Agent.

(h)	The Company shall procure and Merix Manufacturing (Hong Kong) Limited shall obtain all necessary consent and approval from the Lessor in relation to the granting of the Security Interest over and in respect of the TKO Secured Property in accordance with the terms of the Master Security Deed, as identified in Schedule 5 (Security Documents) within 14 days from the date of this Agreement (each of the Lessor, the Lease and TKO Secured Property having the meaning as defined in the Master Security Deed).

19.31	Acquisition Documents

(a)	The Company shall promptly pay (or shall procure that there is promptly paid) all amounts payable by the Company (or any member of the Merix Group) under the Acquisition Documents as and when the same become due (save to the extent being contested by a member of the Merix Group in good faith and where adequate reserves are being maintained for any such payment).

(b)	The Company must take, and must procure that each member of the Group takes, all commercially reasonable steps to protect, maintain and enforce its rights and pursue any claims or remedies which the Merix Group has under the Acquisition Documents.

20.	DEFAULT

20.1	Events of Default

Each of the events or circumstances set out in this Clause is an Event of Default.

20.2	Non-payment

An Obligor does not pay on the due date any amount payable by it under the Finance Documents in the manner required under the Finance Documents, unless the non-payment:

(a)	is caused by technical or administrative error by a bank in the transmission of funds; and

(b)	is remedied within three Business Days of the due date.

20.3	Breach of other obligations

(a)	An Obligor does not comply with any term of Clauses 18 (Financial covenants), 19.4 (Pari passu ranking), 19.5 (Negative pledge), 19.6 (Disposals), 19.9 (Mergers), 19.10 (Acquisitions), 19.12 (Third party guarantees), 19.14 (Loans out), 19.15 (Share capital), 19.16 (Dividends), 19.17 (Loan Notes), 19.29 (Guarantees) or 19.30 (Security); or

(b)	an Obligor does not comply with any term of the Finance Documents (other than any term referred to in Clause 20.2 (Non-payment) or in paragraph (a) above), unless the non compliance:

(i)	is capable of remedy; and

(ii)	is remedied within 14 days of the earlier of the Facility Agent giving notice of the breach to the Company and any Obligor becoming aware of the non-compliance.

20.4	Misrepresentation

A representation or warranty made or deemed to be repeated by an Obligor in any Finance Document or in any document delivered by or on behalf of any Obligor under any Finance Document is incorrect or misleading in any material respect when made or deemed to be repeated, unless the circumstances giving rise to the breach of warranty:

(a)	are capable of remedy (in the sole opinion of the Facility Agent); and

(b)	are remedied within 30 days of the earlier of the Facility Agent giving notice of the breach to the Company and any Obligor becoming aware of the misrepresentation or breach of warranty.

20.5	Cross-default

(a)	Any of the following occurs in respect of a member of the Group:

(i)	any of its Financial Indebtedness (or any amount payable in respect of its Financial Indebtedness) is not paid when due (after the expiry of any originally applicable grace period); or

(ii)	any of its Financial Indebtedness:

(A)	becomes prematurely due and payable prior to its stated maturity or, if the Financial Indebtedness arises under a guarantee, prior to the stated maturity of the Financial Indebtedness which is the subject of the guarantee; or

(B)	is placed on demand;

(C)	is capable of being declared by or on behalf of a creditor to be prematurely due and payable or of being placed on demand; or

(D)	is terminated or closed out or is capable of being terminated or closed out,

in each case, as a result of an event of default or any provision having a similar effect (howsoever described); or

(iii)	any commitment of a provider of Financial Indebtedness to it is cancelled or suspended, or is capable of being cancelled or suspended by such provider, in each case, as a result of an event of default or any provision having a similar effect (howsoever described), unless the aggregate principal amount of Financial Indebtedness falling within all or any of paragraphs (i) to (iii) above is less than USD1,000,000.

(b)	Any of the following occurs in respect of a member of the Merix Group:

(i)	the Wachovia Facility becomes due and payable prior to its stated maturity; or

(ii)	formal litigation proceedings are commenced to recover any amount due and payable under the Wachovia Facility; or

(iii)	enforcement of any Security Interest over any of its assets; or

(iv)	a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution for, to petition for or to file documents with a court or any registrar for its winding-up, administration or dissolution or for the seeking of relief under any applicable bankruptcy, insolvency, company or similar law or any such resolution is passed; or

(v)	any Borrower or Guarantor makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors in connection with a moratorium or adjustment of the Indebtedness due to them; or

(vi)	a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation order or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against any Borrower or Guarantor or all or any part of its properties and such petition or application is not dismissed within sixty (60) days after the date of its filing or any Borrower or Guarantor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner; or

(vii)	a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by any Borrower or Guarantor or for all or any part of its property; or

(viii)	its shareholders, directors or other officers request the appointment of, or give notice of their intention to appoint, a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer in respect of it or any of its assets.

20.6	Insolvency

Any of the following occurs in respect of any member of the Group:

(a)	it is, or is deemed for the purposes of any applicable law to be, unable to pay its debts as they fall due or insolvent; or

(b)	it admits its insolvency or its inability to pay its debts as they fall due; or

(c)	it suspends making payments on any of its debts or announces an intention to do so; or

(d)	by reason of actual or anticipated financial difficulties, it begins negotiations with any creditor for the rescheduling or restructuring of any of its indebtedness; or

(e)	the value of its assets is less than its liabilities (taking into account contingent and prospective liabilities); or

(f)	a moratorium is declared or instituted in respect of any of its indebtedness.

(g)	If a moratorium occurs in respect of any member of the Group, the ending of the moratorium will not remedy any Event of Default caused by the moratorium.

20.7	Insolvency proceedings

(a)	Except as provided in paragraph (b) below, any of the following occurs in respect of a member of the Group:

(i)	any step is taken with a view to a moratorium or a composition, assignment or similar arrangement with any of its creditors; or

(ii)	a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution for, to petition for or to file documents with a court or any registrar for its winding-up, administration or dissolution or for the seeking of relief under any applicable bankruptcy, insolvency, company or similar law or any such resolution is passed; or

(iii)	any person presents a petition or files documents with a court or any registrar for its winding-up, administration, dissolution or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) or seeking relief under any applicable bankruptcy, insolvency, company or similar law; or

(iv)	an order for its winding-up, administration or dissolution is made or other relief is granted under any applicable bankruptcy, insolvency, company or similar law; or

(v)	any Security Interest is enforced over any of its assets;

(vi)	any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer is appointed in respect of it or any of its assets; or

(vii)	its shareholders, directors or other officers request the appointment of, or give notice of their intention to appoint, a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer in respect of it or any of its assets.

(b)	Paragraph (a) above does not apply to:

(i)	any step or procedure which is part of a Permitted Reorganisation; or

(ii)	a petition for winding-up presented by a creditor which is being contested in good faith and with due diligence and is discharged or struck out within 14 days.

20.8	Judgments

(a)	Any judgment for the payment of money is rendered against any member of the Group for an amount in excess of USD250,000 in one case or in excess of USD500,000 in the aggregate and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of a member of the Group, to enforce any such judgment.

(b)	Paragraph (a) does not apply if:

(i)	the judgment is covered by insurance and the insurer has assumed responsibility in writing for such judgment within 30 days; and

(ii)	the judgment amount is paid or otherwise satisfied within 60 days.

20.9	Creditors’ process

(a)	Except as provided in paragraph (b) below, any attachment, sequestration, distress, execution or analogous event affects any asset or assets of a member of the Group.

(b)	Paragraph (a) does not apply if:

(i)	the asset or assets are not subject to any Security Interest under the Security Documents and the aggregate value of that asset or those assets is less than USD1,000,000; or

(ii)	that attachment, sequestration, distress, execution or analogous event is being contested in good faith and with due diligence and is discharged within 14 days.

20.10	Analogous proceedings

There occurs, in relation to any member of the Group, in any jurisdiction to which it or any of its assets are subject, any event which appears to correspond with any of those mentioned in Clauses 20.6 (Insolvency) to 20.8 (Judgments) (inclusive).

20.11	Cessation of business

A member of the Group suspends, ceases, or threatens to suspend or cease, to carry on all or a substantial part of its business or to change the nature of its business from that undertaken at the date of this Agreement except:

(a)	as part of a Permitted Reorganisation; or

(b)	as a result of any disposal allowed under this Agreement.

20.12	Finance Documents

(a)	It is or becomes unlawful for any Obligor to perform any of its obligations under the Finance Documents.

(b)	Any Finance Document is not effective in accordance with its terms or is alleged by an Obligor to be ineffective in accordance with its terms for any reason.

(c)	A Security Document does not create the Security Interests it purports to create.

(d)	An Obligor repudiates or rescinds a Finance Document or evidences an intention to repudiate or rescind a Finance Document.

20.13	Ownership of members of the Group

(a)	An Obligor (other than the Company) is not or ceases to be a wholly-owned Subsidiary of the Company.

(b)	The Company does not or ceases to hold beneficially, directly or indirectly, 85% of the equity interest in EPCHZ.

(c)	The Company does not or ceases to hold beneficially, directly or indirectly, 95% of the equity interest in EPCHY.

(d)	The Company does not or ceases to hold beneficially, directly or indirectly, 90% of the equity interest in EPC Lomber.

(e)	The Company does not or ceases to hold beneficially, directly or indirectly, 85.29% of the equity interest in EPC Dongguan.

20.14	Subordination Agreement

(a) (i)	Any party to the Group Subordination Agreement (other than a Finance Party) does not comply with the terms of the Group Subordination Agreement; or

(ii)	a representation or warranty given by any party to a Subordination Agreement is incorrect in any material respect,

and, if the non-compliance or circumstances giving rise to the misrepresentation or breach of warranty are capable of remedy, such non-compliance is or circumstances are not remedied within 14 days of the earlier of the Facility Agent giving notice to that party of and that party becoming aware of the non-compliance or misrepresentation or breach of warranty;

(b)	a Subordination Agreement is not effective or is alleged by a party to it (other than a Finance Party) to be ineffective;

(c)	any party to a Subordination Agreement (other than a Finance Party) repudiates that Subordination Agreement or takes any step which can reasonably be interpreted as indicating an intention to repudiate it; or

(d)	any other event occurs which has a material adverse effect on the rights of the Finance Parties under a Subordination Agreement.

20.15	Material adverse effect

Any event or series of events (whether related or not) occurs which has a Material Adverse Effect.

20.16	Audit qualification

The Auditors qualify their report on any audited Accounts of the Company:

(a)	on the grounds that the information supplied to them or to which they had access was inadequate or unreliable;

(b)	on the grounds that they are unable to prepare such Accounts on a going concern basis; or

(c)	otherwise in terms or as to issues which in the opinion of the Majority Lenders (acting reasonably) are material in the context of the Finance Documents and the transactions contemplated by them.

20.17	Expropriation

The authority or ability of any member of the Group to conduct its business is wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person.

20.18	Rescission of Agreements

Any party to the Acquisition Documents or the Seller Loan Note Instrument rescinds or purports to rescind or repudiates or purports to repudiate any of those agreements or instruments in whole or in part where to do so would in the opinion of the Majority Lenders (acting reasonably) materially and adversely affect the interests of the Lenders under the Finance Documents.

20.19	Proceedings

There shall occur any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or enquiry concerning or arising in consequence of any of the Acquisition Documents or the Finance Documents or the implementation of any matter or transaction provided for in the Acquisition Documents or the Finance Documents, and which is reasonably likely to be determined adversely to any member of the Group, and which if so determined would have a Material Adverse Effect.

20.20	Acceleration

(a)	Subject to paragraph (b) below, if an Event of Default is outstanding, the Facility Agent may, and must if so instructed by the Majority Lenders, by notice to the Company:

(i)	declare that an Event of Default has occurred; and/or

(ii)	cancel all or any part of the Total Commitments; and/or

(iii)	declare that all or part of any amounts outstanding under the Finance Documents are:

(A)	immediately due and payable; and/or

(B)	payable on demand by the Facility Agent acting on the instructions of the Majority Lenders.

Any notice given under this Subclause will take effect in accordance with its terms.

(b)	In the case of an Event of Default under Clauses 20.6, 20.7, 20.9, 20.10, 20.11 or 20.17 which arises in relation to an event or circumstances concerning a Non-Core Subsidiary and provided that no other Default or Event of Default has occurred and is subsisting, the Facility Agent and the Lenders will not take any steps under paragraph (a) above unless they determine in their absolute discretion (which determination may be made or varied at any time whilst the relevant Event of Default is outstanding) that the occurrence or subsistence of that Event of Default has an adverse effect or is reasonably likely to have an adverse effect on:

(i)	the ability of any Obligor other than the relevant Non-Core Subsidiary to perform any of its payment obligations under any of the Finance Documents (taking into account resources available to it without breaching the terms of the Agreement from other members of the Group);

(ii)	the ability of the Company to comply with its obligation under Clause 18 (Financial Covenants);

(iii)	the assets, prospects or financial condition of the Group taken as a whole;

(iv)	any right or remedy of a Finance Party in respect of the Finance Document; or

(v)	the validity or enforceability of, or effectiveness or ranking of any security granted or purported to be granted pursuant to, any Finance Document.

21.	SECURITY

21.1	Security Agent as holder of security

Unless expressly provided to the contrary in any Finance Document, the Security Agent holds any security created by a Security Document on trust for the Finance Parties.

21.2	Responsibility

(a)	Except as otherwise provided in a Finance Document, the Security Agent is not liable or responsible to any other Finance Party for:

(i)	any failure in perfecting or protecting the security created by any Security Document; or

(ii)	any other action taken or not taken by it in connection with a Security Document.

(b)	Except as otherwise provided in a Finance Document, no Agent is responsible for:

(i)	the right or title of any person in or to, or the value of, or sufficiency of any part of the security created by the Security Documents;

(ii)	the priority of any security created by the Security Documents; or

(iii)	the existence of any other Security Interest affecting any asset secured under a Security Document.

21.3	Title

(a)	The Security Agent may accept, without enquiry, the title (if any) an Obligor may have to any asset over which security is intended to be created by any Security Document.

(b)	The Security Agent has no obligation to insure any such asset or the interests of the Finance Parties in any such asset.

21.4	Possession of documents

The Security Agent is not obliged to hold in its own possession any Security Document, title deed or other document in connection with any asset over which security is intended to be created by a Security Document. Without prejudice to the above, the Security Agent may allow any bank providing safe custody services or any professional adviser to the Security Agent to retain any of those documents in its possession.

21.5	Investments

Except as otherwise provided in any Security Document and in Clause 7.7 above, all moneys received by the Security Agent under the Finance Documents may be:

(a)	invested in the name of, or under the control of, the Security Agent in any investment for the time being authorised by English law for the investment by trustees of trust money or in any other investments which may be selected by the Security Agent with the consent of the Majority Lenders; or

(b)	placed on deposit in the name of, or under the control of, the Security Agent at such bank or institution (including any Finance Party) and upon such terms as the Security Agent may agree.

21.6	Approval

Each Finance Party:

(a)	confirms its approval of each Security Document; and

(b)	authorises and directs the Security Agent (by itself or by such person(s) as it may nominate) to execute and enforce the same as trustee (or agent) or as otherwise provided (and whether or not expressly in the names of the Finance Parties) on its behalf.

21.7	Conflict with Security Documents

If there is any conflict between the provisions of this Agreement and any Security Document with regard to instructions to or other matters affecting the Security Agent, this Agreement will prevail.

21.8	Release of security

(a)	If a disposal to a person or persons outside the Group of any asset owned by an Obligor over which security has been created by the Security Documents is:

(i)	allowed by the terms of Clause 19.6 (Disposals); or

(ii)	being effected at the request of the Majority Lenders in circumstances where any of the security created by the Security Documents has become enforceable; or

(iii)	being effected by enforcement of the Security Documents,

the Security Agent is irrevocably authorised to execute on behalf of each Finance Party and each Obligor (and at the cost of the relevant Obligor) the releases referred to in paragraph (b) below.

(b)	The releases referred to in paragraph (a) above are:

(i)	any release of the security created by the Security Documents over that asset; and

(ii)	if that asset comprises all of the shares in the capital of any Obligor (or any Holding Company of an Obligor) held by members of the Group, a release of that Obligor and its Subsidiaries from all present and future liabilities (both actual and contingent and including any liability to any other Obligor under the Finance Documents by way of contribution or indemnity) in its capacity as a Guarantor (but not as the Borrower) under the Finance Documents and a release of all Security Interests granted by that Obligor and its Subsidiaries under the Security Documents.

(c) (i)	In the case of subparagraph (a)(i) above, the Net Proceeds of the disposal must be applied in accordance with Clause 7 (Prepayment and cancellation).

(ii)	In the case of subparagraphs (a)(ii) and (iii) above, the Net Proceeds of the disposal must be applied in accordance with Clause 14.7 (Partial payments).

(d)	If the Security Agent is satisfied that a release is allowed under this Subclause, each Finance Party must execute (at the cost of the relevant Obligor) any document which is reasonably required to achieve that release. Each other Finance Party irrevocably authorises the Security Agent to execute any such document. Any release will not affect the obligations of any other Obligor under the Finance Documents.

21.9	Certificate of non-crystallisation

The Security Agent may, at the cost and request of the Company, issue certificates of non-crystallisation.

21.10	Co-security agent

(a)	The Security Agent may appoint a co-security agent in any jurisdiction outside Hong Kong:

(i)	if the Security Agent considers that without the appointment the interests of the Finance Parties under the Finance Documents might be materially and adversely affected;

(ii)	for the purpose of complying with any law, regulation or other condition in any jurisdiction; or

(iii)	for the purpose of obtaining or enforcing a judgment or enforcing any Finance Document in any jurisdiction.

(b)	Any appointment under this Subclause will only be effective if the separate security agent or co-security agent confirms to the Security Agent and the Company in form and substance satisfactory to the Security Agent that it is bound by the terms of this Agreement as if it were the Security Agent.

(c)	The Security Agent may remove any separate security agent or co-security agent appointed by it and may appoint a new co-security agent in its place.

(d)	The Company must pay to the Security Agent any reasonable remuneration paid by the Security Agent to any separate security agent or co-security agent appointed by it, together with any related reasonable costs and expenses properly incurred by the separate security agent or co-security agent.

21.11	Perpetuity period

The perpetuity period for the trusts in this Agreement is 80 years.

21.12	Information

Each Lender must supply the Security Agent with any information that the Security Agent may reasonably specify as being necessary or desirable to enable it to perform its functions under this Clause.

21.13	Perfection of security

An Obligor must (at its own cost) take any action and execute any document which is required by the Security Agent so that a Security Document provides for effective and perfected security in favour of any successor Security Agent.

22.	THE AGENTS

22.1	Appointment and duties of the Agents

(a)	Each Finance Party (other than such Agent) irrevocably appoints each Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each Finance Party irrevocably authorises each Agent to:

(i)	perform the duties and to exercise the rights, powers and discretions that are specifically given to it under the Finance Documents, together with any other incidental rights, powers and discretions; and

(ii)	execute each Finance Document expressed to be executed by the relevant Agent on its behalf.

(c)	Each Agent has only those duties which are expressly specified in the Finance Documents. Those duties are solely of a mechanical and administrative nature.

22.2	No fiduciary duties

Except as specifically provided in a Finance Document:

(a)	nothing in the Finance Documents makes an Agent a trustee or fiduciary for any other Party or any other person; and

(b)	no Agent need hold in trust any moneys paid to or recovered by it for a Party in connection with the Finance Documents or be liable to account for interest on those moneys.

22.3	Individual position of an Agent

(a)	If it is also a Lender, each Agent has the same rights and powers under the Finance Documents as any other Lender and may exercise those rights and powers as though it were not an Agent.

(b)	Each Agent may:

(i)	carry on any business with any Obligor or its related entities (including acting as an agent or a trustee for any other financing); and

(ii)	retain any profits or remuneration it receives under the Finance Documents or in relation to any other business it carries on with any Obligor or its related entities.

22.4	Reliance

Each Agent may:

(a)	rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b)	rely on any statement made by any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify;

(c)	assume, unless the context otherwise requires, that any communication made by an Obligor is made on behalf of and with the consent and knowledge of all the Obligors;

(d)	engage, pay for and rely on professional advisers selected by it (including those representing a Party other than that Agent); and

(e)	act under the Finance Documents through its personnel and agents.

22.5	Majority Lenders’ instructions

(a)	Each Agent is fully protected if it acts on the instructions of the Majority Lenders in the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any such instructions given by the Majority Lenders will be binding on all the Lenders. In the absence of instructions, each Agent may act or refrain from acting as it considers to be in the best interests of all the Lenders.

(b)	Each Agent may assume that, unless it has received notice to the contrary, any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c)	Each Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it may incur in complying with the instructions.

(d)	Neither Agent is authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings in connection with any Finance Document, unless the legal or arbitration proceedings relate to:

(i)	the perfection, preservation or protection of rights under the Security Documents; or

(ii)	the enforcement of any Security Document.

(e)	An Agent may require the receipt of security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it may incur in complying with the instructions of the Majority Lenders.

22.6	Responsibility

(a)	No Agent is responsible to any other Finance Party for the legality, validity, effectiveness, enforceability, adequacy, accuracy, completeness or performance of:

(i)	any Finance Document or any other document;

(ii)	any statement or information (whether written or oral) made in or supplied in connection with any Finance Document; or

(iii)	any observance by any Obligor of its obligations under any Finance Document or any other document.

(b)	Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms that it:

(i)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each Obligor and its related entities and the nature and extent of any recourse against any Party or its assets); and

(ii)	has not relied exclusively on any information provided to it by any Agent in connection with any Finance Document or agreement entered into in anticipation of or in connection with any Finance Document.

22.7	Exclusion of liability

(a)	Neither Agent is liable or responsible to any other Finance Party for any action taken or not taken by it in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the relevant Agent) may take any proceedings against any of the officers of an Agent in respect of any claim it might have against that Agent or in respect of any act or omission of any kind by that officer in connection with any Finance Document. Any officer of an Agent may rely on this Subclause and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

(c)	Neither Agent is liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by that Agent if that Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by that Agent for that purpose.

(d)	(i)	Nothing in this Agreement will oblige any Agent to satisfy any know your customer requirement in relation to the identity of any person on behalf of any Finance Party.

(ii)	Each Finance Party confirms to each Agent that it is solely responsible for any know your customer requirements it is required to carry out and that it may not rely on any statement in relation to those requirements made by any other person.

22.8	Default

(a)	Neither Agent is obliged to monitor or enquire whether a Default has occurred. Neither Agent is deemed to have knowledge of the occurrence of a Default.

(b)	If the Facility Agent:

(i)	receives notice from a Party referring to this Agreement, describing a Default and stating that the event is a Default; or

(ii)	is aware of the non-payment of any principal, interest or fee payable to a Lender under any Finance Document,

it must promptly notify the Lenders.

22.9	Information

(a)	Each Agent must promptly forward to the person concerned the original or a copy of any document which is delivered to that Agent by a Party for that person.

(b)	Except where a Finance Document specifically provides otherwise, neither Agent is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	Except as provided above, neither Agent has any duty:

(i)	either initially or on a continuing basis to provide any Lender with any credit or other information concerning the risks arising under or in connection with the Finance Documents (including any information relating to the financial condition or affairs of any Obligor or its related entities or the nature or extent of recourse against any Party or its assets) whether coming into its possession before, on or after the date of this Agreement; or

(ii)	unless specifically requested to do so by a Lender in accordance with a Finance Document, to request any certificate or other document from any Obligor.

(d)	In acting as an Agent, that Agent will be treated as acting through its agency division which will be treated as a separate entity from its other divisions and departments. Any information received or acquired by an Agent which, in its opinion, is received or acquired by another division or department or otherwise than in its capacity as an Agent may be treated as confidential by that Agent and will not be treated as information possessed by that Agent in its capacity as such.

(e)	Neither Agent is obliged to disclose to any person any confidential information supplied to it by or on behalf of a member of the Group solely for the purpose of evaluating whether any waiver or amendment is required in respect of any term of the Finance Documents.

(f)	Each Obligor irrevocably authorises each Agent to disclose to the other Finance Parties any information which, in that Agent’s opinion, is received by it in its capacity as an Agent.

22.10	Indemnities

(a)	Without limiting the liability of any Obligor under the Finance Documents, each Lender must indemnify each Agent for that Lender’s proportion of any loss or liability incurred by that Agent in acting as an Agent, except to the extent that the loss or liability is caused by that Agent’s gross negligence or wilful misconduct, provided that this indemnity shall not apply to the costs of the Agent’s management time and internal resources.

(b)	A Lender’s proportion of the liability or loss set out in paragraph (a) above is the proportion which its participation in the Loans and undrawn Commitments (if any) bear to all the Loans on the date of the demand. If, however, there are no Loans outstanding on the date of demand, then the proportion will be the proportion which its aggregate Commitments bear to the Total Commitments at the date of demand or, if the Total Commitments have been cancelled, bore to the Total Commitments immediately before being cancelled.

(c)	If a Party owes an amount to an Agent under the Finance Documents, that Agent may after giving notice to that Party:

(i)	deduct from any amount received by it for that Party any amount due to that Agent from that Party under a Finance Document but unpaid; and

(ii)	apply that amount in or towards satisfaction of the owed amount.

That Party will be regarded as having received the amount so deducted.

22.11	Compliance

Each Agent may refrain from doing anything (including disclosing any information) which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.

22.12	Resignation

(a)	An Agent may resign and appoint any of its Affiliates as its successor Agent by giving notice to the other Finance Parties and the Company.

(b)	Alternatively, an Agent may resign by giving notice to the Finance Parties and the Company, in which case the Majority Lenders may appoint a successor Agent to it.

(c)	If no successor Agent has been appointed under paragraph (b) above within 60 days after notice of resignation was given, the retiring Agent may appoint a successor Agent to it.

(d)	The person(s) appointing a successor Agent must, if practicable, consult with the Company prior to the appointment.

(e)	The resignation of a Security Agent and the appointment of a successor Security Agent will not become effective until the Facility Agent confirms that it is satisfied that the Security Documents (and any related documentation) have been transferred to or into (and where required registered in) the name of the proposed successor Security Agent.

(f)	On satisfying the above conditions, the successor Agent will succeed to the position of the retiring Agent and the term Facility Agent or Security Agent (as applicable) will mean the successor Agent.

(g)	The retiring Agent must, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(h)	Upon its resignation becoming effective, this Clause will continue to benefit a retiring Agent in respect of any action taken or not taken by it in connection with the Finance Documents while it was an Agent, and, subject to paragraph (g) above, it will have no further obligations under any Finance Document.

(i)	The Majority Lenders may, by notice to any Agent, require it to resign under paragraph (b) above.

(j)	An Obligor must (at its own cost) take any action and execute any document which is required by the Security Agent so that a Security Document provides for effective and perfected security in favour of any successor Security Agent.

22.13	Relationship with Lenders

(a)	Each Agent may treat each Lender as a Lender, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received not less than five Business Days’ prior notice from that Lender to the contrary.

(b)	The Facility Agent may at any time, and must if requested to do so by the Majority Lenders, convene a meeting of the Lenders.

(c)	The Facility Agent must keep a record of all the Parties and supply any other Party with a copy of the record on request. The record will include each Lender’s Facility Office(s) and contact details for the purposes of this Agreement.

22.14	Agent’s management time

Subject to Subclause 22.10(a), if an Agent requires, any amount payable to that Agent under any indemnity or otherwise in respect of any reasonable costs or expenses incurred by that Agent under the Finance Documents after the date of this Agreement may include the reasonable cost of using its management time or other internal resources and will be calculated on the basis of such reasonable daily or hourly rates as that Agent may notify to the relevant Party. This is in addition to any amount in respect of fees, costs or expenses paid or payable to that Agent under any other term of the Finance Documents.

22.15	Notice period

Where this Agreement specifies a minimum period of notice to be given to the Facility Agent, the Facility Agent may, at its discretion, accept a shorter notice period.

23.	EVIDENCE AND CALCULATIONS

23.1	Accounts

Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

23.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under the Finance Documents will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

23.3	Calculations

Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 or 365 days or otherwise, depending on what the Facility Agent determines is market practice.

24.	FEES

24.1	Agents’ fees

The Company must pay (or ensure that there is paid) to each Agent for its own account an agency fee in the amount and in the manner agreed in the Fee Letter between that Agent and the Company.

24.2	Arrangement fee

The Company must pay (or ensure that there is paid) an arrangement fee of USD180,000 on the date of this Agreement to be shared among the Lenders in accordance with their Pro-rata Share.

24.3	Revolving Credit commitment fee

(a)	The Company must pay to the Facility Agent for the account of each Lender a commitment fee computed as follows:

(i)	at the rate of 0.375 per cent. (0.375%) per annum for each fiscal quarter or part thereof after the date of this Agreement to the first fiscal quarter which ends on a date later than twelve months after the date of this Agreement; and

(ii)	thereafter, with effect from the commencement of each fiscal quarter starting after the date of delivery of a Margin Certificate, at the rate determined by reference to the table below and the information set out in that Margin Certificate

Leverage Ratio	Commitment Fee
(per cent. per annum)
Less than 2.00	0.300%
2.00 or greater and less than 2.50	0.350%
2.50 or greater and less than 3.00	0.400%
3.00 or greater	0.450%

on the undrawn, uncancelled amount of each Lender’s Revolving Credit Commitments.

(b)	For so long as the Company is in default of its obligation under this Agreement to provide a Margin Certificate the applicable Commitment Fee will be 0.450%.

(c)	Any commitment fee is payable quarterly in arrears and is also payable to the Facility Agent for a Lender on the date its Revolving Credit Commitments are cancelled in full.

25.	INDEMNITIES AND BREAK COSTS

25.1	Currency indemnity

(a)	The Company must, as an independent obligation, indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(i)	that Finance Party receiving an amount in respect of an Obligor’s liability under the Finance Documents; or

(ii)	that liability being converted into a claim, proof, judgment or order,

in a currency other than the currency in which the amount is expressed to be payable under the relevant Finance Document.

(b)	Unless otherwise required by law, each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

25.2	Acquisition indemnity

The Company agrees to indemnify each Finance Party against any loss or liability incurred by that Finance Party in connection with or arising out of the Acquisition or the funding of the Acquisition (including any incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the Acquisition), unless that loss or liability is caused by the gross negligence or wilful misconduct of that Finance Party.

25.3	Other indemnities

(a)	The Company must indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(i)	the occurrence of any Default;

(ii)	any failure by an Obligor to pay any amount due under a Finance Document on its due date, including any resulting from any distribution or redistribution of any amount among the Lenders under this Agreement;

(iii)	(other than by reason of gross negligence or wilful default by that Finance Party) a Loan not being made after a Request has been delivered for that Loan; or

(iv)	a Loan (or part of a Loan) not being prepaid in accordance with this Agreement.

(v)	The Company’s liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document, any amount repaid or prepaid or any Loan.

(b)	The Company must indemnify the Facility Agent against any loss or liability incurred by the Facility Agent as a result of:

(i)	investigating any event which the Facility Agent reasonably believes to be a Default; or

(ii)	acting or relying on any notice which the Facility Agent reasonably believes to be genuine, correct and appropriately authorised.

25.4	Break Costs

(a)	The Borrower must pay to each Lender its Break Costs if a Loan or overdue amount is repaid or prepaid otherwise than on the last day of any Term applicable to it.

(b)	Break Costs are the amount (if any) determined by the relevant Lender by which:

(i)	the interest which that Lender would have received for the period from the date of receipt of any part of its share in a Loan or an overdue amount to the last day of the applicable Term for that Loan or overdue amount if the principal or overdue amount received had been paid on the last day of that Term;

exceeds

(ii)	the amount which that Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the second Business Day following receipt and ending on the last day of the applicable Term.

(c)	Each Lender must supply to the Facility Agent for the Borrower details of the amount of any Break Costs claimed by it under this Subclause.

26.	EXPENSES

26.1	Initial costs

The Company must pay to each Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it or any of its Affiliates in connection with due diligence visits, the negotiation, preparation, printing, entry into and perfection of the Finance Documents and other documents contemplated by the Finance Documents, to the extent that such costs and expenses are not paid by the Seller.

26.2	Subsequent costs

The Company must pay to each Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it or any of its Affiliates in connection with:

(a)	the negotiation, preparation, printing, entry into and perfection of any Finance Document and other documents contemplated by the Finance Documents executed after the date of this Agreement;

(b)	any amendment, waiver or consent made or granted in connection with the Finance Documents; and

(c)	any other matter not of an ordinary administrative nature arising out of or in connection with any Finance Document.

26.3	Enforcement costs

The Company must pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

26.4	Security Agent’s on-going costs

(a)	If:

(i)	a Default occurs;

(ii)	the Security Agent considers it necessary or expedient; or

(iii)	the Security Agent is requested by an Obligor or the Majority Lenders to undertake duties which the Security Agent and the Company agree to be of an exceptional nature or outside the scope of the normal duties of the Security Agent under the Security Documents, the Company must pay to the Security Agent any additional remuneration which may be agreed between them.

(b)	If the Security Agent and the Company fail to agree:

(i)	whether the duties are of an exceptional nature or outside the scope of the normal duties of the Security Agent; or

(ii)	the appropriate amount of any additional remuneration,

(iii)	the dispute will be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Security Agent and approved by the Company.

(c)	If the Company does not approve the investment bank selected by the Security Agent, the dispute will be determined by an investment bank nominated (on application by the Security Agent) by the President for the time being of the Law Society of England and Wales.

(d)	The Company must pay the costs of nomination and of the investment bank.

(e)	The determination of any investment bank will be final and binding on the Parties.

27.	AMENDMENTS AND WAIVERS

27.1	Procedure

(a)	Except as provided in this Clause, any term of the Finance Documents may be amended or waived with the agreement of the Company and the Majority Lenders. The Facility Agent may effect, on behalf of any Finance Party, an amendment or waiver allowed under this Clause.

(b)	The Facility Agent must promptly notify the other Parties of any amendment or waiver effected by it under paragraph (a) above. Any such amendment or waiver is binding on all the Parties.

(c)	Each Obligor agrees to any amendment or waiver allowed by this Clause which is agreed to by the Company. This includes any amendment or waiver which would, but for this paragraph, require the consent of each Guarantor if the guarantee under the Finance Documents is to remain in full force and effect.

27.2	Exceptions

(a)	An amendment or waiver which relates to:

(i)	the definition of Majority Lenders in Clause 1.1 (Definitions);

(ii)	an extension of the date of payment of any amount to a Lender under the Finance Documents other than under Clauses 7.4 (Mandatory prepayment - disposals) or 7.5 (Mandatory prepayment - Excess Cashflow);

(iii)	a reduction in the Margin or a reduction in the amount of or change in the currency of any payment of principal, interest, fee or other amount payable to a Lender under the Finance Documents other than under Clauses 7.4 (Mandatory prepayment - disposals) or 7.5 (Mandatory prepayment - Excess Cashflow));

(iv)	an increase in, or an extension of, a Commitment or the Total Commitments;

(v)	a release of an Obligor other than in accordance with the terms of this Agreement or a Subordination Agreement;

(vi)	a release of any Security Document other than in accordance with the terms of this Agreement and a Subordination Agreement;

(vii)	a term of a Finance Document which expressly requires the consent of each Lender;

(viii)	the right of a Lender to assign or transfer its rights or obligations under the Finance Documents;

(ix)	the ranking or subordination provided for in a Subordination Agreement; or

(x)	this Clause,

may only be made with the consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of an Agent may only be made with the consent of that Agent.

(c)	A Fee Letter may be amended or waived with the agreement of the Agent that is a party to that Fee Letter and the Company.

27.3	Change of currency

If a change in any currency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), the Finance Documents will be amended to the extent the Facility Agent (acting reasonably and after consultation with the Company) determines is necessary to reflect the change.

27.4	Waivers and remedies cumulative

The rights of each Finance Party under the Finance Documents:

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any right is not a waiver of that right.

28.	CHANGES TO THE PARTIES

28.1	Assignments and transfers by Obligors

No Obligor may assign or transfer any of its rights and obligations under the Finance Documents without the prior consent of all the Lenders.

28.2	Assignments and transfers by Lenders

(a)	A Lender (the Existing Lender) may, subject to the following provisions of this Subclause, at any time assign or transfer (including by way of novation) any of its rights and obligations under this Agreement to any other bank or financial institution or to a trust or fund or other person which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender) provided that it shall at the same time assign or transfer to the New Lender a proportionate share of its rights and obligations (in its capacity as Lender) under or in connection with the other Finance Documents.

(b)	The Facility Agent is not obliged to execute a Transfer Certificate or otherwise give effect to an assignment or transfer until it has completed all know your customer requirements to its satisfaction. The Facility Agent must promptly notify the Existing Lender and the New Lender if there are any such requirements.

(c)	A transfer of obligations will be effective only if the obligations are novated in accordance with the provisions of Subclause 28.3.

(d)	Unless the Facility Agent otherwise agrees, the New Lender must pay to the Facility Agent for its own account, on or before the date any assignment or transfer occurs, a fee of USD1,000.

(e)	Any reference in this Agreement to a Lender includes a New Lender but excludes a Lender if no amount is or may be owed to or by it under this Agreement.

(f)	Notwithstanding any other provisions of this Clause, a Lender may sub-participate or sub-contract all or any part of its obligations under this Agreement.

28.3	Procedure for transfer by novation

(a)	In this Clause:

Transfer Date means, for a Transfer Certificate, the later of:

(i)	the proposed Transfer Date specified in that Transfer Certificate; and

(ii)	the date on which the Facility Agent executes that Transfer Certificate.

(b)	A novation is effected if:

(i)	the Existing Lender and the New Lender deliver to the Facility Agent a duly completed Transfer Certificate; and

(ii)	the Facility Agent executes it.

The Facility Agent must execute as soon as reasonably practicable a Transfer Certificate delivered to it and which appears on its face to be in order.

(c)	Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to execute any duly completed Transfer Certificate on its behalf.

(d)	On the Transfer Date:

(i)	the New Lender will assume the rights and obligations of the Existing Lender expressed to be the subject of the novation in the Transfer Certificate in substitution for the Existing Lender;

(ii)	the Existing Lender will be released from those obligations and cease to have those rights; and

(iii)	the New Lender will become a party to this Agreement as a Lender.

(e)	The Facility Agent must, as soon as reasonably practicable after it has executed a Transfer Certificate, send a copy of that Transfer Certificate to the Company.

28.4	Limitation of responsibility of Existing Lender

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the financial condition of any Obligor;

(ii)	the legality, validity, effectiveness, enforceability, adequacy, accuracy, completeness or performance of:

(A)	any Finance Document or any other document;

(B)	any statement or information (whether written or oral) made in or supplied in connection with any Finance Document; or

(C)	any observance by any Obligor of its obligations under any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each Obligor and its related entities and the nature and extent of any recourse against any Party or its assets) in connection with its participation in this Agreement;

(ii)	has not relied exclusively on any information supplied to it by the Existing Lender in connection with any Finance Document; and

(iii)	is a person whose ordinary business includes participation in syndicated facilities of this type.

(c)	Nothing in any Finance Document requires an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause; or

(ii)	support any losses incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under any Finance Document or otherwise.

28.5	Costs resulting from change of Lender or Facility Office

If:

(a)	a Lender assigns or transfers any of its rights and obligations under the Finance Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs and as a result of the assignment, transfer or change, an Obligor would be or become obliged to pay a Tax Payment or an Increased Cost, then, unless the assignment, transfer or change is made by a Lender in order to mitigate any circumstances giving rise to the Tax Payment, Increased Cost or a right to be prepaid and/or cancelled by reason of illegality, the Obligor need only pay that Tax Payment or Increased Cost to the same extent that it would have been obliged to if no assignment, transfer or change had occurred.

28.6	Additional Guarantors

(a)	If the accession of an Additional Guarantor requires any Finance Party to carry out know your customer requirements in circumstances where the necessary information is not already available to it, the Company must promptly on request by any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of all applicable know your customer requirements.

(b)	The Company must ensure that any person required under this Agreement to become a Guarantor supplies to the Facility Agent all of the documents and evidence set out in Part 3 (Additional Guarantor) of Schedule 2 (Conditions precedent documents) in form and substance satisfactory to it.

(c)	The relevant Subsidiary will become an Additional Guarantor on the date of the Accession Agreement executed by it.

(d)	The Company must comply with its obligations under Clause 19.29(b) (Guarantees) within 14 days of the relevant person becoming a Subsidiary or, if Clause 19.29(c) (Guarantees) applies, it ceasing to be unlawful or result in personal liability for the relevant person’s directors or other management for that person to become a Guarantor.

(e)	Delivery of an Accession Agreement, executed by the relevant Subsidiary and the Company, to the Facility Agent constitutes confirmation by that Subsidiary and the Company that the Repeating Representations are then correct.

(f)	Each member of the Group must promptly give the Facility Agent all assistance it reasonably requires in relation to the guarantees and security to be granted pursuant to this Agreement including promptly answering all reasonable questions and requisitions of the Facility Agent and its advisors in relation to the assets of the Group.

28.7	Changes to the Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent must (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

28.8	Affiliates of Lenders

(a)	Each Lender may fulfil its obligations in respect of any Loan through an Affiliate if:

(i)	the relevant Affiliate is specified in this Agreement as a Lender or becomes a Lender by means of a Transfer Certificate in accordance with this Agreement; and

(ii)	the Loan in which that Affiliate will participate are specified in this Agreement or in a notice given by that Lender to the Facility Agent and the Company.

In this event, the Lender and the Affiliate will participate in that Loan in the manner provided for in subparagraph (ii) above.

(b)	If paragraph (a) applies, the Lender and its Affiliate will be treated as having a single Commitment and a single vote, but, for all other purposes, will be treated as separate Lenders.

29.	DISCLOSURE OF CONFIDENTIAL INFORMATION

(a)	Each Lender acknowledges that members of the Group are indirect subsidiaries of a publicly-traded company and that it will be receiving (and has the right hereunder to receive) material non-public information the confidentiality of which must be maintained. Accordingly, each Lender agrees to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed:

(i)	on a “need-to-know” basis only, to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential),

(ii)	to the extent requested by any regulatory authority purporting to have jurisdiction over it,

(iii)	to the extent required by any governmental rule or by any subpoena or similar legal process,

(iv)	to any other party hereto,

(v)	in connection with the exercise of any remedies under any Finance Document or any action or proceeding relating to any Finance Document or the enforcement of rights thereunder,

(vi)	subject to an agreement containing provisions substantially the same as those of this Clause 29, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement,

(vii)	with the consent of the Borrower, or

(viii)	to the extent such Confidential Information,

(A)	becomes publicly available other than as a result of a breach of this Clause 29 or

(B)	becomes available to Lender or its respective Affiliates on a non-confidential basis from a source other than an Obligor.

(b)	For purposes of this Clause 29, Confidential Information means all information received from any member of the Merix Group, other than any such information that is available on a non-confidential basis prior to disclosure by a member of the Merix Group.

(c)	This Clause supersedes any previous confidentiality undertaking given by a Finance Party in connection with this Agreement prior to it becoming a Party.

30.	SET-OFF

A Finance Party may set off any matured obligation owed to it by an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. A Finance Party may also at any time after the occurrence of a Default combine or consolidate accounts held with it by any Obligor.

31.	PRO RATA SHARING

31.1	Redistribution

If any amount owing by an Obligor under any of the Finance Documents to a Finance Party (the recovering Finance Party) is discharged by payment, set-off or any other manner other than in accordance with this Agreement (a recovery), then:

(a)	the recovering Finance Party must, within three Business Days, supply details of the recovery to the Facility Agent;

(b)	the Facility Agent must calculate whether the recovery is in excess of the amount which the recovering Finance Party would have received if the recovery had been received by the Facility Agent under this Agreement; and

(c)	the recovering Finance Party must pay to the Facility Agent an amount equal to the excess (the redistribution).

31.2	Effect of redistribution

(a)	The Facility Agent must treat a redistribution as if it were a payment by the relevant Obligor under this Agreement and distribute it among the Finance Parties, other than the recovering Finance Party, accordingly.

(b)	When the Facility Agent makes a distribution under paragraph (a) above, the recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in that redistribution.

(c)	If and to the extent that the recovering Finance Party is not able to rely on any rights of subrogation under paragraph (b) above, the relevant Obligor will owe the recovering Finance Party a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

(d)	If:

(i)	a recovering Finance Party must subsequently return a recovery, or an amount measured by reference to a recovery, to an Obligor; and

(ii)	the recovering Finance Party has paid a redistribution in relation to that recovery,

each Finance Party must reimburse the recovering Finance Party all or the appropriate portion of the redistribution paid to that Finance Party, together with interest for the period while it held the redistribution. In this event, the subrogation in paragraph (b) above will operate in reverse to the extent of the reimbursement.

31.3	Exceptions

Notwithstanding any other term of this Clause, a recovering Finance Party need not pay a redistribution to the extent that:

(a)	it would not, after the payment, have a valid claim against the relevant Obligor in the amount of the redistribution; or

(b)	it would be sharing with another Finance Party any amount which the recovering Finance Party has received or recovered as a result of legal or arbitration proceedings, where:

(i)	the recovering Finance Party notified the Facility Agent of those proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those proceedings but did not do so or did not take separate legal or arbitration proceedings as soon as reasonably practicable after receiving notice of them.

32.	SEVERABILITY

If a term of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any jurisdiction in relation to any party to that Finance Document, that will not affect:

(a)	in respect of such party the legality, validity or enforceability in that jurisdiction of any other term of the Finance Documents;

(b)	in respect of any other party to such Finance Document the legality, validity or enforceability in that jurisdiction of that or any other term of the Finance Documents; or

(c)	in respect of any party to such Finance Document the legality, validity or enforceability in other jurisdictions of that or any other term of the Finance Documents.

33.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

34.	NOTICES

34.1	In writing

(a)	Any communication in connection with a Finance Document must be in writing and, unless otherwise stated, may be given:

(i)	in person, by post or fax; or

(ii)	to the extent agreed by the Parties, by e-mail or other electronic communication.

(b)	For the purpose of the Finance Documents, an electronic communication will be treated as being in writing and a document.

(c)	Unless it is agreed to the contrary, any consent or agreement required under a Finance Document must be given in writing.

34.2	Contact details

(a)	Except as provided below, the contact details of each Party for all communications in connection with the Finance Documents are those notified by that Party for this purpose to the Facility Agent on or before the date it becomes a Party.

(b)	The contact details of the Borrower for this purpose are:

Address:	c/o Merix Corporation
1521 Poplar Lane, Forest Grove
Oregon, 97116
United States of America
Fax number:	+1 503 357 1504
Attention:	Chief Financial Officer

with copies to:	Perkins Coie LLP
1120 N.W. Couch Street
Tenth Floor
Portland, Oregon 97209-4128
Attention: George K. Fogg
Telephone No.: (503) 727-2022
Telecopy No.: (503) 346-2022

Merix Caymans Trading Company Limited
2 Chun Yat Street
Tseung Kwan O Industrial Estate
Tseung Kwan O, Kowloon
Hong Kong
Attention: Chief Financial Officer

(c)	The contact details of the Company for this purpose are:

Address:	c/o Merix Corporation
1521 Poplar Lane, Forest Grove
Oregon, 97116
United States of America
Fax number:	+1 503 357 1504
Attention:	Chief Financial Officer

with a copy to the Borrower.

(d)	The contact details of the Facility Agent for this purpose are:

Address:	11/F., Standard Chartered Tower
388 Kwun Tong Road
Kwun Tong, Kowloon
Hong Kong
Fax number:	(852) 2810 0180
E-mail:	jacky.cp.chan@hk.standardchartered.com
Attention:	Loans & Agency

(e)	Any Party may change its contact details by giving five Business Days’ notice to the Facility Agent or (in the case of the Facility Agent) to the other Parties.

(f)	Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

34.3	Effectiveness

(a)	Except as provided below, any communication in connection with a Finance Document will be deemed to be given as follows:

(i)	if delivered in person, at the time of delivery;

(ii)	if posted, five days after being deposited in the post, postage prepaid, in a correctly addressed envelope;

(iii)	if by fax, when received in legible form;

(iv)	if by e-mail or any other electronic communication, when received in legible form; and

(v)	if by posting to an electronic website, at the later of the time of posting or (if the relevant recipient did not at such time have access to such website) the time at which such recipient is given access or the date on which recipient is notified by sender that such a posting has been made.

(b)	A communication given under paragraph (a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

(c)	A communication to the Facility Agent will only be effective on actual receipt by it.

34.4	Obligors

(a)	All communications under the Finance Documents to or from an Obligor must be sent through the Facility Agent.

(b)	All communications under the Finance Documents to or from an Obligor (other than the Company) must be sent through the Company.

(c)	Each Obligor (other than the Company) irrevocably appoints the Company to act as its agent:

(i)	to give and receive all communications under the Finance Documents;

(ii)	to supply all information concerning itself to any Finance Party; and

(iii)	to sign all documents under or in connection with the Finance Documents.

(d)	Any communication given to the Company in connection with a Finance Document will be deemed to have been given also to the other Obligors.

(e)	Each Finance Party may assume that any communication made by the Company is made with the consent of each other Obligor.

34.5	Use of websites

(a)	Except as provided below, the Company may deliver any information under this Agreement to a Lender by posting it on to an electronic website if:

(i)	the Facility Agent and the Lender agree;

(ii)	the Company and the Facility Agent designate an electronic website for this purpose;

(iii)	the Company notifies the Facility Agent of the address of and password for the website; and

(iv)	the information posted is in a format agreed between the Company and the Facility Agent.

The Facility Agent must supply each relevant Lender with the address of and password for the website.

(b)	Notwithstanding the above, the Company must supply to the Facility Agent in paper form a copy of any information posted on the website together with sufficient copies for:

(i)	any Lender not agreeing to receive information via the website; and

(ii)	within 10 Business Days of request any other Lender, if that Lender so requests.

(c)	The Company must, promptly upon becoming aware of its occurrence, notify the Facility Agent if:

(i)	the website cannot be accessed;

(ii)	the website or any information on the website is infected by any electronic virus or similar software;

(iii)	the password for the website is changed; or

(iv)	any information to be supplied under this Agreement is posted on the website or amended after being posted.

If the circumstances in sub-paragraphs (i) or (ii) above occur, the Company must supply any information required under this Agreement in paper form until the Facility Agent is satisfied that the circumstances giving rise to the notification are no longer continuing.

34.6	Personal Liability

If an individual signs a certificate on behalf of any Party and the certificate proves to be incorrect, the individual will incur no personal liability as a result, unless the individual acted fraudulently or recklessly in giving the certificate. In this case any liability of the individual will be determined in accordance with applicable law.

35.	LANGUAGE

(a)	Any notice given in connection with a Finance Document must be in English.

(b)	Any other document provided in connection with a Finance Document must be:

(i)	in English; or

(ii)	(unless the Facility Agent otherwise agrees) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.

36.	GOVERNING LAW

This Agreement is governed by English law.

37.	ENFORCEMENT

37.1	Jurisdiction

(a)	The English courts have exclusive jurisdiction to settle any dispute in connection with any Finance Document.

(b)	The English courts are the most appropriate and convenient courts to settle any such dispute in connection with any Finance Document. Each Obligor agrees not to argue to the contrary and waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with any Finance Document.

(c)	This Clause is for the benefit of the Finance Parties only. To the extent allowed by law, a Finance Party may take:

(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.

(d)	References in this Clause to a dispute in connection with a Finance Document include any dispute as to the existence, validity or termination of that Finance Document.

37.2	Service of process

(a)	Each Obligor not incorporated in England and Wales irrevocably appoints Merix UK Limited as its agent under the Finance Documents for service of process in any proceedings before the English courts in connection with any Finance Document.

(b)	If any person appointed as process agent under this Clause is unable for any reason to so act, the Company (on behalf of all the Obligors) must immediately (and in any event within 30 days of such event taking place) appoint another process agent on terms acceptable to the Facility Agent. Failing this, the Facility Agent may appoint another process agent for this purpose.

(c)	Each Obligor agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(d)	This Subclause does not affect any other method of service allowed by law.

37.3	Waiver of immunity

Each Obligor irrevocably and unconditionally:

(a)	agrees not to claim any immunity from proceedings brought by a Finance Party against it in relation to a Finance Document and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waives all rights of immunity in respect of it or its assets.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

ORIGINAL PARTIES

PART 1

ORIGINAL OBLIGORS

Name of Original Borrower	Registration number (or equivalent, if any)
Merix Caymans Trading Company Limited	CT-152271
Name of Original Guarantor	Registration number (or equivalent, if any)
Merix Caymans Holding Company Limited	CT-153771

Merix Caymans Trading Company Limited	CT-152271

Merix Singapore Sales Pte. Ltd.	200510457M

Merix Manufacturing (Hong Kong) Limited	981407

Merix UK Limited	5472864

PART 2

ORIGINAL LENDERS

	Name of Original Lenders	Term Loan Commitments	Revolving Credit Commitment
		(USD)	(USD)
1.	Banca Nazionale del Lavoro S.p.A., Hong Kong Branch	2,166,667	433,333
2.	CITIC Ka Wah Bank Limited	1,500,000	300,000
3.	Commerz (East Asia) Limited	2,166,667	433,333
4.	DBS Bank Ltd.	833,333	166,667
5.	IKB Deutsche Industriebank AG	833,333	166,667
6.	JPMorgan Chase Bank, N.A.	1,666,667	333,333
7.	KBC Bank N.V.	1,500,000	300,000
8.	Lehman Brothers Commercial Corporation Asia Limited	1,666,667	333,333
9.	Malayan Banking Berhad	1,500,000	300,000
10.	Rabobank International Hong Kong Branch	1,666,667	333,333
11.	Standard Chartered Bank (Hong Kong) Limited	2,833,333	566,667
12.	Sumitomo Mitsui Banking Corporation	833,333	166,667
13.	The Bank of Nova Scotia	2,166,667	433,333
14.	UFJ Bank Limited	1,500,000	300,000
15.	United Overseas Bank Limited, Hong Kong	2,166,667	433,333

		25,000,000	5,000,000

SCHEDULE 2

CONDITIONS PRECEDENT DOCUMENTS

PART 1

TO BE DELIVERED BEFORE THE FIRST UTILISATION

Original Obligors

1.	A copy of the constitutional documents of each Original Obligor.

2.	A copy of a resolution of the board of directors of each Original Obligor approving the terms of, the transactions contemplated by, and the execution, delivery and performance of the Finance Documents.

3.	A specimen of the signature of each person authorised on behalf of an Original Obligor to execute or witness the execution of any Finance Document or to sign or send any document or notice in connection with any Finance Document.

4.	In the case of each Original Guarantor (other than the Company), a copy of a resolution signed by the Borrower as the sole holder of the issued or allotted shares in that Original Guarantor approving the terms of, the transactions contemplated by, and the execution, delivery and performance of the Finance Documents.

5.	In the case of each Original Guarantor (other than the Company), a copy of a resolution of the board of directors of the Borrower, being the sole shareholder in that Original Guarantor, approving the terms of the resolution referred to in paragraph 4 above.

6.	A certificate of an authorised signatory of the Company:

(a)	confirming that utilisation of the Total Commitments in full will not breach any limit binding on any Original Obligor; and

(b)	certifying that each copy document specified in this Part 1 of Schedule 2 is correct and complete and that the original of each of those documents is in full force and effect and has not been amended or superseded as at the Closing Date.

7.	Evidence that each agent of the relevant Original Obligor under the Finance Documents for service of process in England, Singapore and Hong Kong has accepted its appointment.

8.	Evidence that the procedure contemplated by sections 47E-48 of the Companies Ordinance of Hong Kong by Eastern Pacific Circuits Investments Limited has been completed including a copy of its board resolutions, a copy of Form SC7 signed by a majority of its directors and to be filed with the Companies Registry of Hong Kong and a copy of its register of directors and shareholders.

Acquisition Documents

9.	A certified copy of each Acquisition Document duly executed by all parties to it.

10.	A certified copy of the Seller Loan Note Instrument, duly executed by each of the parties to it.

Finance Documents

11.	Originals of each of the following Finance Documents duly executed by each of the parties to it:

(a)	this Agreement;

(b)	the Fee Letter;

(c)	each Subordination Agreement;

(d)	the Merix Letter of Support;

(e)	each Security Document identified in Schedule 5 (Security Documents) as having to be in effect on the Closing Date; and

(f)	the Lomber Equity Pledge and the Dongguan Equity Pledge executed by each of the parties to it;

(g)	a certificate of an authorised signatory of the Company that it will procure that EPC Lomber and EPC Dongguan ratify the signing to the Lomber Equity Pledge and the Dongguan Equity Pledge (as referred to in Schedule 5 (Security Documents)) respectively as soon as practicable and in any event within twenty-one days after Closing;

(h)	Any other document which the Company and the Facility Agent designate as a Finance Document prior to the Closing Date.

Security

12.	A copy of all notices required to be sent and other documents required to be executed under the Security Documents identified in Schedule 5 (Security Documents) as having to be in effect on the Closing Date, together with acknowledgements of such notices where applicable.

13.	All other documents, share certificates, title documents and consents required under the Security Documents at that time or otherwise relating to assets charged by the Security Documents identified in Schedule 5 (Security Documents) as having to be in effect on the Closing Date.

Legal opinions

14.	A legal opinion of Allen & Overy, legal advisers as to matters of English law to the Finance Parties, addressed to the Finance Parties.

15.	Legal opinions of counsel approved by the Facility Agent in respect of the laws of the jurisdiction in which each Original Obligor is incorporated and, if different, in respect of the laws governing each Security Document, addressed to the Finance Parties.

Other documents and evidence

16.	An original of an amendment letter in relation to the Capex Facility Agreement, duly executed by all parties to it.

17.	A copy of the Closing Confirmation Notice executed by all parties to it.

18.	A copy of the executed service contracts for each Executive Officer.

19.	Evidence that all fees and expenses (including legal fees of the Agents) then due and payable by the Company and the Borrower under this Agreement have been or will be paid on or before the first Utilisation Date.

20.	A copy of any other authorisation or other document, opinion or assurance which the Facility Agent notifies the Company is necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, any Finance Document or for the validity and enforceability of any Finance Document.

21.	Copies of such documents as each of the Lenders may reasonably require to comply with their know your customer requirements.

Additional Guarantor

22.	The Accession Agreement duly executed by Eastern Pacific Circuits Investments Limited.

23.	The further documentation referred to in Part 3 of this Schedule in respect of Eastern Pacific Circuits Investments Limited as an Additional Guarantor and Obligor.

PART 2

TO BE DELIVERED BEFORE SECOND UTILISATION

1.	A copy of the constitutional documents of Eastern Pacific Circuits Investments (Singapore) Pte. Ltd., to be renamed as Merix Holding (Singapore) Pte. Ltd. (Merix Holding Singapore).

2.	A copy of a resolution of the board of directors of Merix Holding Singapore approving the terms of, the transactions contemplated by, and the execution, delivery and performance of the Finance Documents to which it is a party.

3.	A specimen of the signature of each person authorised on behalf of Merix Holding Singapore to execute or witness the execution of any Finance Document or to sign or send any document or notice in connection with any Finance Document.

4.	A copy of a resolution signed by the Borrower as the sole holder of the issued or allotted shares in Merix Holding Singapore approving the terms of, the transactions contemplated by, and the execution, delivery and performance of the Finance Documents.

5.	A copy of a resolution of the board of directors of the Borrower, being the sole shareholder in Merix Holding Singapore , approving the terms of the resolution referred to in paragraph 4 above.

6.	A certificate of an authorised signatory of Merix Holding Singapore:

(a)	confirming that utilisation of the Total Commitments in full will not breach any limit binding on it; and

(b)	certifying that each copy document specified in this Part 2 of Schedule 2 is correct and complete and that the original of each of those documents is in full force and effect and has not been amended or superseded as at the second Utilisation Date.

7.	Evidence that the agent of Merix Holding Singapore under the Finance Documents for service of process in England has accepted its appointment.

8.	Evidence that Merix Holding Singapore has completed the whitewash procedure for financial assistance in accordance with section 76 of the Companies Act of Singapore.

9.	An original of each of the following documents duly executed by each party to it:

(a)	an Accession Agreement entered into by Merix Holding Singapore;

(b)	the further documentation referred to in Part 3 of this Schedule in respect of Merix Holding Singapore as an Additional Guarantor and Obligor; and

(c)	each Security Document identified in Schedule 5 (Security Documents) as having to be in effect within 180 days of this Agreement (the Second Drawdown Security Documents).

10.	A copy of all notices required to be sent and other documents required to be executed under each of the Second Drawdown Security Documents, together with acknowledgements of such notices where applicable.

11.	All other documents, share certificates, title documents and consents required under the Security Documents at that time or otherwise relating to assets charged by each of the Second Drawdown Security Documents.

12.	Evidence that each Second Drawdown Security Document has been, where required, registered or approved by the relevant governmental authorities or otherwise perfected.

13.	Legal opinions of counsel approved by the Facility Agent in respect of the laws of Singapore and, if different, in respect of the laws governing each Finance Document to which Merix Holding Singapore is a party, addressed to the Finance Parties.

14.	Evidence that all expenses due and payable from the Company under this Agreement in respect of the Finance Documents to which Merix Holding Singapore is a party have been paid.

15.	A copy of any other authorisation or other document, opinion or assurance which the Facility Agent notifies the Company is necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, the Finance Documents or for the validity and enforceability of any Finance Document.

PART 3

TO BE DELIVERED IN RESPECT OF AN ADDITIONAL GUARANTOR

Additional Guarantors

1.	An Accession Agreement, duly executed by the Company and the Additional Guarantor.

2.	Security Document(s) over its assets, duly executed by the Additional Guarantor.

3.	A copy of the constitutional documents of the Additional Guarantor.

4.	A copy of a resolution of the board of directors of the Additional Guarantor (or a committee of its board of directors) approving the terms of, the transactions contemplated by, and the execution, delivery and performance of the Accession Agreement and the Finance Documents to which it is acceding.

5.	If applicable, a copy of a resolution of the board of directors of the Additional Guarantor establishing the committee referred to in paragraph 4 above.

6.	A specimen of the signature of each person authorised on behalf of the Additional Guarantor to execute or witness the execution of any Finance Document or to sign or send any document or notice in connection with any Finance Document.

7.	A copy of a resolution, signed by all (or any lower percentage agreed by the Facility Agent) of the holders of the issued or allotted shares in the Additional Guarantor, approving the terms of, the transactions contemplated by, and the execution, delivery and performance of the Accession Agreement and the Finance Documents to which it is acceding.

8.	If applicable, a copy of a resolution of the board of directors of each corporate shareholder in the Additional Guarantor approving the resolution referred to in paragraph 7 above.

9.	A certificate of an authorised signatory of the Additional Guarantor:

(a)	confirming that utilising the Total Commitments in full would not breach any limit binding on it; and

(b)	certifying that each copy document specified in this Part 3 of Schedule 2 is correct and complete and that the original of each of those documents is in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Accession Agreement.

10.	If available, a copy of the latest audited accounts of the Additional Guarantor.

11.	For any Additional Guarantor which is not incorporated under the laws of England and Wales, evidence that its agent under the Finance Documents for service of process in England has accepted its appointment.

Legal opinions

12.	Legal opinions of counsel approved by the Facility Agent in respect of the laws of the jurisdiction of incorporation of the Additional Guarantor (other than Merix Holding HK) and, if different, in respect of the laws governing each Security Document to which the Additional Guarantor is acceding, addressed to the Finance Parties.

Other	documents and evidence

13.	Evidence that all expenses due and payable from the Company under this Agreement in respect of the Accession Agreement have been paid.

14.	A copy of any other authorisation or other document, opinion or assurance which the Facility Agent notifies the Company is necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, the Accession Agreement or for the validity and enforceability of any Finance Document.

PART 4

TO BE DELIVERED IN RESPECT OF ADDITIONAL SECURITY

1.	A copy of the constitutional documents of the relevant Obligor.

2.	A copy of a resolution of the board of directors of the relevant Obligor (or a committee of its board of directors) approving the terms of, the transactions contemplated by, and the execution, delivery and performance of the Security Document.

3.	If applicable, a copy of a resolution of the board of directors of the relevant Obligor establishing the committee referred to in paragraph 3 above.

4.	A specimen of the signature of each person authorised on behalf of the relevant Obligor to execute or witness the execution of the Security Document or to sign or send any document or notice in connection with such Security Document.

5.	A copy of a resolution, signed by all (or any lower percentage agreed by the Facility Agent) of the holders of the Obligor’s issued or allotted shares, approving the execution of the Security Document.

6.	If applicable, a copy of a resolution of the board of directors of each corporate shareholder in the Obligor approving the resolution referred to in paragraph 5 above.

7.	A certificate of an authorised signatory of the relevant Obligor certifying that each copy document specified in Part 4 of this Schedule 2 is correct and complete and that the original of those documents is in full force and effect and has not been amended or superseded as at a date no earlier than the date of the additional Security Document.

8.	A legal opinion of counsel approved by the Facility Agent in respect of the laws of the jurisdiction in which the relevant Obligor is incorporated, and, if different, in respect of the laws governing the additional Security Document, addressed to the Finance Parties.

9.	A copy of all notices required to be sent or other documents required to be executed under the Security Document, together with acknowledgements of such notices where applicable.

10.	All other documents, share certificates, title documents and consents required under the Security Document at that time or otherwise relating to assets charged by the Security Document.

11.	A copy of any other authorisation or other document, opinion or assurance which the Facility Agent notifies the Company is necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, the Security Document or for the validity and enforceability of any Finance Document.

PART 5

FORM OF CLOSING CONFIRMATION NOTICE

Merix/EPC acquisition

1.	Background

Reference is made to the payment direction notice between the parties dated [date] (the Payment Direction Notice).

Terms defined in the Payment Direction Notice have the same meanings when used in this confirmation.

2.	Confirmation

(a)	The Facility Agent acknowledges that it has received all amounts payable to it in accordance with the Payment Direction Notice.

(b)	The Seller and the Purchaser confirm that all conditions precedent to the Acquisition, save for payment of the Initial Consideration which will occur immediately following the execution of this confirmation, have been unconditionally and irrevocably satisfied or waived.

(c)	The Facility Agent confirms that all conditions precedent to drawdown under the Merix Credit Agreement have been unconditionally and irrevocably satisfied or waived.

(d)	Following the execution of this confirmation, the Facility Agent shall apply amounts received in accordance with the Payment Direction Notice as contemplated by the Payment Direction Notice.

We agree to the above.

EASTERN PACIFIC CIRCUITS HOLDINGS LIMITED

MERIX CAYMANS TRADING COMPANY LIMITED

MERIX MANUFACTURING (HONG KONG) LIMITED

MERIX CORPORATION

STANDARD CHARTERED BANK (HONG KONG) LIMITED

in its capacity as Administrative Agent

STANDARD CHARTERED BANK (HONG KONG) LIMITED

in its capacity as Facility Agent

SCHEDULE 3

FORM OF REQUEST

To:	Standard Chartered Bank (Hong Kong) Limited as Facility Agent

From:	Merix Caymans Trading Company Limited

Date:	[ ]

USD30,000,000 Credit Agreement

dated [            ] 2005 (the Agreement)

1.	We refer to the Agreement. This is a Request. Terms defined in the Agreement have the same meaning when used in this Request.

2.	We wish to borrow a Term Loan/Revolving Credit Loan on the following terms:

(a)	Utilisation Date: [ ]

(b)	Amount/currency: [ ]

(c)	Term: [ ].

3.	Our payment instructions are: [ ].

4.	We confirm that each condition precedent under the Agreement which must be satisfied on the date of this Request is so satisfied.

5.	This Request is irrevocable.

By:

Merix Caymans Trading Company Limited

SCHEDULE 4

FORM OF TRANSFER CERTIFICATE

To:	Standard Chartered Bank (Hong Kong) Limited as Facility Agent

From:	[THE EXISTING LENDER] (the Existing Lender) and [THE NEW LENDER] (the New Lender)

Date:	[ ]

Merix Caymans Trading Company Limited - USD30,000,000 Credit Agreement

dated [            ] 2005 (the Agreement)

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning when used in this Transfer Certificate.

2.	The Existing Lender transfers by novation to the New Lender all the rights and obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitments and participations in Loans under the Agreement specified in the schedule to this Transfer Certificate (the Schedule) in accordance with the terms of the Agreement.

3.	The proposed Transfer Date is [ ].

4.	On the Transfer Date the New Lender becomes party to the Agreement as a Lender.

5.	The administrative details of the New Lender for the purposes of the Agreement are set out in the Schedule.

6.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations in respect of this Transfer Certificate contained in the Agreement.

7.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of the Transfer Certificate.

8.	This Transfer Certificate has been [executed and delivered as a deed] [entered into] on the date stated at the beginning of this Transfer Certificate and is governed by English law.

THE SCHEDULE

Rights and obligations to be transferred by novation

[insert relevant details, including applicable Commitment (or part) and participation in Loans]

PART 1

COMMITMENTS

Term Loan Commitments	Revolving Credit Loans Commitments

PART 2

PARTICIPATIONS IN LOANS

Term Loans	Revolving Credit Loans

Administrative details of the New Lender

[insert details of Facility Office, address for notices and payment details etc.]

[EXISTING LENDER]

[NEW LENDER]

The Transfer Date is confirmed by the Facility Agent as [                        ].

FACILITY AGENT

By:

As Facility Agent

and for and on behalf of

each of the parties to the Agreement (other

than the Existing Lender and the New Lender)

Note:	The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender’s interest in security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

SCHEDULE 5

SECURITY DOCUMENTS

Security Document	Description	Time limit to effect security
Master Security Deed	All present and future assets of Merix Caymans Holding Company Limited, Merix Caymans Trading Company Limited, Merix Manufacturing (Hong Kong) Limited, Eastern Pacific Circuits Investments Limited and Merix UK Limited (including its shareholding in any other subsidiaries)	On the Closing Date

Merix Holding Singapore Security Deed	All present and future assets of Eastern Pacific Circuits Investments (Singapore) Pte. Ltd., (to be renamed as Merix Holding (Singapore) Pte. Ltd.)	Within 180 days after the date of this Agreement

Merix Singapore Sales Security Deed	All present and future assets of Merix Singapore Sales Pte. Ltd.	On the Closing Date

Singapore Share Mortgage	All of Merix Caymans Trading Company Limited’s present and future shareholding in Merix Singapore Sales Pte. Ltd. and Eastern Pacific Circuits Investments (Singapore) Pte. Ltd. (to be renamed as Merix Holding (Singapore) Pte. Ltd.)	On the Closing Date

UK Share Mortgage	All of Merix Caymans Trading Company Limited’s present and future shareholding in Merix UK Limited	On the Closing Date

Lomber Equity Pledge	90% equity interest in Lomber (Huizhou) Limited (to be renamed as Merix Lomber Printed Circuits (Huizhou) Limited) owned by Eastern Pacific Circuits Investments Limited	Within 21 days after the date of this Agreement

Dongguan Equity Pledge	85.29% equity interest in EPC (Dongguan) Limited (to be renamed as Merix Printed Circuits (Dongguan) Limited) owned by Eastern Pacific Circuits Investments Limited	Within 21 days after the date of this Agreement

MHY Equity Pledge	95% equity interest in Eastern Pacific Circuits (Huiyang) Limited (to be renamed as Merix Printed Circuits (Huiyang) Limited) owned by Eastern Pacific Circuits Investments (Singapore) Pte. Ltd.	Within 180 days after the date of this Agreement

MHZ Equity Pledge	85% equity interest in Eastern Pacific Circuits (Huizhou) Limited (to be renamed as Merix Printed Circuits (Huizhou) Limited) owned by Eastern Pacific Circuits Investments (Singapore) Pte. Ltd.	Within 180 days after the date of this Agreement

SCHEDULE 6

FORM OF COMPLIANCE CERTIFICATE

To:	Standard Chartered Bank (Hong Kong) Limited as Facility Agent

From:	Merix Caymans Trading Company Limited

Date:	[ ]

USD30,000,000 Credit Agreement

dated [            ] 2005 (the Agreement)

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate.

2.	We confirm that as at [relevant testing date]:

(a)	Consolidated EBITDA was [ ] and Consolidated Total Debt Service was [ ]; therefore, the Fixed Charges Coverage Ratio was [ ] to 1;

(b)	Consolidated Total Borrowings were [ ] and Consolidated EBITDA was [ ]; therefore, the Leverage Ratio was [ ] to 1;

(c)	Consolidated EBITDA was [ ] and Consolidated Total Interest Payable was [ ]; therefore, the Interest Coverage Ratio was [ ] to 1;

(d)	the level of Capital Expenditure was [ ];

(e)	the level of Excess Cashflow was [ ].

3.	We set out below calculations establishing the figures in paragraph 2 above:

[                        ].

4.	We confirm that the following companies were Subsidiaries at [relevant testing date]:

[                        ].

5.	We confirm that as at [relevant testing date] the aggregate amount of Net Proceeds from Recovery Events during the annual Accounting Period of the Company ending [ ] was [ ].

6.	We confirm that no Default is outstanding as at [relevant testing date] or, if it is, the details of the Default and the remedial action proposed or being taken are as follows:

[                        ].

Merix Caymans Trading Company Limited

By:

SCHEDULE 7

FORM OF MARGIN CERTIFICATE

To:	Standard Chartered Bank (Hong Kong) Limited as Facility Agent

From:	Merix Caymans Trading Company Limited

Date:	[ ]

USD30,000,000 Credit Agreement

dated [            ] 2005 (the Agreement)

1.	We refer to the Agreement. This is a Margin Certificate. Terms defined in the Agreement have the same meaning when used in this Margin Certificate.

2.	We confirm that as at [relevant testing date] Consolidated Total Borrowings were [ ] and Consolidated EBITDA was [ ]; therefore, the Leverage Ratio was [ ] to 1.

3.	We confirm that on the basis of the above, the applicable Margin in respect of the Term Loans and the Revolving Credit Loans is [ ] per cent. per annum.

4.	We set out below calculations establishing the figures in paragraph 2 above:

[                        ].

5.	We confirm that no Default or Event of Default is outstanding as at [ ].

SCHEDULE 8

FORM OF ACCESSION AGREEMENT

To:	Standard Chartered Bank (Hong Kong) Limited as Facility Agent

From:	Merix Caymans Trading Company Limited and ADDITIONAL GUARANTOR

Date:	[ ]

USD30,000,000 Credit Agreement

dated [            ] 2005 (the Agreement)

We refer to the Agreement. This is an Accession Agreement. Terms defined in the Agreement have the same meaning when used in this Accession Agreement.

1.	[Name of company] of [address/registered office] agrees to become:

(a)	an Additional Guarantor under the Agreement and to be bound by the terms of the Agreement as an [Additional Guarantor]; and

(b)	a Junior Creditor under the Group Subordination Agreement and to be bound by the terms of the Group Subordination Agreement as a Junior Creditor.

2.	The Repeating Representations are correct on the date of this Accession Agreement.

3.	This Accession Agreement has been executed and delivered as a deed on the date stated at the beginning of this Accession Agreement and is governed by English law.

Executed as a deed by Merix Caymans Trading Company Limited acting by
Director

and
Secretary

Executed as a deed by

[PROPOSED [ADDITIONAL BORROWER AND ]ADDITIONAL GUARANTOR]

Director
and
Secretary

SCHEDULE 9

FORM OF MERIX LETTER OF SUPPORT

To:	The Finance Parties as defined in the Agreement (as defined below)

[DATE]

Dear Sirs

Merix Caymans Trading Company Limited – USD30,000,000 Credit Agreement dated 2005 (the Agreement)

1.	Interpretation

We refer to the Agreement. Capitalised terms defined in the Agreement have the same meaning when used in this letter unless expressly defined in this letter and the provisions of Clause 1.2 (Construction) of the Agreement apply to this letter as though they were set out in full in this letter, except that reference to the Agreement will be construed as references to this letter.

2.	Undertaking

In consideration of the Finance Parties entering into the Agreement, we confirm that, if an Event of Default is outstanding, we will co-operate reasonably with the Finance Parties and Security Agents to facilitate the realisation of any security asset under a Security Document, or the exercise of any right, power or discretion exercisable, by the relevant Security Agent or any of its delegates or sub-delegates in respect of such security assets, including without limitation:

(a)	the execution of transfer or conveyance instruments, documents or agreements;

(b)	the giving of notices or directions; or

(c)	instructing the relevant entity in the Group to take any action referred to in paragraph (a) or (b) above.

3.	Governing law

This letter is governed by English law.

Yours faithfully

For:

MERIX CORPORATION

[DATE]

SCHEDULE 10

FORM OF SELLER LOAN NOTE INSTRUMENT

SUBORDINATED PROMISSORY NOTE

Merix Caymans Trading Company Limited

[28] September 2005

FOR VALUE RECEIVED, Merix Caymans Trading Company Limited, a company incorporated under the laws of the Cayman Islands with its registered office at Century Yard, Cricket Square, Hutchins Drive, P.O. Box 2681 GT, Grand Cayman, British West Indies (the “Company”), unconditionally and irrevocably promises to pay to the order of Eastern Pacific Circuits Holdings Limited (“Seller”) the aggregate of (a) Eleven Million U.S. Dollars (U.S.$11,000,000) and (b) an amount equal to the EBITDA Earnout Consideration (as defined in the SPA, as defined below) (“Principal”), plus interest on the unpaid balance of the Principal from the date hereof at the rate of (i) 7% per annum from the date of this Note to and inclusive of 1 December, 2006, (ii) thereafter 8% per annum to and inclusive of 1 December 2007, and (iii) thereafter 9% per annum until this Note is fully paid as specified below (“Fixed Interest Rate”). The maturity date of this Note is the later of (a) 15 March 2009; and (b) the date that is ten (10) Business Days after the date on which all Relevant Claims are settled (“Maturity Date”).

The Company and the Seller are party to a Seller Subordination Agreement dated on or about the date of this Note with Standard Chartered Bank (Hong Kong) Limited as the security agent under the Credit Agreement (as defined below) (“Seller Subordination Agreement”). The terms of this Note are, where expressly provided for, subject to the terms of the Seller Subordination Agreement.

1.	Purchase Agreement

This is the Note referred to in the Master Sale and Purchase Agreement dated 14 April, 2005 as varied by letter agreements dated 28 July, 2005 and 16 September 2005 and further amended by a Supplemental Agreement dated [28] September, 2005 (“SPA”) between the Seller and Merix Corporation as the Buyer. Capitalised terms used, but not defined, herein shall have the meaning given to them in the SPA.

2.	Subordination to Credit Agreement

(a) The Company is a party to a US$30,000,000 credit agreement dated on or about the date of this Note between (amongst others) the Company and Standard Chartered Bank (Hong Kong) Limited as the security agent (“Credit Agreement”). “Senior Obligations” means all of the liabilities and payment obligations of the Company and its subsidiaries under the Credit Agreement and, subject to paragraph 2(b), all complete and partial refinancings of such liabilities and payment obligations. Notwithstanding any other provision in this Note, all payments hereunder shall be deferred until all the Senior Obligations (actual or contingent) have been paid and discharged in full unless expressly permitted under Clause 4 (Permitted Payments) of the Seller Subordination Agreement.

(b) If the Senior Obligations are refinanced on an arm’s length basis, the parties agree to enter into a subordination agreement with the parties advancing funds for the refinancing on terms similar to those in the Seller Subordination Agreement in respect of and to the extent that the new advances do not exceed the Senior Obligations then outstanding.

3.	Payment

(a) Accrued interest shall be payable in arrears on the first business day of each March, June, September and December beginning 1 December 2006 (each a “Quarterly Payment”) and on the Maturity Date; provided that if the prevailing rate of interest under the Credit Agreement (“Lender Rate”) during the relevant interest period, is less than the Fixed Interest Rate, the interest payment for such period shall be the amount calculated at the Lender Rate and the difference between the accrued interest calculated by reference to the Fixed Interest Rate and the Lender Rate for such period (“Interest Rate Difference”) shall be paid on the Maturity Date. Interest shall accrue on the Interest Rate Difference at the Fixed Interest Rate and the amount of such interest shall be paid on the Maturity Date.

(b) Regardless of the date EBITDA Earnout Consideration is determined, it shall be deemed to have been outstanding from the date of this Note for all interest calculation purposes. Once the EBITDA Earnout Consideration is determined, all accrued and unpaid interest thereon, subject to the interest payment limitations in Section 3(a), shall be paid on the first Quarterly Payment after such determination.

(c) Principal shall be paid in four equal installments of 25% of the Principal each on 1 March 2007, 1 December 2007, 1 December 2008 and 15 March 2009 (each a “Principal Payment”). Each Principal Payment shall be made or deemed satisfied as follows: (i) first, by reduction of the amount due by the amount of the Post Cash Working Capital Shortfall determined pursuant to Clause 6.8 of the SPA not previously applied to satisfaction of Principal; (ii) second, by reduction of the amount due by the amount of settled Relevant Claims not previously applied to the satisfaction of Principal; (iii) third, by suspension of the payment obligation by the amount of asserted, but unsettled, Relevant Claims in the manner provided in Section 4 hereof to the extent that such unsettled Relevant Claims have not previously been applied to the suspension of Principal Payments; and (iv) fourth, by payment in immediately available funds.

(d) If the Company fails to make any Quarterly Payment or Principal Payment or pay any part thereof on its due date, interest on the unpaid amount shall accrue on a day to day basis at the relevant Fixed Interest Rate from but excluding the due date to and including the date of actual payment.

(e) All payments shall be applied to accrued interest and thereafter to principal.

(f) All amounts due hereunder are payable in lawful money of the United States of America.

(g) Principal plus accrued interest may be prepaid at any time without penalty by the Company.

(h) Notwithstanding anything to the contrary contained herein or in the SPA, in no event shall any amount payable by the Company as interest or other charges on this Note exceed the highest lawful rate permissible under any law applicable hereto.

4.	Relevant Claims

If, in accordance with Schedule 4 of the SPA, the Buyer gives the Seller notice of a Relevant Claim, and such Relevant Claim is not settled or otherwise determined by the date of a Principal Payment, the Principal Payment shall be suspended in the manner described in Section 3(c) by an amount equal to such unsettled Relevant Claim (“Amount Claimed”). Upon the settlement or determination of such Relevant Claim , the Principal Payment shall be deemed satisfied to the extent of the amount settled or otherwise determined in respect of such Relevant Claim (the “Settled Amount”), and an amount equal to the Amount Claimed less the Settled Amount, if any, shall be paid to the Seller within ten (10) Business Days of the settlement or determination of such Relevant Claim.

5.	Acceleration

(a) The amounts payable hereunder may be declared immediately due and payable by the Seller if: (a) the Company fails to make any Quarterly Payment when due and such failure to pay continues for five (5) days, (b) the Company fails to make any Principal Payment when due, or (c) the Company or any of its subsidiaries or the Company’s shareholder raises financing other than the Facility (as defined in the Credit Agreement), which in a single transaction or a series of related transactions delivers proceeds in excess of US$50,000,000, or (d) the Company shall have made an assignment for the benefit of creditors or shall have admitted in writing its inability to pay its debts as they become due or consented to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of all or of substantially all of its property; or by order of a court of competent jurisdiction a receiver or liquidator or trustee of the Company or any of its property shall have been appointed and shall not have been discharged within 60 days, or by decree of such a court the Company shall have been adjudicated insolvent and such decree shall have continued undischarged and unstayed for 60 days after the entry thereof; or a petition to reorganize the Company, pursuant to any bankruptcy or similar statute applicable to the Company, shall have been filed against the Company and shall not have been dismissed within 60 days after such filing, or the Company shall have been adjudicated a bankrupt, or shall have filed a petition in voluntary bankruptcy under any provision of any bankruptcy law, or shall have consented to the filing of any bankruptcy or reorganization petition against it under any such law, or shall have filed a petition to reorganize the Company pursuant to any applicable law, provided that the foregoing acceleration right may not be exercised in a manner that causes the outstanding Principal at any time to be less than the prevailing liability cap, as determined in accordance with Part 1 of Schedule 9 of the SPA (the “Retained Amount”). Thereafter, on each date on which the liability cap falls in accordance with Part 1 of Schedule 9 of the SPA, and if Seller has exercised the foregoing acceleration right, the Company shall forthwith pay to the Seller the difference between the Retained Amount and the prevailing liability cap.

(b) Notwithstanding any other provision in this Note, the Seller’s rights under paragraph (a) above may only be exercised in accordance with the Seller Subordination Agreement.

6.	Amendments to the Credit Agreement

(a) Subject to paragraph (b) below, the Company shall not, without the written consent of the Seller agree to any amendment of any term of the Credit Agreement, except for an amendment which:

(i)	is procedural or administrative in nature; or

(ii)	does not result in the Company being subjected to more onerous obligations than those existing at the date hereof or which would otherwise prejudice the Seller’s rights under this Note.

(b)	If:

(i) an Event of Default has been declared (other than in respect of a matter referred to in Clause 20.3(b) (Breach of other obligations) under the Credit Agreement) and is outstanding under the Credit Agreement; or

(ii) an Event of Default has been declared in respect of a matter referred to in Clause 20.3(b) (Breach of other obligations) under the Credit Agreement and the Facility Agent has taken action to accelerate the Senior Obligations in respect of such an Event of Default, the Company may agree to any amendment of any term of the Credit Agreement without the consent of the Seller.

7.	No set-off, counterclaim, deduction or withholding

All sums payable under this Note shall be paid in full without set-off or counterclaiming for any reason and without deduction of or withholding for any taxes, duties levies, imposts or charges of any nature other than as contemplated in paragraphs 3(c), 4 and 5 hereof.

8.	Waiver

The Company hereby waives demand, protest and notice of demand, protest and nonpayment and consent to any and all renewals and extensions of the time of payment under this Note.

9.	Assignability

Neither the Seller nor the Company may assign, transfer, endorse or in any other way alienate any of its rights under this Note whether in whole or in part.

10.	Governing Law and Dispute Resolution

This Note is governed by the laws of the Hong Kong Special Administrative Region of the People’s Republic of China. Any dispute arising under this Note shall be resolved in accordance with Clause 29 of the SPA.

MERIX CAYMANS TRADING COMPANY LIMITED

Name:

Title:

SCHEDULE 11

STRUCTURE MEMORANDUM

1.	BACKGROUND

The purpose of this memorandum is to set out certain details of the Acquisition, including:

(a)	all members of the Group (and all Joint Ventures and minority interests held by any member of the Group);

(b)	descriptions which in all material respects are true, complete and correct of the corporate ownership structure of the Group (including all minority interests in any member of the Group), as it will be immediately after Closing; and

(c)	all loans (of USD100,000 or more) between members of the Group and between any member of the Group and a member of the Merix Group as they will be immediately after Closing.

Terms defined in the credit agreement (Credit Agreement) in respect of the Acquisition between, amongst others, Merix Caymans Holding and Standard Chartered Bank (Hong Kong) Limited as agent have the same meaning when used in this memorandum.

2.	STRUCTURE OF THE GROUP

The parties believe the existing group structure of the Target Group is shown as Appendix 1 (EPC group structure).

The Acquisition Documents provide:

(a)	for the sale and transfer by Eastern Pacific Circuits (HK) Limited of:

(i)	its manufacturing assets to Merix Manufacturing (Hong Kong) Ltd.; and

(ii)	its trading assets to Merix Caymans Trading Company Limited;

(b)	for the sale and transfer by Eastern Pacific Circuits Property Limited of its business to Merix Manufacturing (Hong Kong) Ltd.;

(c)	for the sale and transfer by Eastern Pacific Circuits (Singapore) Pte Ltd of its business to Merix Singapore Sales Pte Ltd.;

(d)	for the sale and transfer by Eastern Pacific Circuits (USA) Corporation of its business to Merix Asia, Inc.;

(e)	for the sale and transfer by Eastern Pacific Circuits (Canada) Limited of its business to Merix Circuits Corp.;

(f)	for the sale and transfer by Eastern Pacific Circuits (UK) Limited of its business to Merix UK Limited;

(g)	for the sale to Merix Caymans Trading Company Limited by Eastern Pacific Circuits Limited of all of the issued share capital of Eastern Pacific Circuits Investments (Singapore) Pte Ltd (to be renamed Merix Holding (Singapore) Pte Ltd); and

(h)	for the sale to Merix Caymans Trading Company Limited by Eastern Pacific Circuits (Cayman) Limited of all of the issued share capital of Eastern Pacific Circuits Investments Limited (to be renamed Merix Holding (Hong Kong) Ltd).

The group structure of the Merix group of companies following the Acquisition is shown as Appendix 2 (Merix group structure).

3.	LOANS

The following lists all loans (of USD100,000 or more) between members of the Group and between any member of the Group and a member of the Merix Group as they will be immediately after Closing:

Merix Corporation will lend Merix Caymans Trading Company Limited at Closing an amount not greater than USD55,000,000.

APPENDIX 1

EPC GROUP STRUCTURE

APPENDIX 2

MERIX GROUP STRUCTURE

SIGNATORIES

Company

MERIX CAYMANS HOLDING COMPANY LIMITED

By:	/s/ Mark Hollinger
Name:	Mark Hollinger
Title:	Director

Borrower

MERIX CAYMANS TRADING COMPANY LIMITED

By:	/s/ Mark Hollinger
Name:	Mark Hollinger
Title:	Director

Original Guarantors

MERIX CAYMANS HOLDING COMPANY LIMITED

By:	/s/ Mark Hollinger
Name:	Mark Hollinger
Title:	Director

i

MERIX CAYMANS TRADING COMPANY LIMITED

By:	/s/ Mark Hollinger
Name:	Mark Hollinger
Title:	Director

MERIX SINGAPORE SALES PTE. LTD

By:	/s/ Mark Hollinger
Name:	Mark Hollinger
Title:	Director

MERIX MANUFACTURING (HONG KONG) LIMITED

By:	/s/ Mark Hollinger
Name:	Mark Hollinger
Title:	Director

MERIX UK LIMITED

By:	/s/ Mark Hollinger
Name:	Mark Hollinger
Title:	Director

Original Lenders

BANCA NAZIONALE DEL LAVORO S.P.A., HONG KONG BRANCH

By:	/s/ Franco Ungaro	/s/ Vincent Yip
Name:	Franco Ungaro	Vincent Yip
Title:	Authorized Signatory	Authorized Signatory

CITIC KA WAH BANK LIMITED

By:	/s/ Henry Ng	/s/ Jack Wong
Name:	Hery Ng	Jack Wong
Title:	Authorized Signatory	Authorized Signatory

COMMEREZBANK ASIA PACIFIC, COMMERZBANK HONG KONG BRANCH

By:	/s/ P.A. Kurtz	/s/ Maggie Tan
Name:	P.A. Kurtz	Maggie Tan
Title:	Authorized Signatory	Authorized Signatory

DEVELOPMENT BANK OF SINGAPORE LIMITED

By:	/s/ Kuik Sam Aik
Name:	Kuik Sam Aik
Title:	Attorney

IKB DEUTSCHE INDUSTRIEBANK AG

By:	/s/ David Kidd
Name:	David Kidd
Title:	Attorney

JP MORGAN CHASE BANK, N.A.

By:	/s/ Anthony John Maher
Name:	Anthony John Maher
Title:	Authorized Signatory

KBC BANK N.V.

By:	/s/ Luc Cools	/s/ Andy Fung
Name:	Luc Cools	Andy Fung
Title:	Authorized Signatory	Authorized Signatory

LEHMAN BROTHERS COMMERCIAL CORPORATION ASIA LIMITED

By:	/s/ Edwin Wong
Name:	Edwin Wong
Title:	Attorney

MALAYAN BANKING BERHAD

By:	/s/ Ong Seet Joon
Name:	Ong Seet Joon
Title:	Attorney

RABOBANK INTERNATIONAL HONG KONG BRANCH

By:	/s/ Stan Lee	/s/ Eric Poon
Name:	Stan Lee	Eric Poon
Title:	Authorized Signatory	Authorized Signatory

STANDARD CHARTERED BANK (HONG KONG) LIMITED

By:	/s/ Andrew Hardaere
Name:	Andrew Hardaere
Title:	Attorney

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ Mitsuhiro Akiyama
Name:	Mitsuhiro Akiyama
Title:	Attorney

v

THE BANK OF NOVA SCOTIA

By:	/s/ Chao Wai Khean
Name:	Chao Wai Khean
Title:	Attorney

UFJ BANK LIMITED

By:	/s/ Hiraishi, Kenichi
Name:	Hiraishi, Kenichi
Title:	Deputy General Manager Authorized Signatory

UNITED OVERSEAS BANK LIMITED, HONG KONG

By:	/s/ Chow Yew Hon
Name:	Chow Yew Hon
Title:	Attorney

Facility Agent

STANDARD CHARTERED BANK (HONG KONG) LIMITED

By:	/s/ Jacky Chen
Name:	Jacky Chen
Title:	Loans & Agency Specialises Authorized Signatory

Security Agent

STANDARD CHARTERED BANK (HONG KONG) LIMITED

By:	/s/ Jacky Chen
Name:	Jacky Chen
Title:	Loans & Agency Specialises Authorized Signatory

Administrative Agent

STANDARD CHARTERED BANK (HONG KONG) LIMITED

By:	/s/ Jacky Chen
Name:	Jacky Chen
Title:	Loans & Agency Specialises Authorized Signatory